Conformed Copy

Exhibit 10.40

Agreement of Lease

111 Chelsea Commerce LP

Landlord

And

WebMD Inc.

Tenant

Premises:	Portion of the Seventh (7th) Floor
111 Eighth Avenue
New York, New York 10011

Dated:	as of June 30, 2004

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Table of Contents

Page No.
Exhibit A:	Floor Plan of the Premises
Exhibit B:	Rules and Regulations
Exhibit C:	Form of Letter of Credit
Exhibit D:	Landlord’s Consulting Professionals
Exhibit E:	Conceptual Plan for Architectural Water Feature
Exhibit F:	List of Approved Contractors
Exhibit G:	Floor Plan of the Storage Space
Exhibit H:	Floor Plan of the Expansion Space
Exhibit I:	Floor Plan of Vacant Portions of the 7th Floor of the Building

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          Agreement of Lease, dated as of June 30, 2004, between 111 Chelsea Commerce LP (“Landlord”), a Delaware limited partnership with an address c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, and WebMD, Inc. (“Tenant”), a Georgia corporation with an address at 669 River Drive, Center Two, Elmwood Park, New Jersey 07407.

W i t n e s s e t h:

          The parties hereto, for themselves, their legal representatives, successors and assigns, covenant and agree as follows.

     ARTICLE 1. Definitions; Interpretation

          Section 1.1 For all purposes of this Lease, the following terms shall have the following meanings:

Additional Rent:	Tenant’s Tax Payment, and any and all other sums, other than Fixed Rent, payable by Tenant under this Lease.

Affiliate:	With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Alterations:	Alterations, installations, improvements, additions or other physical changes (other than decorations, movable fixtures and movable equipment), including the Initial Alterations, in and to the Premises and elsewhere in the Building, made by or on behalf of Tenant prior to and during the Term or any renewal or extension thereof.

Base Rate:	The annual rate of interest publicly announced from time to time by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate”, or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its base rate.

Building:	All the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, renewals, replacements, additions and substitutions thereto, presently known by the address of 111 Eighth Avenue, New York, New York.

Building Systems:	The mechanical, electrical, heating, ventilating, air conditioning, elevator, plumbing, sanitary, fire suppression, life-safety and other service systems of the Building, but not including the portions of such systems installed in the Premises or elsewhere in the Building by or on behalf of Tenant and exclusively serving the Premises.

Business Days:	All days, excluding Saturdays, Sundays, and all days observed by either the State of New York, the United States of America or by the labor unions servicing the Building as legal holidays.

Commencement Date:	The earlier of (a) the Substantial Completion Date (as such term is defined in, and as such date is determined pursuant to the provisions of, Section 5.2, and (b) the date that Tenant or any Tenant Party first occupies any portion of the Premises for business.

Control:	As to any Entity: (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the Ownership Interests of such entity, and (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of Ownership Interests or by contract.

Default Rate:	A rate per annum equal to three (3) percentage points above the Base Rate.

Entity:	A corporation, limited liability company, limited partnership, limited liability partnership, general partnership, business trust, foundation, or any other legal entity in which Ownership Interests may be owned and transferred.

Expiration Date:	The last day of the calendar month in which occurs the tenth (10th) anniversary of the Rent Commencement Date.

Governmental
Authority:	Any of the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now or hereafter existing, having jurisdiction over the Real Property or any portion thereof, or the maintenance, use or occupation thereof, or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

Guarantor:	WebMD Corporation

Guaranty:	Defined in Section 32.5.

HVAC:	Heat, ventilation and air-conditioning.

Hazardous
Materials:	Any substances, materials or wastes regulated by any Governmental Authority and deemed or defined as a “hazardous substance”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, “solid waste”, “hazardous waste” or words of similar import under applicable Laws, including oil and petroleum products, natural or synthetic gas, polychlorinated biphenyls, asbestos in any form, urea formaldehyde, radon gas, or the emission of non-ionizing radiation, microwave radiation or electromagnetic fields at levels in excess of those (if any) specified by any Governmental Authority or which may cause a health hazard or danger to property, or the emission of any form of ionizing radiation.

Initial Alterations:	Defined in Section 5.3.

Landlord Party:	Any of Landlord, any Affiliate of Landlord, Landlord’s managing and leasing agents for the Building, each Mortgagee and Superior Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, advisors, agents and representatives.

Landlord’s Work:	Defined in Section 5.2.

Law or Laws:	All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, including the Americans with Disabilities Act (42 U.S.C. §12,101 et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and of any applicable fire rating bureau, or other body exercising similar functions, of general applicability or affecting the Real Property or the maintenance, use or occupation thereof, or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

Mortgage:	Any mortgage or trust indenture which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee:	Any mortgagee, trustee or other holder of a Mortgage.

Ownership Interests:	As to any Entity, the outstanding voting stock, membership interests, partnership interests or other legal or equitable ownership interests of any kind, however characterized, in such Entity.

Permitted Use:	The use of the Premises by Tenant as administrative and general offices and uses ancillary thereto, including those as more particularly provided in subsection 3.1(b) of this Lease, and, to the extent permitted by the certificate of occupancy for the Building and applicable Laws, and only to the extent that the operation of any Building system or service shall not be materially and adversely affected, (i) as to not more than 10,000 Rentable Square Feet of the Premises, and subject to the provisions of

Section 3.1 and the other applicable provisions of this Lease, as a data center, including, without limitation, for the installation, operation and maintenance of telecommunications switching and transmission equipment and facilities, solely in connection with, and as an incidental part of, the business of Tenant (or any other permitted occupant of the Premises that is an Affiliate of Tenant) being conducted in the balance of the Premises (excluding the Call Center and the Production Studio (as such terms are hereinafter defined)), and only for and on behalf of Tenant and such permitted occupants, and for no other purpose (the “Permitted Data Center”); (ii) as to not more than 5,000 Rentable Square Feet of the Premises, and subject to the provisions of Section 3.1 and the other applicable provisions of this Lease, as a telephone call center solely in connection with, and as an incidental part of, the business of Tenant (or any other permitted occupant of the Premises that is an Affiliate of Tenant) being conducted in the balance of the Premises (excluding the Permitted Data Center and the Production Studio), and only for and on behalf of Tenant and such permitted occupants, and for no other purpose (the “Call Center”); and (iii) as to not more than 5,000 Rentable Square Feet of the Premises, and subject to the provisions of Section 3.1 and the other applicable provisions of this Lease, as an audio or video production and broadcast studio for the recording and broadcasting of audio or video programs solely in connection with, and as an incidental part of, the business of Tenant (or any other permitted occupant of the Premises that is an Affiliate of Tenant) being conducted in the balance of the Premises (excluding the Permitted Data Center and the Call Center), and only for and on behalf of Tenant and such permitted occupants, and for no other purpose (the “Production Studio”).

Person:	Any individual, Entity, estate, trust, unincorporated association, tenancy-in-common, or any Governmental Authority.

Premises:	A portion of the seventh (7th) floor of the Building, as shown on the floor plan attached to this Lease as Exhibit A.

Premises Area:	The Rentable Square Foot area of the Premises, consisting of a total of 92,300 Rentable Square Feet, as the Premises Area may be increased or decreased from time to time pursuant to this Lease.

Real Property:	The Building, together with the plot of land upon which it stands.

Rent:	Collectively, Fixed Rent and Additional Rent.

Rent Abatement
Amount:	Defined in Section 2.3.

Rent
Commencement
Date:	The date that is ten (10) months after the Commencement Date.

Rentable Square
Feet:	The deemed rentable area of the Building or any portion thereof, computed on the basis of the current standard employed by Landlord on the date hereof with respect to the calculation of the deemed Rentable Square Foot area of the Building; provided, however, that in no event shall such deemed Rentable Square Footage constitute or imply any representation or warranty by Landlord as to the actual size of any floor or other portion of the Building, including the Premises.

Rules and
Regulations:	The rules and regulations attached to this Lease as Exhibit B, and such additional rules and regulations as Landlord may adopt from time to time.

Security Deposit:	Defined in Section 32.1.

Substantial
Completion:	As to any construction performed by any party in the Premises, including the Initial Alterations, any other Alterations, or Landlord’s Work, that such work has been completed substantially in accordance with (i) the provisions of this Lease applicable thereto, (ii) the plans and specifications for such work, and (iii) all applicable Laws, except for details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or performance of the Initial Alterations, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises (such details of construction, decoration and mechanical adjustments, if any, being herein referred to as “Punch-List Items”).

Superior Lease:	Any ground or underlying lease of the Real Property or any part thereof, now existing or in the future entered into by Landlord, and all renewals, extensions, supplements, amendments and modifications thereof.

Superior Lessor:	A lessor under a Superior Lease.

Tenant Party:	Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises (except for any subtenant or occupant of the Leaseback Space pursuant to Section 14.4), and their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, subcontractors, suppliers, licensees, invitees, servants, agents or representatives.

Tenant’s Property:	Tenant’s movable fixtures and movable partitions, telephone and other communications equipment, computer systems, furniture, trade fixtures, furnishings, and other items of personal property which are removable without material damage to the Premises or Building.

Term:	The term of this Lease, which shall commence on the Commencement Date and shall expire on the Expiration Date.

Unavoidable Delays:	Defined in Article 24.

          Section 1.2 All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but in the event of any conflict or inconsistency between the provisions of this Lease and the Exhibits, the provisions of this Lease shall control. As used in this Lease: (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law or Law include any rule or regulation issued under the Law and any amendment to the Law, rule or regulation, (c) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”, (d) personal pronouns shall be deemed to include the other genders and the singular to include the plural, (e) all references to notices to be given by or to a party shall, unless otherwise expressly stated, be deemed to refer to written notices, (f) all Article, Section and Exhibit references shall, unless otherwise expressly stated, be deemed references to the Articles, Sections and Exhibits of this Lease, (g) if a party has agreed in this Lease that it will not unreasonably withhold its consent or approval, such consent or approval shall not be unreasonably conditioned or delayed, and (h) whenever a financial obligation is stated to be at a party’s expense, such obligation shall be at such party’s sole cost and expense, unless expressly stated to the contrary. Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:01 a.m. Eastern Time on such stated commencement date and to end at 11:59 p.m. Eastern Time on such stated ending date. The captions and headings used in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.

     ARTICLE 2. Demise, Premises, Term, Rent

          Section 2.1

          (a) Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, at an annual rent (“Fixed Rent”) as follows:

               (i) Two Million Six Hundred Seventy-Six Thousand Seven Hundred and 00/100 Dollars ($2,676,700.00) per annum ($223,058.33 per month) for the period (the “First Rent Period”) commencing on the Commencement Date and ending one day prior to the first (1st) anniversary of the Rent Commencement Date;

               (ii) Two Million Seven Hundred Thirty Thousand Two Hundred Thirty-Four and 00/100 Dollars ($2,730,234.00) per annum ($227,519.50 per month) for the period (the “Second Rent Period”) commencing on the first (1st) anniversary of the

Rent Commencement Date and ending one day prior to the second (2nd) anniversary of the Rent Commencement Date;

               (iii) Two Million Seven Hundred Eighty-Four Thousand Eight Hundred Thirty-Eight and 68/100 Dollars ($2,784,838.68) per annum ($232,069.89 per month) for the period (the “Third Rent Period”) commencing on the second (2nd) anniversary of the Rent Commencement Date and ending one day prior to the third (3rd) anniversary of the Rent Commencement Date;

               (iv) Two Million Eight Hundred Forty Thousand Five Hundred Thirty-Five and 45/100 Dollars ($2,840,535.45) per annum ($236,711.29 per month) for the period (the “Fourth Rent Period”) commencing on the third (3rd) anniversary of the Rent Commencement Date and ending one day prior to the fourth (4th) anniversary of the Rent Commencement Date;

               (v) Two Million Eight Hundred Ninety-Seven Thousand Three Hundred Forty-Six and 16/100 Dollars ($2,897,346.16) per annum ($241,445.51 per month) for the period (the “Fifth Rent Period”) commencing on the fourth (4th) anniversary of the Rent Commencement Date and ending one day prior to the fifth (5th) anniversary of the Rent Commencement Date;

               (vi) Three Million Three Hundred Twenty-Four Thousand Four Hundred Ninety-Three and 09/100 Dollars ($3,324,493.09) per annum ($277,041.09 per month) for the period (the “Sixth Rent Period”) commencing on the fifth (5th) anniversary of the Rent Commencement Date and ending one day prior to the sixth (6th) anniversary of the Rent Commencement Date;

               (vii) Three Million Three Hundred Ninety Thousand Nine Hundred Eighty-Two and 95/100 Dollars ($3,390,982.95) per annum ($282,581.91 per month) for the period (the “Seventh Rent Period”) commencing on the sixth (6th) anniversary of the Rent Commencement Date and ending one day prior to the seventh (7th) anniversary of the Rent Commencement Date;

               (viii) Three Million Four Hundred Fifty-Eight Thousand Eight Hundred Two and 61/100 Dollars ($3,458,802.61) per annum ($288,233.55 per month) for the period (the “Eighth Rent Period”) commencing on the seventh (7th) anniversary of the Rent Commencement Date and ending one day prior to the eighth (8th) anniversary of the Rent Commencement Date;

               (ix) Three Million Five Hundred Twenty-Seven Thousand Nine Hundred Seventy-Eight and 66/100 Dollars ($3,527,978.66) per annum ($293,998.22 per month) for the period (the “Ninth Rent Period”) commencing on the eighth (8th) anniversary of the Rent Commencement Date and ending one day prior to the ninth (9th) anniversary of the Rent Commencement Date; and

               (x) Three Million Five Hundred Ninety-Eight Thousand Five Hundred Thirty-Eight and 23/100 Dollars ($3,598,538.23) per annum ($299,878.19 per month) for the period (the “Tenth Rent Period”) commencing on the ninth (9th) anniversary of the

Rent Commencement Date and ending on the Expiration Date, subject to the provisions of Article 33 below.

          (b) Tenant agrees to pay Fixed Rent to Landlord without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month during the Term, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement (except as expressly provided in this Lease) or deduction whatsoever. Fixed Rent and Additional Rent shall be payable by check drawn on a bank that is a member of the New York Clearinghouse Association, or on any other bank reasonably acceptable to Landlord either having an office in New York City or which is chartered as a national banking association, or by wire transfer of immediately available funds.

          Section 2.2 Notwithstanding anything to the contrary contained herein, upon execution and delivery of this Lease, Tenant shall pay to Landlord the sum of Two Hundred Twenty-Three Thousand Fifty-Eight Dollars and 33/100 ($223,058.33) representing the installment of Fixed Rent for the first (1st) full calendar month of the Term after the Commencement Date. If the date (the “Rent Payment Date”) on which Tenant’s obligation to pay Fixed Rent commences occurs on a date other than the first (1st) day of any calendar month, Tenant shall also pay to Landlord, on the Rent Payment Date, a sum equal to Two Hundred Twenty-Three Thousand Fifty-Eight Dollars and 33/100 ($223,058.33), prorated on a daily basis for the period from the Rent Payment Date to the last day of the month in which the Rent Payment Date occurs, based on the number of calendar days in such month.

          Section 2.3 Notwithstanding anything to the contrary set forth in Section 2.1, so long as no Event of Default in respect of a monetary obligation under this Lease or a material non-monetary obligation under this Lease shall then have occurred and be continuing, Tenant shall have no obligation to pay the first $2,230,583.30 of Fixed Rent payable under this Lease; provided, however, that if at the time Tenant would otherwise be entitled to the abatement of Fixed Rent provided for in this Section, but for the fact that at such time such Event(s) of Default have occurred and are continuing, such abatement shall be reinstated if and when such all of the event(s) that caused such Event(s) of Default are cured, provided Landlord accepts such cure and has not terminated this Lease as a result of any of such Event(s) of Default. Said amount of Fixed Rent is herein referred to as the “Rent Abatement Amount”, and is subject to increase pursuant to the provisions of subsections 5.2(e)(ii) and 8.3(c) below. Nothing contained in this Section 2.3 shall affect Tenant’s obligation to make any other payment under this Lease. For the purposes of this Lease, Tenant shall not be in default under this Lease if, during such time and to the extent, it cannot perform an obligation hereunder solely because Landlord has not performed the Landlord’s CO Obligations (as defined in Section 8.2(b)).

     ARTICLE 3. Use and Occupancy

          Section 3.1 (a) Tenant shall use and occupy the Premises for the Permitted Use during such times that Tenant may elect, and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or which in Landlord’s reasonable judgment would adversely affect, in any material respect (i) any services required to be furnished to any tenant or other occupant of the Building,

(ii) the use and occupancy of any part of the Building by any other tenant or other occupant, or (iii) the exterior appearance or reputation of the Building.

          (b) In connection with and ancillary to the primary use of the Premises for the Permitted Uses, Tenant may, at Tenant’s expense and subject to the provisions of this Lease and applicable Laws, use certain portions of the Premises, for Tenant’s own business requirements only, as a pantry for use solely by Tenant and its invitees, which may contain reheating but not cooking equipment, including items such as a microwave, coffee maker, sink, ice maker, vending machines, tables and chairs, dishwasher, hot water heater and refrigerator. In addition, Tenant may, subject to the provisions of this Lease and applicable Laws, use certain portions of the Premises as (i) private lavatories (including shower facilities), (ii) employee lounges and recreation areas, including exercise rooms or areas, and (iii) the Permitted Data Center. All of the foregoing uses shall be upon and subject to the satisfaction of the following conditions (A) no cooking or other preparation of food (other than the reheating of food by microwave and the preparation of beverages) shall be done in any such pantry, (B) no food or beverages will be kept or served in the Premises in a manner or under any conditions that result in fumes or odors being emitted from, or detectable outside of, the Premises, (C) Tenant will keep such portion or portions of the Premises in a clean and sanitary condition and free of refuse and vermin (including the use of extermination services whenever required), and (D) Tenant will keep the plumbing and sanitary systems and installations serving such portion or portions of the Premises to the points they connect with the main vertical risers and stacks of the Building in a good state of repair and operating condition.

          (c) Tenant shall not directly or indirectly, by operation of law, or otherwise, assign or otherwise transfer its rights to use the Permitted Data Center, the Call Center or the Production Studio, or permit any Person (including a permitted subtenant, except as otherwise expressly provided herein), other than Tenant, to use the Permitted Data Center, the Call Center or the Production Studio. Notwithstanding the foregoing, if pursuant to, and in accordance with, Article 14 of this Lease, (i) this Lease is assigned, then such assignment shall include Tenant’s right to use portions of the Premises for the Permitted Data Center, the Call Center and/or the Production Studio, in accordance with, and subject to, the applicable provisions of this Lease, or (ii) if the Permitted Data Center and/or the Production Studio, together with other portions of the Premises (excluding the Permitted Data Center, the Production Studio and the Call Center), is sublet to any single Person, then such Person shall have the right to use the Permitted Data Center and/or the Production Studio (to the extent same are included in the sublet premises) in accordance with, and subject to the applicable provisions of this Lease, or (iii) if the Call Center, together with at least 20,000 Rentable Square Feet of other portions of the Premises (excluding the Permitted Data Center and the Production Studio), is sublet to any single Person, then such Person shall have the right to use the Call Center in accordance with, and subject to the applicable provisions of this Lease. Tenant acknowledges and agrees that the right to use portions of the Premises for the Permitted Data Center, the Call Center and the Production Studio are granted exclusively for the enjoyment of Tenant and, to the extent expressly provided herein, certain permitted subtenants, and for no other Person.

          (d) To the extent that any insurance premium payable by Landlord is increased as a result of the use, occupancy or operation of any portion of the Premises for the Permitted Data Center, the Call Center or the Production Studio, Tenant shall pay to Landlord, as Additional

Rent, the amount of such increase(s) within thirty (30) days after Landlord’s demand therefor from time to time; provided, however, that if other tenants or other occupants in the Building are also using portions of their premises for or as a Permitted Data Center, a Call Center and/or a Production Studio (or similar uses), and as a result thereof the same insurance premium payable by Landlord is increased, Tenant shall be obligated to pay only a portion of such increase as equitably and reasonably determined by Landlord. If, and to the extent that, Landlord’s insurance policies for the Building will not include, or exclude, liability and damage relating to the such uses, Tenant shall not be permitted to use the Premises for such uses unless Landlord is able, after using commercially reasonable efforts, to obtain such coverage from another reputable insurance company reasonably acceptable to Landlord, in which event Tenant shall pay to Landlord, as Additional Rent, the entire premium for such coverage (in the event such coverage is provided for in an insurance policy that is separate from Landlord’s other insurance policies) or the incremental cost of the premium for such coverage over what Landlord had been previously been paying (as adjusted from time to time over what Landlord would otherwise be paying) (in the event such coverage is provided for in an insurance policy that is not separate from Landlord’s other insurance policies), in either case within thirty (30) days after Landlord’s demand therefor from time to time, subject to the apportionment set forth in the preceding sentence.

          (e) In addition to Rule and Regulation No. 9 of this Lease, Tenant covenants and agrees that at no time shall noise or other sounds (including music, public address systems and advertisements emanating from the Premises or generated or created by the use or occupancy of any portion of the Premises or the conduct or operation of business therein) be audible from outside the Premises (including the portions of the Building outside of the Premises). In connection with the use of a portion of the Premises as the Production Studio or otherwise, under no circumstances shall any business be conducted in, at or from the Premises, or in, at or from any location outside the Premises, which invites, solicits, encourages or entices the general public to visit the Premises, and no production or broadcasting shall be conducted before a live audience.

          Section 3.2 Tenant shall not use or permit the Premises or any part thereof to be used: (a) for the business of printing or other manufacturing of any kind, (b) as a retail branch of a bank or savings and loan association, or as a retail loan company, or as a retail stock broker’s or dealer’s office, (c) for the storage of significant quantities of merchandise, (d) for the distribution, by mail-order, electronically, or otherwise, of merchandise originating at or shipped from the Premises, (e) as a restaurant or bar or for the sale of food or beverages, (f) as a news or cigar stand, (g) as an employment agency, labor union office, school (other than for training programs, for Tenant’s employees and customers only, that are ancillary to Tenant’s Permitted Use), physician’s or dentist’s office, dance or music studio, (h) as a barber shop or beauty salon, (i) for the onsite sale, at retail or otherwise, of any goods or products (Landlord and Tenant agreeing that onsite sales shall include sales of goods and products that are to be shipped from the Premises, but shall not include sales that are solicited from the Premises via broadcasts from the Production Studio, transmissions through the Permitted Data Center, or telephone calls from the Call Center, where the goods or products are shipped from an offsite location), (j) by the United States Government, the City or State of New York, any Governmental Authority, any foreign government, the United Nations or any agency or department of any of the foregoing or any Person having sovereign or diplomatic immunity, (k) for the rendition of on-site medical, dental or other therapeutic or diagnostic services (as opposed to the rendering of advice or other information via a medium that may emanate from the Premises but does not involve the rendition of any services in the Premises), (l) for the conduct of an onsite auction (Landlord and Tenant agreeing that onsite auctions shall include auctions that are held offsite but where the auctioned items are to be shipped from the Premises, but shall not include auctions that are held in the Premises via broadcasts from the Production Studio, transmissions through the Permitted Data Center, or telephone calls from the Call Center, where the auctioned items are shipped from an offsite location), or (m) except for the use of a portion of the Premises for the Permitted Data Center in accordance with, and subject to, the applicable provisions of this Lease, for the installation, operation and maintenance of a data center or any switching, electronic, optronic and transmission equipment and facilities in connection with the operation of a telecommunications, web hosting or colocation business (other than for web hosting that is solely in connection with the business of Tenant (or any other permitted occupant of the Premises that is an Affiliate of Tenant) being conducted in the balance of the Premises (excluding the Permitted Data Center, the Call Center and the Production Studio).

          Section 3.3 Tenant agrees that the value of the Premises and the Building and the reputation of Landlord will be seriously injured if any portion of the Premises is used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant agrees that Tenant will not bring or permit any obscene or pornographic material on or in the Building or the Demised Premises, and shall not permit or conduct any obscene, nude, or semi-nude live performances on or in the Building or the Premises, nor permit the use of any portion of the Building or the Premises for nude modeling, rap sessions, or as a so called rubber goods shops, or as a sex club of any sort, or as a “massage parlor.” Tenant agrees further that Tenant will not permit any of these uses by any Tenant Party. Pornographic material is defined for purposes of this Section as any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity. Obscene material is defined here as it is in New York State Penal Law §235.00.

     ARTICLE 4. Alterations

          Section 4.1 Tenant shall not make any Alterations without Landlord’s prior written consent in each instance in accordance with Section 4.2, other than decorative Alterations within the Premises such as painting, wall coverings, floor coverings, shelving and millwork not permanently affixed to the Premises (collectively, “Decorative Alterations”), as to which Landlord’s consent shall not be required. Landlord’s consent shall be granted or denied in Landlord’s sole discretion; provided, however, that Landlord shall not unreasonably withhold its consent to Alterations proposed to be made by Tenant provided that such Alterations (a) are non-structural and do not, in any material respect, adversely affect the Building Systems or services, (b) are performed only by contractors approved in writing by Landlord as provided in Section 4.2(b), (c) do not adversely affect, in any material respect, any part of the Building other than the Premises, (d) do not adversely affect, in any material respect, any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, and (e) do not require an amendment to the certificate of occupancy for the Building. Landlord hereby approves the conceptual plan described in Exhibit E for the architectural water feature described therein; provided, however, that prior to performing any of the work described in said Exhibit E Tenant shall comply with the applicable requirements of this Article 4 and the other applicable provisions of this Lease, including the submission of detailed plans and specifications therefor in form reasonably satisfactory to Landlord and obtaining Landlord’s written approval thereof in accordance with, and subject to, the applicable provisions of this Lease.

          Section 4.2 (a) Prior to making any Alterations (other than Decorative Alterations), Tenant shall (i) except for Decorative and Minor Alterations (defined in Section 4.2(c)), submit to Landlord, for Landlord’s written approval, detailed plans and specifications therefor in form reasonably satisfactory to Landlord, (ii) if such Alterations require a filing with any Governmental Authority or require the consent of such authority, then such plans and specifications shall (A) be prepared and certified by a registered architect or licensed engineer, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) at its expense, obtain all required permits, approvals and certificates, and (iv) furnish to Landlord duplicate original insurance policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord and its managing agent, and any Superior Lessor and any Mortgagee as to which Tenant has been given notice as additional insureds. Except as otherwise expressly set forth herein, all Alterations shall be performed by Tenant at Tenant’s expense (A) in a good and workmanlike manner using materials of first class quality, (B) in compliance with all Laws, and (C) in accordance with the plans and specifications previously approved by Landlord (where plans and specifications are required hereunder). Tenant shall at its expense obtain all approvals, consents and permits from every Governmental Authority having or claiming jurisdiction prior to, during and upon completion of any Alterations. Tenant shall promptly reimburse Landlord, as Additional Rent within thirty (30) days after demand, for any and all actual out-of-pocket costs and expenses incurred by Landlord (without markup) in connection with Landlord’s review of Tenant’s plans and specifications for any such Alteration.

          (b) Landlord shall not unreasonably withhold, or delay for more than five (5) Business Days, its approval of the contractors proposed to be used by Tenant for Alterations, provided that in the case of the fire safety trade, Tenant shall select its contractors and subcontractors from Landlord’s list of approved contractors, which list may be modified by Landlord from time to time. With respect to the Initial Alterations, as of the date of this Lease, the contractors listed on Exhibit F hereto are approved for the corresponding trades set forth on said Exhibit. Landlord may remove any contractor from such list at any time or from time to time, but only in good faith and for cause.

          (c) Notwithstanding the foregoing provisions of this Article 4, and in addition to Decorative Alterations as to which no monetary limit shall apply, Tenant shall be permitted to make minor, non-structural alterations to the Premises (“Minor Alterations”) upon not less than ten (10) days’ prior notice to Landlord, but without the necessity of procuring Landlord’s consent thereto, provided that the estimated cost of each Minor Alteration does not exceed $250,000.00 in any one instance and no submissions to, or approval by, any Governmental Authority is required for such Alteration. The provisions of 4.2(b) shall be applicable to Minor Alterations. At least ten (10) days prior to commencing any Minor Alteration, Tenant shall furnish Landlord with (i) working drawings or plans for such Minor Alteration in sufficient detail to permit Landlord to determine that such Alteration complies with the requirements hereof, and (ii) the names of the contractors proposed to be used by Tenant for such Minor Alteration.

          (d) If in connection with any Alteration, including Initial Alterations, Landlord reasonably determines that noise is likely to be an issue with respect to the Alteration(s) in question, then Tenant, at its sole cost and expense, and otherwise subject to the provisions of this Article, shall install noise suppression materials or equipment with respect to any such Alterations to be made by Tenant, in all cases, to the extent reasonably required by Landlord.

          (e) Prior to Landlord’s approval or disapproval of the plans and specifications for any Alterations, Tenant and its contractors may perform preparatory work in the Premises such as measurements, ductwork and piping sketches, painting, and other non-structural work that would not, if performed separately, require Landlord’s consent under this Article 4; provided, however, that Landlord shall have no liability to Tenant in connection with such preparatory work if Landlord shall disapprove, in accordance with the provisions of this Lease, the plans and specifications for the Alterations to which such preparatory work relates. In addition, prior to the Commencement Date, Tenant or its representative may enter the Premises for the sole purpose of taking measurements at such times that Landlord reasonably determines that the taking of such measurements will not delay or otherwise interfere with the performance of Landlord’s Work, provided that (i) Tenant gives to Landlord prior oral or written notice of Tenant’s desire to so enter the Premises, (ii) Tenant or such representative only enters the Premises accompanied by a representative of Landlord, and (iii) Tenant and/or such representative immediately leaves the Premises if Landlord reasonably determines that such entry is delaying or otherwise interfering with the performance of Landlord’s Work and Landlord or its representative so notifies Tenant and/or its representative orally or in writing.

          (f) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord may accept in Landlord’s sole discretion).

          Section 4.3 (a) All Alterations made by or on behalf of Tenant shall become the property of Landlord on the Expiration Date or sooner termination of this Lease. Landlord may condition its approval of Alterations that differ materially from ordinary office installations, such as kitchen facilities, vaults, shower facilities, raised floors, internal stairways, or slab penetrations, by requiring Tenant to agree in writing to remove such Alterations at the end of the Term as set forth in this Section 4.3 (any such Alterations that Landlord so requires Tenant to agree to remove, “Non-Standard Alterations”). Landlord acknowledges that Alterations by Tenant consisting of supplemental HVAC equipment or pantries not containing cooking equipment (other than microwave ovens) will not constitute Non-Standard Alterations. In addition, Tenant shall have no obligation to remove or restore telephone wiring or computer or data cabling installed by Tenant in the Building, except for the Antenna Equipment (as such term is defined in Section 10.10) and except to the extent provided in Section 10.8. If Landlord does not specify at the time of its approval that an Alteration constitutes a Non-Standard Alteration,

Tenant shall have no obligation to remove such Alteration on the Expiration Date or sooner termination of this Lease. On the Expiration Date or earlier termination of the Term, or in the case of the Antenna Equipment, on the Roof Space Expiration Date (as such term is defined in Section 10.10), (i) Tenant shall remove Tenant’s Property (including the Antenna Equipment, which shall include all of the cabling and electricity, supply and return lines, and the conduits and risers therefor referred to in Section 10.10) from the Premises and other portions of the Building, and (ii) unless Landlord notifies Tenant no later than sixty (60) days prior to the Expiration Date that any or all of the Non-Standard Alterations shall not be removed from the Premises, Tenant shall remove the Non-Standard Alterations from the Premises and other portions of the Building, at Tenant’s expense. Tenant shall repair and restore in a good and workmanlike manner (reasonable wear and tear and damage for which Tenant is not liable hereunder excepted) any damage to the Premises and the Building caused by such removal of Tenant’s Property and the Non-Standard Alterations. Any of the Non-Standard Alterations or Tenant’s Property that Tenant is required to remove and that are not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term (or, in the case of the Antenna Equipment, the Roof Space Expiration Date) shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or be removed from the Premises and other portions of the Building by Landlord, and Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after demand, for Landlord’s actual out-of-pocket costs incurred in connection with such removal. The provisions of this Section 4.3 shall survive the Expiration Date or earlier termination of this Lease, and in the case of the Antenna Equipment, shall survive the Roof Space Expiration Date.

          (b) Landlord agrees to respond to any written request for approval of plans and specifications for the Initial Alterations within eight (8) Business Days after delivery to Landlord (with simultaneous hand delivery to Landlord’s designated consulting professionals listed on Exhibit D to this Lease, as such list may be modified by Landlord from time to time on notice to Tenant) of complete and detailed architectural, structural, mechanical and engineering plans and specifications as required for such Alterations (collectively, the “Initial Plans”). In addition, Landlord agrees to respond to any resubmission of the Initial Plans within six (6) Business Days after written resubmission, unless substantial revisions are required to the Initial Plans, in which event Landlord shall respond to Tenant within eight (8) Business Days thereafter. In the event that Landlord disapproves all or any portion of the Initial Plans, Landlord shall notify Tenant of the grounds for such disapproval with reasonable specificity. If Landlord fails to approve or disapprove the Initial Plans proposed by Tenant on or before the end of the applicable review period set forth herein, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”), which shall specifically identify the Initial Plans to which such request relates, and set forth in bold capital letters the following statement: IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND. In the event that Landlord fails to respond to a Second Request within five (5) Business Days after receipt by Landlord, the Initial Plans or revisions thereto for which the Second Request is submitted shall be deemed to be approved by Landlord, and Tenant shall be entitled to commence construction of the Initial Alterations or portion thereof to which the Initial Plans relate, provided that the Initial Plans have been appropriately filed in accordance with applicable Laws, all permits and approvals required to be issued by any Governmental Authority shall have been duly issued, and Tenant shall otherwise have complied with all provisions of this Lease applicable to Alterations.

          (c) The provisions of Section 4.3(b) shall be applicable to Alterations proposed by Tenant subsequent to the Initial Alterations, provided that for purposes of such subsequent Alterations, all references in Section 4.3(b) to periods of “eight (8) Business Days” shall be deemed to mean “ten (10) Business Days”, and all references to the Initial Plans shall be deemed to mean the plans and specifications submitted by Tenant with respect to such Alterations.

          (d) In connection with the performance of Alterations, Landlord will not unreasonably withhold its consent to requests by Tenant or Tenant’s contractors to enter portions of the Building outside the Premises (including tenanted spaces, to the extent Landlord has the right to permit such entry under applicable leases) for the purpose of performing work required in connection with such Alterations.

          Section 4.4 If, because of any act or omission of Tenant or any Tenant Party, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of the Premises, the Building or the Real Property, Tenant shall, at its expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after Tenant receives actual notice of the filing thereof, and Tenant shall indemnify, defend and save Landlord harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom regardless of whether or not such thirty (30) day period has expired.

          Section 4.5 Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if in Landlord’s sole judgment such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other tenants or occupants of the Building.

          Section 4.6 Notwithstanding anything contained in this Lease which may be deemed to the contrary, no Alterations shall be performed by or on behalf of Tenant prior to the Commencement Date.

     ARTICLE 5. Condition of the Premises; Landlord’s Work

          Section 5.1 Tenant has examined the Premises and, subject to the completion of Landlord’s Work as provided in Section 5.2, agrees to accept possession of the Premises in their “as is” condition on the Commencement Date, and further agrees that, except for the performance of Landlord’s Work and the payment of Landlord’s Contribution as expressly set forth in this Article 5, Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises for Tenant’s occupancy. The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, the Premises were in good and satisfactory condition, except as otherwise expressly set forth herein and except for latent defects.

          Section 5.2 (a) As a condition to the occurrence of the Commencement Date, Landlord shall tender possession of the Premises to Tenant vacant, and free of occupancy rights (the Premises being vacant and free of occupancy rights being herein referred to as the “Delivery Condition”) and shall perform the following work at the Premises, at Landlord’s expense and in accordance with applicable Laws (“Landlord’s Work”): (i) demolish the existing obsolete improvements, including obsolete piping and electrical conduit, (ii) abate any asbestos within the Premises, and provide Tenant with a New York City Department of Environmental Protection Form ACP-5 (an “ACP-5”) in connection therewith, (iii) to the extent not installed on the date of this Lease, install sprinkler risers and valve connections to which Tenant shall connect its sprinkler system within the Premises in accordance with Section 5.3 below, (iv) fireproof of any exposed structural steel that is not fireproofed as of the date of this Lease, (v) provide sufficient Class E connection points at or immediately adjacent to the Premises to which Tenant, at its expense, shall connect the fire alarm and life safety system within the Premises (which shall be furnished and installed by Tenant, at its expense as a part of the Initial Alterations, to the Building’s life-safety system, (vi) to the extent not in working order on the date of this Lease, repair all radiator units servicing the Premises and add shut off valves to each such unit to the extent shut off valves are not installed in each such unit, so that same are in working order on the Commencement Date, (vii) to the extent not in good working order on the date of this Lease, repair and weatherproof all windows within the Premises so that on the Commencement Date same shall be in good working order and condition, including replacing any broken or damaged glass, (viii) install one (1) 1200 amp disconnect switch (the “Disconnect Switch”) in the Premises, the location of which shall be mutually and reasonably agreed to by Landlord and Tenant, (ix) repair major imperfections in the floor of the Premises, and (x) any work necessary for the Premises, on the date that the Landlord’s Work described in clauses (i) through (ix) above has been substantially completed, to be vacant and in broom clean condition, free of tenants and other occupants.

          (b) If the Delivery Condition or the Substantial Completion of the Landlord’s Work shall be delayed due to any act or omission of Tenant or any Tenant Party (any such act of omission being hereinafter referred to as a “Tenant Delay”), the Delivery Condition shall be deemed satisfied, and Landlord’s Work shall be deemed Substantially Complete, on the date it would have been satisfied and Substantially Complete, as the case may be, but for the Tenant Delay(s).

          (c) Landlord shall use commercially reasonable efforts to satisfy the Delivery Condition and to Substantially Complete the Landlord’s Work by February 1, 2005 in a good and workmanlike manner. However, if by February 1, 2005 the Delivery Condition is not satisfied (or deemed satisfied) and Landlord’s Work is not Substantially Complete (or deemed Substantially Completed), then, except as otherwise expressly provided in subsection (e) below, Tenant shall have no claim against Landlord, and Landlord shall have no liability to Tenant, and the parties hereto further agree that any failure of the Delivery Condition to be have been satisfied (or deemed satisfied) or of Landlord’s Work to be Substantially Complete (or deemed Substantially Complete) by February 1, 2005 shall in no way affect the obligations of Tenant hereunder nor shall the same be construed in any way to extend the Term. This Section 5.2(c)

shall be deemed to be an express provision to the contrary of Section 223-a of the Real Property Law of the State of New York and any other law of like import now or hereafter in force.

          (d) Landlord shall give to Tenant notice (the “Completion Notice”) of the date (the “Substantial Completion Date”) on which both the Delivery Condition is, or will be, satisfied (or is, or will be, deemed to be satisfied) and on which Landlord’s Work is, or will be, satisfied (or is, or will be, deemed to be satisfied) and on which Landlord’s Work is, or will be, Substantially Complete (or is, or will be, deemed to be Substantially Completed), at least five (5) days, but not more than twenty (20) days, prior to the Substantial Completion Date set forth in the Completion Notice. On or before the date which is thirty (30) days after the Substantial Completion Date set forth in the Completion Notice (TIME BEING OF THE ESSENCE), (i) Tenant shall cause its architect, construction manager and/or its contractors to examine the Premises, and (ii) either deliver to Landlord a notice (the “Punch-List Notice”) describing in reasonable detail any fully or partially unfinished or improperly completed portions of Landlord’s Work, including any Punch-List Items, in which event Landlord shall thereafter promptly complete or correct such Landlord’s Work in a manner so as not to unreasonably interfere with the performance of the Initial Alterations by Tenant or the conduct of Tenant’s business in the Premises (without any obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant agrees to reimburse Landlord for the incremental cost thereof), or deliver to Landlord a notice (the “Dispute Notice”) disputing the fact that on or before the Substantial Completion Date set forth in the Completion Notice, the Landlord’s Work was Substantially Completed (or is deemed to have been Substantially Completed), and sets forth, in reasonable detail, the reasons for such dispute. The Substantial Completion Date set forth in the Substantial Completion Notice shall be conclusive and binding upon Tenant unless Tenant gives Landlord the Dispute Notice in the manner and time period hereinbefore provided (TIME BEING OF THE ESSENCE). If Tenant gives Landlord the Dispute Notice in the manner and time period hereinbefore provided, then pending the resolution of such dispute, the Substantial Completion Date shall be deemed to be the date set forth in the Substantial Completion Notice, and Tenant’s obligations under this Lease shall commence as if the Completion Notice was correct and the Substantial Completion Date shall have occurred as set forth in the Completion Notice. If Landlord and Tenant cannot resolve such dispute within ten (10) days after Landlord receives the Dispute Notice from Tenant, such dispute shall be resolved by arbitration pursuant to Section 5.5 of this Lease. If the dispute (whether by agreement or arbitration) is resolved in Tenant’s favor, then the Substantial Completion Date shall be as determined by such agreement or arbitration and any payments based on the occurrence of the Substantial Completion Date made by Tenant under this Lease shall be adjusted accordingly. If such dispute shall be resolved by arbitration, and it is determined that on or before the Substantial Completion Date set forth in the Completion Notice Landlord’s Work was not Substantially Completed (or is not deemed to have been Substantially Completed), then the arbitration shall also determine whether Landlord’s Work has been so Substantially Completed (or is deemed to have been so Substantially Completed, as more particularly described in subsection (b) above) after the Substantial Completion Date set forth in the Completion Notice. If the arbitration determines that Landlord’s Work has been so Substantially Completed (or is deemed to have been so S ubstantially Completed) after the Substantial Completion Date set forth in the Completion Notice, then the date thereof so determined shall be the Substantial Completion Date without any requirement that Tenant be given another Completion Notice. If, however, the arbitration determines that Landlord’s Work has neither been so Substantially Completed (nor deemed to have been so Substantially Completed), then the arbitration shall also determine, in reasonable detail, the respects in which Landlord’s Work has not been so Substantially Completed (or deemed not to have been so Substantially Completed), which shall be conclusive and binding upon Landlord and Tenant, and, to cause the Substantial Completion Date to occur, Landlord shall be obligated to given to Tenant another Completion Notice, which, when given, shall be subject to all of the provisions of this subsection (d). Nothing contained in this subsection (d) shall relieve Landlord of its obligation to complete Landlord’s Work.

          (e) (i) Landlord and Tenant acknowledge that Citibank, N.A. and Cubic Corp. (collectively, the “Existing Tenants”) each are the tenant under separate leases (as same may have been amended) covering portions of the Premises and other portions of the Building (said leases being herein referred to as the “Existing Tenant Leases”), and that Landlord has informed Tenant that the terms of the Existing Tenant Leases with respect to such portions of the Premises are fixed to expire on December 31, 2004 and that one (1) of the Existing Tenants is moving from its portion of the Premises to other space in the Building on the fifth (5th) floor. Landlord represents to Tenant that (x) to the best of Landlord’s knowledge the Existing Tenants have not sublet, or otherwise permitted the use of, any portion of the premises on the seventh (7th) floor of the Building covered by the Existing Tenant Leases, and (y) other than Landlord and Tenant, no Person has any right to use or occupy any portion of the Premises (including the portions thereof covered by the Existing Tenant Leases) after December 31, 2004, except to the extent the Existing Tenants (or any Person claiming by, through or under the Existing Tenants) holds over its occupancy of those portions of the Premises covered by the Existing Tenant Leases. If either of the Existing Tenants fail to surrender possession of the portion of the Premises covered by its Existing Tenant Lease by December 31, 2004, Landlord shall use all commercially reasonable efforts to have the Existing Tenant(s) in question removed from such portion(s) of the Premises as soon as is commercially practicable after December 31, 2004. For the purposes of this subsection, “commercially reasonable efforts” shall not be interpreted to require Landlord to enter into any agreement or undertaking to pay or otherwise confer or to actually pay or otherwise confer anything of value to or for the benefit of a third-party (including, without limitation, the Existing Tenants) or to take any affirmative action against the Existing Tenants, other than commencing, and diligently prosecuting, a holdover action against the Existing Tenants at such time as Landlord has reasonably determined that a holdover action is appropriate, but in no event later than January 31, 2005, subject to the next sentence of this subsection. Landlord agrees not to extend or renew the terms of either of the Existing Tenant Leases with respect to the portions of the seventh (7th) floor of the Building covered thereby, except, perhaps, on a short term basis, but only to the extent, in Landlord’s reasonable determination, such extension or renewal is necessary for the Existing Tenant(s) to vacate its/their premises on the seventh (7th) floor of the Building as soon as is commercially practicable.

               (ii) If the Commencement Date does not occur by February 1, 2005, then, as Tenant’s sole and exclusive right and remedy, except as otherwise provided in Subsection (f) below, the Rent Abatement Amount shall be increased by an amount equal to the Delay Payment (as such term is hereinafter defined), subject to all of the conditions of Section 2.3 above. “Delay Payment” shall mean $3,666.71, multiplied by the number of days during the period (the “Delay Period”) commencing on February 2, 2005 and ending on the date next preceding the Commencement Date, except that for each day from and after April 3, 2005 that the Commencement Date has not occurred, such $3,666.71 shall be increased to $7,333.42. Notwithstanding the foregoing, the Delay Period shall be reduced by the number of days that the Substantial Completion Date does not occur as a result of an Unavoidable Delay, including any of the events or conditions described in Articles 12 or 13, but excluding the failure of the Existing Tenants or any other occupant to surrender possession of any portion of the Premises.

               (iii) The Delay Payment constitutes liquidated damages for such delay of the Commencement Date in the case where this Lease is not terminated pursuant to Subsection (f) below. Landlord and Tenant have agreed to such payments because if this Lease is not terminated pursuant to Subsection (f) below, the failure to satisfy the Delivery Condition and Substantially Complete Landlord’s Work by February 1, 2005 will result in substantial damages to Tenant which are not easily quantifiable and that the Delay Payment represents a reasonable approximation of what such damages may be.

          (f) If the Commencement Date does not occur by the Outside Date (as such term is hereinafter defined), then, as Tenant’s sole and exclusive right and remedy, Tenant shall have the right to terminate this Lease, by notifying Landlord thereof (such notice being herein referred to as the “Outside Date Termination Notice”), in which event, and provided the Commencement Date does not occur within thirty (30) days after Landlord receives the Outside Date Termination Notice, as of the date which is thirty (31) days after Landlord receives the Outside Date Termination Notice, this Lease and Landlord’s and Tenant’s obligations and liabilities with respect to the Premises shall terminate and be of no further force or effect, Tenant shall not be entitled to any portion of the Delay Payment, and neither party shall have any further rights, remedies, obligations or liabilities hereunder, except that Landlord shall return to Tenant, without interest, all security deposited with Landlord under Article 32 of this Lease and all prepaid Fixed Rent. If the Commencement Date does occur within thirty (30) days after Landlord receives the Outside Date Termination Notice, then Tenant’s right to so terminate shall be null and void and of no further force or effect, and this Lease shall continue in full force and effect as if this Subsection (f) were not a part hereof. For the purposes of this Lease, “Outside Date” means August 1, 2005, plus one (1) day for each day that the Substantial Completion Date does not occur as a result of an Unavoidable Delay, including any of the events or conditions described in Articles 12 or 13, but excluding the failure of the Existing Tenants or any other occupant to surrender possession of any portion of the Premises.

          (g) Prior to the date on which Tenant first occupies the Premises for the conduct of its business therein, Landlord, at its expense, shall, in compliance with all applicable Laws, lower the parapet abutting the Premises to the minimum height permitted by applicable Law, and remove all equipment from the area between the parapet walls and the walls of the Premises. Notwithstanding the foregoing, if for any reason (including a field condition) to lower such parapet to such minimum height, Landlord, in its reasonable determination, will incur an extraordinary expense, Landlord shall so notify Tenant and shall include with such notice Landlord’s actual cost and expense to so lower the parapet, indicating the portion thereof that is the “basic” cost and expense and the portion thereof that is the extraordinary cost and expense. If within seven (7) days after Landlord gives such notice to Tenant, Tenant notifies Landlord that Tenant wants Landlord to proceed with lowering such parapet to such minimum height, and such notice is accompanied by Tenant’s check in the amount of the extraordinary portion of the total cost and expense, Landlord shall promptly proceed with lowering such parapet to such minimum height. If within such seven (7) day period Tenant does not give such notice accompanied by said check, then Landlord’s obligation shall be to lower such parapet to a height where Landlord will not incur such extraordinary cost or expense. Tenant acknowledges that Landlord has informed Tenant that as of the date of this Lease, the “basic” cost and expense to lower the Building’s parapets is $450.00 per linear foot (excluding tax), but that such “basic” cost may increase between the date hereof and the date on which Landlord commences the work described hereof. For the purposes of this subsection (g), the amount by which the total cost and expense to lower such parapet to such minimum height exceeds what would be the “basic” cost and expense is the “extraordinary” cost and expense.

          (h) In addition to demolishing the existing obsolete piping and electrical conduit in the Premises (as more particularly provided in clause (i) of Subsection 5.2(a) above), if within twenty (20) days after Landlord notifies Tenant that the demolition work described in said clause (i) has been substantially completed, Tenant desires that Landlord relocate active piping and electrical conduits, Tenant shall so notify Landlord, which notice shall designate those active pipes and conduits that Tenant desires Landlord to so relocate and the locations to where Tenant desires same to be relocated. To the extent that in Landlord’s reasonable opinion any such designated active pipes and conduits can be so relocated in a commercially reasonable manner (including a reasonable determination by Landlord that neither the performance of the relocation work, nor the new location for such active pipes and conduits, will materially interfere with any of the Building Systems or any equipment or facilities of any other tenant or other occupant or user of any portions of the Building), Landlord shall notify Tenant and shall include with such notice Landlord’s actual cost and expense to so relocate such active pipes and conduits. If within seven (7) days after Landlord gives such notice to Tenant, Tenant notifies Landlord that Tenant wants Landlord to proceed with such relocation, and such notice is accompanied by Tenant’s check in the amount of such cost and expense, Landlord shall promptly proceed with such relocation work contemporaneous with the Landlord’s Work (to the extent practical), but such relocation work shall not be deemed a part of Landlord’s Work for any purpose.

          Section 5.3 (a) Landlord acknowledges that Tenant intends to perform certain Alterations in order to prepare the Premises for its occupancy (collectively, the “Initial Alterations”), which Initial Alterations shall be reasonably satisfactory to Landlord, in compliance with all applicable Laws, and shall include the installation of a sprinkler system or other fire suppression system satisfactory to Landlord. Landlord agrees to make Landlord’s Contribution toward the cost of the Initial Alterations, subject to and in accordance with Article 30.

          (b) Tenant shall have the right to renovate the existing common area hallways, and/or common area men’s and women’s bathrooms located in the central core area of the seventh (7th) floor (the “Common Area Bathrooms”), at Tenant’s expense and subject to the provisions of Article 4, without reduction in the number of fixtures as now existing in the Common Area Bathrooms. If Tenant elects to perform any of such renovations, Tenant shall complete such renovations promptly, in a good and workmanlike manner and in compliance with all applicable Laws. Following the completion of such renovations, Landlord shall maintain, clean and supply the Common Area Bathrooms (but not the bathrooms within the Premises) in a Building standard manner.

          (c) Tenant shall have the right, during the performance of the Initial Alterations or thereafter during the Term, to connect Tenant’s electronic security system to the Building security system, provided that Tenant’s security system is compatible with the Building security system, at Tenant’s expense and subject to the provisions of Article 4. If technically feasible, Landlord will permit Tenant’s electronic access cards that provide access to the Premises to also provide access through the Building ground floor lobby turnstiles, provided that Tenant’s access cards must be imprinted on one side with the Building standard access card logotype and format. Tenant will reimburse Landlord for any actual, reasonable, out-of-pocket costs incurred by Landlord for third-party services for programming, software or connection charges in connection with the foregoing, but otherwise the same shall be without charge to Tenant.

          Section 5.4 After Tenant’s request, Landlord, at Tenant’s expense, shall promptly join in any applications for any permits, approvals or certificates for Alterations from any Governmental Authority required to be obtained by Tenant, and shall sign such applications promptly after request by Tenant and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including attorneys’ fees and disbursements for which Landlord is not reimbursed by Tenant, or suffer or incur any liability for which Landlord is not indemnified by Tenant. Landlord agrees to promptly sign such applications prior to Landlord’s review and approval of the plans and specifications to which such applications relate; provided, however, that no such action by Landlord shall in any way constitute a waiver of Landlord’s right to approve or disapprove such plans and specifications in accordance with the provisions of this Lease.

          Section 5.5 In the case of any of the disputes described in subsection 5.2(d) above, and only in such cases, the party desiring arbitration shall give notice to that effect to the other party, specifying the dispute to be arbitrated. The arbitration shall be conducted in the City and County of New York and, to the extent applicable and consistent with this Section 5.5, shall be in accordance with the then Expedited Procedures provisions of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association (presently rules 56 through 60); provided, however, that with respect to any such arbitration, (i) the parties shall be deemed to request that the list of proposed arbitrators be sent as described in clause (b) of Rule 57 and the list shall be returned within five (5) Business Days from the date of mailing, (ii) the parties shall notify the American Arbitration Association, by telephone, within five (5) Business Days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association and was not objected to in accordance with the second sentence of clause (b) of Rule 57, (iii) the hearing shall be held in accordance with Rule 58, and (iv) the arbitrator shall have no right to award damages. Throughout the arbitration of such dispute, neither Landlord nor Tenant shall be entitled to submit any such dispute to any other forum for settlement. Each party shall have the right to present evidence in the arbitration. The arbitrator shall have discretion to reasonably compel the exchange of documents, information and other relevant disclosure. The expenses of arbitration shall be shared equally by Landlord and Tenant, but each party shall be responsible for the fees and disbursements of its own attorneys and expert witnesses and the expenses of its own proof. Landlord and Tenant shall sign all documents and do all other things reasonably necessary to submit such matters to arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. This arbitration procedure set forth in this Section 5.5 shall be the exclusive remedy as to any of the disputes described in subsection 5.2(d) above, and neither Landlord nor Tenant shall have any right to seek any injunctive or other mandatory relief pending completion of the procedures set forth in this Section 5.5. In the event that the arbitrators make a determination in favor of the party initiating the arbitration, then the other party shall take such action to comply with the determination promptly after the determination is made in such arbitration proceeding. In the event that the arbitrators make a determination in favor of the non-initiating party, then no action shall be required to be taken by such party. In rendering such determination, the arbitrators shall not add to or subtract from or otherwise modify the provisions of this Section 5.5, subsection 5.2(d) above or any other provisions of this Lease. The determination of the arbitrators shall be in writing and be final and conclusive on the parties and counterpart copies thereof shall be delivered to each of the parties. Judgment may be had on the determination of the arbitrators so rendered, in any court of competent jurisdiction by expedited or simplified procedures if such procedures are available.

     ARTICLE 6. Repairs; Floor Load

                    Section 6.1 Landlord shall maintain and repair the Building Systems and the public portions of the Building, both exterior and interior, and the structural elements thereof, including the roof, foundation and curtain wall. (Landlord’s obligation in the preceding sentence shall include an obligation to maintain the public portions of the Building in a clean and neat condition.) Tenant, at Tenant’s expense, shall take good care of the Premises and the fixtures, systems, equipment and appurtenances therein that exclusively serve or benefit the Premises, and all fixtures, systems, equipment and appurtenances outside the Premises that both exclusively service the Premises or any portion thereof and are installed by or on behalf of Tenant or at Tenant’s request, and make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Articles 11 and 12. Notwithstanding the foregoing or anything contained in the following provisions of this Section or in any other provision of this Lease which may be deemed to the contrary, all Tenant’s Property, whether within or outside the Premises, including Antenna Equipment (as such term is defined in Section 10.10) and the Tenant’s HVAC System (as such term is defined in Section 10.2(c)), shall be maintained, repaired and replaced (if necessary) at Tenant’s sole cost and expense. In addition, and notwithstanding anything contained in this Section or any other provision of this Lease to the contrary, and subject to Section 11.2, all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, caused by or resulting from the negligence or willful misconduct of, or Alterations made by Tenant or any Tenant Party, but (except in the case of Tenant’s Property and Alterations) only to the extent not caused by the negligence or willful misconduct of Landlord or any Landlord Party (and, in the case of Tenant’s Property and Alterations, only to the extent not caused by the willful misconduct of Landlord or any Landlord Party), shall be repaired at Tenant’s expense, (a) by Tenant, if the required repairs are non-structural and do not affect any Building System, subject to Landlord’s approval as and to the extent provided under Article 4, or (b) by Landlord (if the required repairs are structural or affect, in any material respect, any Building System). Tenant also shall repair all damage to the Building and the Premises caused by the making of any Alterations or by the moving of Tenant’s Property. All of such repairs shall be of quality or class equal to the original work or construction. If Tenant fails after fifteen (15) days notice to proceed with due diligence to make repairs required to be made by Tenant, Landlord may make such repairs at Tenant’s expense, and Tenant shall pay the costs and expenses so incurred by Landlord, as well as the costs and expenses incurred by Landlord to perform the repairs described in clause (b) above, with, in both cases, at the Default Rate, as Additional Rent within thirty (30) days after rendition of a bill or statement therefor.

                    Section 6.2 Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by law. Tenant shall not move any safe, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which will not be unreasonably withheld. If such items require special handling, Tenant shall employ only persons holding a Master Rigger’s license to do such work.

                    Section 6.3 There shall be no allowance to Tenant for a diminution of rental value, no constructive eviction of Tenant and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant agrees to reimburse Landlord for the incremental cost thereof. Notwithstanding the foregoing, if an emergency condition exists that Landlord is obligated to cure or repair pursuant to this Lease, and such condition poses an imminent danger to persons or property or is likely to render the Premises or any material portion thereof unusable for the conduct of Tenant’s business, then Landlord shall, at Landlord’s expense, use overtime labor to the extent necessary to correct such condition.

                    Section 6.4 Notwithstanding anything to the contrary contained in any other provision of this Lease, in the event that (a) Tenant is unable to use all or any material portion of the Premises for the ordinary conduct of Tenant’s business, and such condition continues for a period in excess of five (5) consecutive days, (b) Tenant does not actually use the Premises or such portion thereof during such period, and (c) such condition has not been caused by any act, negligence or misconduct of Tenant or any Tenant Party, then Fixed Rent, Tenant’s Tax Payment and, if applicable, the Storage Fee (as such term is defined in Section 29.6) shall be reduced on a per diem basis in the proportion that the area of the unusable portion of the Premises bears to the total Premises Area, for the period commencing on the first (1st) day after the commencement of such condition and ending on the earlier of (i) the date Tenant reoccupies the Premises or the affected portion thereof, as the case may be, for the ordinary conduct of its business, or (ii) the date that such condition is substantially remedied. Tenant shall give Landlord prompt notice of the occurrence of any such condition.

                    Section 6.5 Tenant shall not require, permit, suffer or allow the cleaning of any window in the Premises from the outside in violation of Section 202 of the New York Labor Law or any successor statute thereto, or of any other Law. Landlord shall cause the exteriors of the exterior windows in the Premises to be cleaned at least two (2) times per calendar year.

     ARTICLE 7. Real Estate Tax Increases

                    Section 7.1 The following terms shall have the meanings set forth below:

                    (a) “Taxes” shall include the aggregate amount of (i) all real estate taxes, assessments (special or otherwise) (provided that any such special assessments shall be included as if payable in the maximum number of installments permitted), including assessments made as a result of the Real Property or any part thereof being within a business improvement district, sewer and water rents, rates and charges and any other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) any expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witness’ fees) incurred in contesting any of the foregoing or the Assessed Valuation (as defined in Section 7.1(d)) of all or any part of the Real Property. Taxes (including Base Taxes) shall be calculated without giving effect to any reductions, abatements, exemptions or similar benefits or paybacks provided under the New York City Industrial and Commercial Incentive Program. If the methods of taxation prevailing at the date hereof are altered so that in lieu of or as an addition to or as a substitute for all or any part of the Taxes, there shall be assessed, levied or imposed (A) a tax, assessment, levy, imposition or charge based on the rents received from the Real Property, whether or not wholly or partially as a capital levy or otherwise, (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part on all or any part of the Real Property and imposed upon Landlord, or (C) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes; provided, however, that any such taxes, fees or charges that are in “addition to” taxes otherwise payable under this Section 7.1 (a) shall (1) only be deemed Taxes if such taxes are imposed upon owners of commercial buildings in Manhattan generally, as constituting real estate taxes for the purpose of calculating similar lease tax escalation provisions, and (2) be calculated on the basis that the Real Property is the only asset of Landlord. Taxes shall not include franchise, gift, inheritance, estate, sales, income or profit taxes imposed upon Landlord, any Superior Lessor or any Mortgagee by any Governmental Authority, or any fines, interest or penalties imposed for late payment of Taxes.

                    (b) “Tenant’s Share” means four and 01/100ths of one percent (4.01%).

                    (c) “Base Taxes” means the Taxes payable for the Tax Year commencing on July 1, 2004 and ending June 30, 2005.

                    (d) “Assessed Valuation” means the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

                    (e) “Tax Year” means the period July 1 through June 30 (or such other period as may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

                    (f) “Comparison Year” means each and every Tax Year commencing with the 2005/2006 Tax Year.

                    (g) “Landlord’s Statement” means an instrument or instruments containing a comparison of the Base Taxes and the Taxes payable for any Comparison Year.

                    (h) “Tenant’s Projected Tax Payment” means Tenant’s Tax Payment (as defined in Section 7.1(i)), if any, made by Tenant for the prior Comparison Year, plus an amount equal to Landlord’s estimate of the amount of increase in Tenant’s Tax Payment for the then current Comparison Year, divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

                    (i) “Tenant’s Tax Payment” means Tenant’s Share of the excess of the Taxes payable for any Comparison Year over the Base Taxes.

                    Section 7.2 (a) If the Taxes payable for any Comparison Year (any part or all of which falls within the Term) shall exceed the Base Taxes, Tenant shall pay Tenant’s Tax Payment to Landlord, as Additional Rent within thirty (30) days after demand from Landlord accompanied by Landlord’s Statement. Before or after the start of each Comparison Year, Landlord shall furnish a Landlord’s Statement to Tenant. If there is any increase in Taxes payable for any Comparison Year, whether during or after such Comparison Year, or if there is any decrease in the Taxes payable for any Comparison Year, Landlord may furnish a revised Landlord’s Statement for such Comparison Year, and Tenant’s Tax Payment for such Comparison Year shall be adjusted, and within thirty (30) days after Tenant’s receipt of such revised Landlord’s Statement, (i) with respect to any increase in Taxes payable for such Comparison Year, Tenant shall pay such increase in Tenant’s Tax Payment to Landlord, or (ii) with respect to any decrease in Taxes payable for such Comparison Year, Landlord shall credit such decrease in Tenant’s Tax Payment against the next installment(s) of Rent, provided that if such decrease in Taxes is attributable to the final Comparison Year of the Term, Landlord shall pay the amount of such decrease in Tenant’s Tax Payment to Tenant. If, during the Term, Landlord shall elect to collect Tenant’s Tax Payments in quarterly, semi-annual or other installments or on any other date or dates than as presently required, then following Landlord’s notice to Tenant, Tenant’s Tax Payments shall be correspondingly revised. The benefit of any discount for any early payment or prepayment of Taxes relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without subtracting such discount.

                    (b) Tenant shall pay Tenant’s Projected Tax Payment to Landlord, as Additional Rent, for each Comparison Year as aforesaid. On each date that Tenant’s Tax Payment is due from Tenant pursuant to the terms of this Section 7.2, Landlord shall apply the aggregate of the installments of Tenant’s Projected Tax Payment then on account with Landlord against Tenant’s Tax Payment or installment thereof then due from Tenant. In the event that such aggregate amount is not sufficient to discharge such Tenant’s Tax Payment or installment, Landlord shall so notify Tenant, and the amount of Tenant’s payment obligation with respect to such Tenant’s Tax Payment or installment pursuant to this Section 7.2, shall be equal to the amount of the insufficiency and shall be payable within thirty (30) days of demand by Landlord. If, however, such aggregate amount is greater than the Tenant’s Tax Payment or installment, Landlord shall credit the amount of such excess against the next installment(s) of Rent due hereunder, provided, however, that if (x) such credit is payable during or on account of the final year of the Term, or (y) such excess is not otherwise fully credited within six (6) months after Landlord’s determination thereof, Landlord shall pay such excess (or the balance thereof) to Tenant within thirty (30) days of Landlord’s determination of the amount thereof (in the case of clause (x)) or within thirty (30) days after the last day of such six (6) month period (in the case of clause (y)).

                    (c) Only Landlord shall be eligible to institute Tax reduction or other proceedings to reduce the Assessed Valuation of the Real Property, and the filings of any such proceeding by Tenant without Landlord’s prior written consent shall constitute a default hereunder. If the Base Taxes are reduced by final determination of legal proceedings, settlement or otherwise, then Base Taxes shall be correspondingly revised, the Additional Rent theretofore paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent theretofore computed and paid by Tenant to Landlord and the amount thereof due as a result of such recomputations. If the Base Taxes are increased by such final determination of legal proceedings, settlement or otherwise, then, Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent an amount equal to the excess of the amounts of such Additional Rent theretofore paid by Tenant over the amount thereof actually due as a result of such recomputations; provided further that if (x) the Base Taxes are so increased in the final Comparison Year of the Term, or (y) such excess is not fully credited within six (6) months after the Base Taxes are so increased, then Landlord shall pay to Tenant an amount (less the aggregate amount of all unpaid Rents then payable by Tenant) equal to the excess (or the balance thereof) of the amounts of such Additional Rent theretofore paid by Tenant over the amount thereof actually due as a result of such recomputations within thirty (30) days after the Base Taxes are so increased (in the case of clause (x)) or within thirty (30) days after the last day of such six (6) month period (in the case of clause (y)). If Landlord receives a refund or reduction of Taxes for any Comparison Year, Landlord shall, within ninety (90) days after such refund is actually received or such credit is actually applied against Taxes then due and payable, either pay to Tenant, or, at Landlord’s election, credit against subsequent installment(s) of Rent an amount equal to Tenant’s Share of the refund or reduction, provided that such amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year, and provided further that if such refund is actually received or such credit is actually applied against Taxes in the final Comparison Year of the Term or thereafter, then Landlord shall pay to Tenant an amount (less the aggregate amount of all unpaid Rents then payable by Tenant) equal to Tenant’s Share of the refund or reduction (not to exceed Tenant’s Tax Payment paid for such Comparison Year) within such ninety (90) period. Nothing herein contained shall obligate Landlord to file any application or institute any proceeding seeking a reduction in Taxes or Assessed Valuation.

                    (d) Tenant shall pay Tenant’s Tax Payment as provided in this Section 7.2 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.

                    (e) Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after demand, any occupancy tax or rent tax applicable to the Premises now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord.

                    (f) If the Commencement Date or the Expiration Date shall occur on a date other than July 1 or June 30, respectively, any Additional Rent payable by Tenant to Landlord under this Section 7.2 for the Comparison Year in which such Commencement Date or Expiration Date shall occur, shall be apportioned in that percentage which the number of days in the period from the Commencement Date to June 30 or from July 1 to the Expiration Date, as the case may be, both inclusive, shall bear to the total number of days in such Comparison Year. In the event of a termination of this Lease, any Additional Rent under this Section 7.2 shall be paid or adjusted within thirty (30) days after submission of Landlord’s Statement. Excluding the credits expressly provided for in this Section 7.2, in no event shall Fixed Rent ever be reduced by operation of this Section 7.2 and the rights and obligations of Landlord and Tenant under the provisions of this Section 7.2 with respect to any Additional Rent and refunds thereof shall survive the expiration or earlier termination of this Lease.

                    Section 7.3 (a) The computations of Additional Rent under this Article 7 are intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for costs and expenses paid by Landlord with respect to the Building.

                    (b) Each Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) pay to Landlord the amount set forth in such statement when due, without prejudice to Tenant’s right to dispute such statement, and (ii) within one hundred eighty (180) days after such statement is sent, send a notice to Landlord objecting to such statement and specifying in reasonable detail the reasons for Tenant’s claim that such statement is incorrect.

                    Section 7.4 Landlord’s failure to render a Landlord’s Statement with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect thereto or with respect to any subsequent Comparison Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for that Comparison Year. Nothing herein contained shall restrict Landlord from issuing a Landlord’s Statement at any time there is an increase in Taxes during any Comparison Year or any time thereafter.

     ARTICLE 8. Compliance With Laws

                    Section 8.1 (a) Tenant, at its expense, shall comply with all Laws applicable to the Premises or the use and occupancy thereof by Tenant, and make all repairs or Alterations required thereby, whether structural or nonstructural, ordinary or extraordinary, unless otherwise expressly provided herein; provided, however, that Tenant shall not be obligated to comply with any Law requiring any structural alteration to the Premises unless the application of such Law arises from (i) Tenant’s particular manner of use or occupancy of the Premises (as distinguished from the use or occupancy of the Premises for office purposes generally), (ii) subject to Section 11.2, any cause or condition created by or on behalf of any Tenant Party (including any Alterations), (iii) the breach of any of Tenant’s obligations under this Lease, or (iv) any Hazardous Materials having been brought into the Building by any Tenant Party. Tenant shall not do or permit to be done any act or thing on the Premises that will invalidate or be in conflict with Landlord’s insurance policies, and shall not do or permit anything to be done in or upon the Premises, or use the Premises in a manner, or bring or keep anything therein, which shall increase the rates for casualty or liability insurance applicable to the Building. If, as a result of the negligence or willful misconduct of Tenant or any Tenant Party, or by reason of Tenant’s failure to comply with the provisions of this Article 8, the insurance rates for the Building are increased, then Tenant shall desist from doing or permitting to be done any such negligence or willful misconduct and shall reimburse Landlord, as Additional Rent hereunder, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such act, negligence or willful misconduct by Tenant, and shall make such reimbursement within thirty (30) days following demand by Landlord.

                    (b) Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises or Tenant, of any Law, provided that: (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Real Property or any part thereof be subject to being condemned or vacated, nor shall the Real Property or any part thereof be subjected to any lien or encumbrance, by reason of noncompliance or otherwise by reason of such contest (unless bonded or otherwise released within thirty (30) days after Tenant receives notice of the filing thereof); (ii) no unsafe or hazardous condition relating to such contest shall remain unremedied; (iii) such non-compliance or contest shall not constitute or result in any default beyond applicable grace and notice periods under any Superior Lease or Superior Mortgage, or if any such Superior Lease or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required under applicable Laws in connection with the operation of the Building; and (v) Tenant shall keep Landlord advised as to the status of such proceedings, including any settlement thereof. Tenant agrees to indemnify Landlord in accordance with Article 28 from liability or expense arising out of any such deferral of compliance or contest. Landlord agrees to execute any documents reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided Landlord is not thereby subjected to any material cost or expense not reimbursed by Tenant or exposed to any material liability or obligation on account thereof.

                    Section 8.2 (a) Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and in the event that any Governmental Authority shall declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose in violation of such certificate of occupancy, Tenant shall, on five (5) days’ notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. (Any such notice, violation, order or other manner of declaration being herein referred to as a “CO Order.”) Failure by Tenant to discontinue such use after a CO Order is issued shall be considered a default in the fulfillment of a material covenant of this Lease, and Landlord shall have the right to exercise any and all of its rights and remedies pursuant to Articles 16 and 17. Landlord represents that the current (temporary) certificate of occupancy for the Building, a copy of which has been provided to Tenant, permits the use of the Premises for office use. Landlord will not amend or modify the certificate of occupancy for the Building so as to prevent the use of the Premises for the Permitted Uses; however, nothing contained in this Lease shall be deemed to constitute a warranty or representation by Landlord that any portion of the Premises may lawfully be used, occupied or operated as or for any of the Permitted Uses other than office use: that the certificate of occupancy for the Building will permit any part of the Premises to be used for any of the Permitted Uses other than office use; or that any part of the Premises is suitable for any of the Permitted Uses, Tenant hereby acknowledging that neither Landlord, nor any person acting on behalf of Landlord, has made any representations or warranties as to whether any portion of the Premises may be used, occupied or operated as or for any of the Permitted Uses other than office use, or whether any part of the Premises is suitable for any use.

                    (b) Tenant shall not permit the occupancy of the Premises to exceed 375 persons (i.e., individuals). In addition, as part of the Initial Alterations, Tenant, at its expense, by either renovating the existing lavatories in the Premises and/or by adding additional lavatories within the Premises (in both cases, in accordance with, and subject to, the applicable provisions of this Lease), shall increase the so-called fixture count for the Premises so that, when same is added to Tenant’s share of the Common Area Bathroom fixtures (as hereinafter provided), the fixture count in the Premises will permit the lawful occupancy in the Premises by up to 375 persons (Landlord hereby agreeing that from the Common Area Bathrooms there shall be allocated to the Premises for the purpose of such fixture count, 3 sinks, 2 urinals and 3 toilets in the Men’s Common Area Bathroom and 2 sinks and 4 toilets in the Women’s Common Area Bathroom). (Such renovation of the existing lavatories in the Premises and/or addition of additional lavatories within the Premises, together with any other renovations to be performed by Tenant to the existing lavatories within the Premises as part of the Initial Alterations, is herein referred to as the “CO Lavatory Work.”) Landlord agrees to file with the Buildings Department of the City of New York (the “DOB”), on or before December 31, 2004, an Alterations Permit, Type I (the “Alt I”) to amend the certificate of occupancy of the Building by increasing the lawful occupancy of the seventh (7th) floor of the Building to no fewer than 600 persons, and to thereafter diligently pursue such amendment in good faith. If to so amend said certificate of occupancy the DOB requires the so-called fixture count for the seventh (7th) floor of the Building to be increased (taking into account the increase in the fixture count for the Premises required to be performed by Tenant), Landlord shall so increase such fixture count any where on the seventh (7th) floor of the Building outside of the Premises, with no obligation whatsoever to add, or renovate any existing, lavatories within the Premises. (Landlord’s obligations set forth in the preceding two (2) sentences are herein referred to as “Landlord’s CO Obligations.”)

                    (c) If either Landlord or Tenant receives a CO Order, it shall immediately send a copy thereof to the other party. Notwithstanding anything contained in this Section 8.2 to the contrary, provided that (i) Tenant has substantially completed the CO Lavatory Work and all other Initial Alterations necessary to occupy the Premises by up to 375 persons, in accordance with, and subject to, the applicable provisions of this Lease, (ii) the occupancy of the Premises does not and will not exceed 375 persons, and (iii) no Material Default shall have occurred and be continuing, if solely because of Landlord’s failure to complete Landlord’s CO Obligations or because of Landlord’s failure to comply with any of its other obligations expressly provided for in this Lease, at any time during the Term a CO Order is issued expressly indicating that the occupancy of the Premises exceeds the maximum permitted lawful occupancy of the Premises or, in the case where Tenant has not yet occupied the Premises, expressly indicating that the maximum permitted lawful occupancy may not exceed a number that is less than 375 persons, and, in either case, expressly ordering that the occupancy of the Premises be reduced to (or, in the case where Tenant has not yet occupied the Premises, expressly ordering that the Premises not be occupied by more than) a number of persons that is less than 375 (the fraction, expressed as a percentage, the numerator of which is the maximum permitted lawful occupancy of the Premises, and the denominator of which is 375, being herein referred to as the “Overage Percentage”), and as a result of such CO Order, and no other reason (including a fire, casualty, condemnation, or other Unavoidable Delay), Tenant reduces the occupancy of the Premises to the maximum permitted lawful occupancy of the Premises (or, in the case where Tenant has not yet occupied the Premises, fewer than 375 persons occupy the Premises), in either case, solely as a result of the CO Order and not for any other reason (the date of such reduction (or, in the case where Tenant has not yet occupied the Premises, the date on which the occupancy of the Premises first reaches the maximum permitted lawful occupancy) being herein referred to as the “CO Reduction Date”) and Tenant notifies Landlord of such reduction or occupancy, as the case may be (the number of persons by which the occupancy of the Premises is reduced (or, in the case where Tenant has not yet occupied the Premises, the difference between 375 and the maximum permitted lawful occupancy, as the case may be) being herein referred to as the “Reduction Number,” which reduction or occupancy shall be subject to verification by Landlord, and such notice being herein referred to as the “CO Reduction Notice”), then, as Tenant’s sole and exclusive remedy in connection with such a CO Order, Landlord shall pay to Tenant, within thirty (30) days after Tenant’s request therefor, the CO Reduction Moving Expenses (as hereinafter defined), and for the period (the “CO Reduction Period”) commencing on the later of (x) the CO Reduction Date and (y) the date on which Landlord receives the CO Reduction Notice, and ending on the earliest of (A) the date on which such CO Order is withdrawn, rescinded, revoked or expires (whether expressly, by passage of time or by curing the condition that caused the CO Order), and Tenant is notified of such withdrawal, rescission, revocation or expiration, (B) the date on which Landlord makes available to Tenant (and Tenant is notified of such availability) reasonable space in the Building to accommodate the Reduction Number for office use in connection with the conduct of Tenant’s business in the Premises, which space (the “Temporary Space”), to be reasonable shall, among other things, be reasonably built-out and furnished and be connected to the Premises for telecommunication purposes, all at Landlord’s expense, (C) the date on which the certificate of occupancy for the Building is amended so that the occupancy of the Premises by 375 persons is lawful, and (D) the date on which, as a result of occupancy or re-occupancy of the Premises, the occupancy of the Premises exceeds the maximum permitted lawful occupancy of the Premises, the Fixed Rent payable during the CO Reduction Period shall be reduced by multiplying same by the Overage Percentage. Section 6.4 shall not apply to the reduction of occupancy of the Premises described in this Section 8.2. If the CO Reduction Period ends pursuant to clause (B) above, then Tenant shall be permitted to occupy the Temporary Space in accordance with, and subject to, the provisions of this Lease, until the earliest to occur of any of the events described in clauses (A), (C) or (D) above, and upon the occurrence of the earliest of such events, Tenant shall surrender possession of the Temporary Space in broom-clean condition, reasonable wear and tear and damage by fire or other casualty excepted. During the period (the “Temporary Space Period”) that Tenant is so permitted to use the Temporary Space, Landlord shall provide substantially the same Building services as it is obligated to provide to the Premises, plus reasonable air-conditioning service. During the Temporary Space Period, (1) there shall be no Fixed Rent or Additional Rent under Article 7 hereof payable by Tenant in respect of the Temporary Space, and (2) at no charge to Tenant, Landlord shall provide electricity to the Temporary Space for normal power and lighting purposes, heat from 8:00 a.m. to 6:00 p.m. on Business Days, and from 8:00 a.m. to 1:00 p.m. on

Saturdays, during each period from October 15th through April 15th, and air-conditioning on Business Days between 8:00 a.m. and 6:00 p.m., in both cases for the reasonable comfortable occupancy for the Reduction Number of persons. If Tenant requires heat or air-conditioning at other times, then Tenant shall pay Landlord’s then overtime charges therefor. Notwithstanding anything contained in this subsection (c) to the contrary, Tenant shall not be obligated to repair any damage to the Temporary Space, except to the extent caused by the misuse thereof by Tenant or any Tenant Party. If Landlord does not make Temporary Space available to Tenant, and during the CO Reduction Period Tenant temporarily relocates the Reduction Number of persons that vacated (or never occupied) the Premises to space in another building, then “CO Reduction Moving Expenses” shall mean the reasonable out-of-pocket costs and expenses paid by Tenant to third-parties to actually move the Reduction Number of persons, together with reasonable furniture, furnishing and equipment to accommodate the Reduction Number of persons, to such space in such other building, provided that within a reasonable time after the last day of the CO Reduction Period, the Reduction Number of persons, together with (at Tenant’s option) such furniture, furnishing and equipment return to the Building, in which event “CO Reduction Moving Expenses” shall also mean the reasonable out-of-pocket costs and expenses paid by Tenant to third-parties to actually move the Reduction Number of persons, together with such reasonable furniture, furnishing and equipment from such space in such other building to the Building; provided that in all cases Landlord shall not be obligated to pay any CO Reduction Moving Expenses unless Tenant’s request therefor is accompanied by a reasonably detailed paid invoice therefor.

                    Section 8.3 (a) Landlord, at its expense, shall comply with all Laws applicable to (i) the Premises, to the extent that such compliance is not the obligation of Tenant pursuant to the provisions of Section 8.1, and (ii) the Building, in either case only to the extent that the failure to effect such compliance would subject Tenant to liability or adversely affect, in any material respect (A) Tenant’s use or occupancy of the Premises for the Permitted Uses, (B) Tenant’s access to the Premises, (C) the provision of required Building services to the Premises, or (D) Tenant’s ability to perform Alterations that would otherwise be permitted hereunder.

                    (b) Landlord may defer compliance with any Laws that it is obligated to comply with hereunder, so long as Landlord shall be contesting the validity or applicability thereof in good faith by appropriate proceedings, provided that (i) Tenant shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, (ii) neither the Premises nor any part of the Building or Real Property that affects the Premises or Tenant’s use and occupancy thereof shall be subject to being condemned or vacated by reason of noncompliance or otherwise by reason of such contest, (iii) such non-compliance or contest shall not prevent Tenant from lawfully occupying the Premises for the Permitted Uses, or performing any Alterations in the Premises (including the Initial Alterations), or obtaining any and all permits and licenses then required under applicable Laws in connection with the operation of the Premises, (iv) Landlord shall use reasonable efforts to keep Tenant advised as to the status of such proceedings, (v) no unsafe or hazardous condition relating to such contest remains unremedied that affects Tenant or the Premises in any material respect, and (vi) such noncompliance shall not adversely affect, in any material respect, Tenant’s access to the Premises or the provision of required Building services to the Premises. Landlord agrees to indemnify Tenant in accordance with Article 28 from liability or expense arising out of any such deferral of compliance or contest.

                    (c) Without limiting the generality of the foregoing, in the event that following the Commencement Date, Tenant is unable to obtain any building permits or other permits, approvals, sign-offs, certificates of completion or certificates (collectively, the “Required Documents”) from any Governmental Authority required for the performance or Substantial Completion of the Initial Alterations that will permit the Premises to be physically (as opposed to lawfully) occupied by up to 375 persons, solely as the result of (i) the existence of any violations of Laws affecting the Building, not caused by Tenant and compliance with which are the responsibility of Landlord pursuant to this Lease, or (ii) the failure of the Landlord to file the Alt I with the DOB on or before December 31, 2004, then following notice from Tenant of its inability to obtain a Required Document as a result of either of the circumstances set forth in clauses (i) or (ii) above, (A) Landlord shall proceed diligently and in good faith to cure and/or cause such violations to be discharged of record and/or to file the Alt I with the DOB, in each case, in order to remove the impediment described above so that Tenant can receive such Required Documents, as applicable, and (B) the Rent Abatement Amount shall be increased by an amount equal to $14,666.84 for each day that the Substantial Completion of the Initial Alterations is actually delayed by reason of such violations of Laws or Landlord’s failure to file the Alt I by December 31, 2004, subject to all of the conditions of Section 2.3 above. (For the purposes of clarification, if Tenant is unable to obtain any Required Documents for any reason other than either of the circumstances set forth in clauses (i) or (ii) above, such as Tenant’s design or layout of the Initial Alterations, or if Tenant occupies any portion of the Premises for business without the Required Documents, there shall be no increase in the Rent Abatement Amount pursuant to this subsection (c)). If after the Substantial Completion of the Initial Alterations (including the Substantial Completion of the CO Lavatory Work), and solely because of Landlord’s failure to complete Landlord’s CO Obligations or because of Landlord’s failure to comply with any of its other obligations expressly provided for in this Lease, at any time during the Term a CO Order is issued expressly indicating that the occupancy of the Premises exceeds the maximum permitted lawful occupancy of the Premises, or, in the case where Tenant has not yet occupied the Premises, expressly indicating that the maximum permitted lawful occupancy may not exceed a number that is less than 375 persons, then the provisions of subsection 8.2(c) shall apply.

     ARTICLE 9. Subordination and Non-Disturbance; Estoppel Certificates

                    Section 9.1 This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord or any Superior Lessor or Mortgagee may reasonably request to evidence such subordination.

                    Section 9.2 Except as set forth in this Article 9 and in Article 12, in the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant by written notice, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission. If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 9.2, such cure periods shall run concurrently, not consecutively.

                    Section 9.3 If a Mortgagee or Superior Lessor shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not:

                    (a) be liable for any previous act or omission of Landlord under this Lease, but if such previous act or omission of Landlord constitutes a default under this Lease that continues after the date of such attornment and adversely affects Tenant’s use and occupancy of the Premises in any material respect, then Successor Landlord shall be obligated to cure such continuing default;

                    (b) be subject to any offset against, or abatement of, Rent which theretofore may have accrued to or be claimed by Tenant against Landlord, other than any abatement of Rent expressly provided for in this Lease and other than pursuant to Section 30.4; or

                    (c) be bound by any previous material modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent, unless such modification or prepayment shall have been expressly approved in writing by such Mortgagee or Superior Lessor.

                    Section 9.4 (a) Notwithstanding the foregoing provisions of this Article 9, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any existing or future Mortgages or Superior Leases, Landlord shall deliver to Tenant for execution and acknowledgment a Non-Disturbance Agreement from the holder of each Mortgage and Superior Lease. A “Non-Disturbance Agreement” shall mean a subordination, attornment and non-disturbance agreement duly executed and acknowledged by the holder of a Mortgage or a Superior Lease, as the case may be, in recordable form and in the form customarily employed by such Mortgagee or Superior Lessor and reasonably satisfactory to Tenant. Landlord represents to Tenant that (i) Greenwich Capital Financial Products, Inc. (“Lender”) is the sole Mortgagee of the Building and the Real Property, and (ii) there are no Superior Leases affecting the Building or the Real Property. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord’s out-of-pocket costs incurred in payment of the fees and disbursements of counsel to any Mortgagee or Superior Lessor. Tenant agrees to execute, acknowledge and deliver to Landlord any such Non-Disturbance Agreement promptly after delivery by Landlord or any Mortgagee or Superior Lessor.

                    (b) If Landlord fails to deliver to Tenant a Non-Disturbance Agreement from Lender within thirty (30) days following the date that this Lease is fully executed and unconditionally delivered to Landlord and Tenant, then Tenant shall have the right to terminate this Lease by notice to Landlord, and upon the giving of such notice this Lease shall automatically terminate and be of no further force and effect, and thereafter neither party shall have any liability to the other hereunder, except as expressly provided hereunder, and Landlord shall return to Tenant the Security Deposit and any prepaid rent deposited by Tenant hereunder.

                    Section 9.5 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) Business Days’ prior notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Fixed Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the Security Deposit, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the signatory to which all notices and communication under the Lease shall be sent, the Commencement Date and the Expiration Date, and (h) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9.5 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of the Real Property or the Building, or of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.

     ARTICLE 10. Services

                    Section 10.1 Electricity. (a) Landlord shall, as part of Landlord’s Work, make available to Tenant at the Disconnect Switch, a total of 960 amperes, 277/480 volts, 3-phase, 4-wire, AC electrical capacity (inclusive of the electric power required for the operation of Tenant’s HVAC System) (the “Electrical Capacity”), by providing a 1200 ampere tap at the Building’s switchgear which will be fused at 80% at the Disconnect Switch. The Electrical Capacity shall be available to Tenant throughout the Term, subject to Unavoidable Delays. Tenant shall be solely responsible, at Tenant’s expense, for the installation of any additional risers or other electrical facilities and equipment required in order to deliver the Electrical Capacity from the Disconnect Switch to the interior of the Premises and to distribute it therein and to Tenant’s HVAC System. Tenant shall use Landlord’s designated electrical contractor to perform any required tap-ins to the Building’s electrical system. There shall be no tap-in or other charge to Tenant for the initial work necessary to provide the Electrical Capacity to Tenant at the Disconnect Switch. Tenant shall pay Landlord, as Additional Rent, at any time and from time to time, but no more frequently than monthly, for its consumption of electricity at the Premises, as provided in Section 10.1(c).

                    (b) “Landlord’s Electricity Cost” means the cost per kilowatt hour and cost per kilowatt demand, adjusted by time of day factors, fuel adjustment charges and other applicable rate adjustments, to Landlord for the purchase of electricity from the public utility or other electricity provider furnishing electricity service to the Building from time to time (the “Electricity Provider”), including sales and other taxes imposed by any Governmental Authority on Landlord’s purchase of electricity. If at any time during the Term the cost elements comprising Landlord’s Electricity Cost shall be increased or decreased by the Electricity Provider, or Landlord’s Electricity Cost shall be increased or decreased for any other reason, then effective as of the date of such increase or decrease, Tenant’s payment for submetered electricity under this Section 10.1 shall be proportionately increased or decreased. Currently, Landlord’s Electricity Cost is based upon Consolidated Edison Company’s Service Classification rate schedule S.C. #4 Rate I as in effect on the Commencement Date. If Landlord receives any rebates applicable generally to the S.C. #4 Rate I rate schedule or a successor classification, Landlord’s Electricity Cost will be appropriately adjusted to reflect such rebates. Notwithstanding the foregoing, Landlord reserves the right to contract with different Electricity Providers from time to time in its sole judgment, and without reference to whether any Electricity Provider selected by Landlord provides lower rates than any other electricity supplier, provided, however, that in no event shall Landlord’s Electricity Cost be based upon a net effective rate that is higher than said S.C. #4 Rate I (or its equivalent) to the extent same is then in effect.

                    (c) The calculations and determinations of the charges for electricity consumed by Tenant shall be based on the readings of one or more submeters to be installed by Landlord at Tenant’s expense, applied to Landlord’s Electricity Cost. If more than one submeter is used to measure Tenant’s consumption of electricity in the Premises, Tenant shall be billed separately for the electricity measured by each such submeter. With respect to each such submeter, Tenant shall pay to Landlord, as Additional Rent on demand from time to time but no more frequently than monthly, for its consumption of electricity at the Premises, a sum equal to 105% of the product of (i) Landlord’s Electricity Cost, multiplied by (ii) the actual number of kilowatts and kilowatt-hours of electric current consumed by Tenant in such billing period. In addition, Tenant shall pay to Landlord, as Additional Rent, the amount of any taxes imposed by any Governmental Authority on Landlord’s receipts from the sale of electricity to Tenant. Landlord agrees to maintain and repair such submeters during the Term, at Landlord’s expense, excluding any required repairs resulting from the negligence or willful misconduct of Tenant or any Tenant Party.

                    (d) During the period beginning on the Commencement Date and ending on the date upon which the submeters to be installed by Landlord in the Premises become operational, Tenant shall pay to Landlord a fixed fee for electricity supplied to the Premises of (i) during the period prior to the date Tenant first occupies all or any portion of the Premises for the conduct of its business, an amount per annum equal to One and 00/100 Dollar ($1.00) multiplied by the Premises Area, in equal monthly installments on the first (1st) day of each month during such period, and (ii) from and after the date Tenant first occupies all or any portion of the Premises for the conduct of its business, an amount per annum equal to Two and 50/100 Dollars ($2.50) multiplied by the Premises Area, in equal monthly installments on the first (1st) day of each month during such period, through the date such submeters become operational. If such submeters are not operational as of the date Tenant first occupies all or any portion of the Premises for the conduct of its business, then within six (6) months following the date such submeters become operational, Landlord and Tenant will meet and compare Tenant’s actual electric charges as determined by such submeters, over a period of not less than three (3) months, to the electric charges paid by Tenant pursuant to clause (ii) of the immediately preceding sentence on account of the period prior to the date such submeters become operational. If such comparison indicates that there has been an overpayment or underpayment, then the appropriate party shall pay or refund the amount thereof to the other party within thirty (30) days of the date such amount is determined. During the Term, Landlord shall test such submeters at reasonable intervals upon request by Tenant. If any such test discloses that any such submeters are inaccurate, then within six (6) months following the date such submeters are repaired, replaced or recalibrated, Landlord and Tenant will make appropriate financial adjustments in accordance with the procedure described in the two immediately preceding sentences.

                    (e) Tenant covenants that its use and consumption of electricity shall not at any time exceed the Electrical Capacity supplied to the Premises from time to time pursuant to this Section 10.1, nor exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the Premises, and Tenant shall, on notice from Landlord, promptly cease the use of any of Tenant’s electrical equipment that will cause Tenant to exceed such capacity. Any additional feeders, risers, electrical facilities and other such installations required for electric service to the Premises will be supplied by Landlord, at Tenant’s expense, on Landlord’s prior consent in each instance, provided that in Landlord’s reasonable judgment such additional electrical facilities and installations, feeders or risers are necessary for Tenant’s use of the Premises and are permissible under applicable Laws (including the New York State Energy Conservation Construction Code) and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with, or disturb, other tenants or occupants of the Building.

                    (f) Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent (except that Tenant’s liability to pay Landlord for electricity under this Section 10.1 shall cease as of the date of such disturbance), or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, unless caused by the negligence or willful misconduct of Landlord or any Landlord Party, subject to Section 11.2.

                    (g) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises on not less than sixty (60) days notice to Tenant, at Landlord’s option, or if submetering of electricity in the Building is hereafter prohibited by any Laws, or if Landlord is otherwise required by the Electricity Provider to discontinue furnishing electricity to Tenant. This Lease shall continue in full force and effect and shall be unaffected thereby except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant, and Tenant shall have no further obligation to pay Landlord for electricity to supplied to the Premises. If Landlord so discontinues furnishing electricity, Tenant shall arrange to obtain electricity directly from the Electricity Provider. Such electricity may be furnished to Tenant by means of the then existing electrical facilities serving the Premises to the extent available, suitable and safe for such purposes. Provided Tenant is diligently and in good faith arranging to obtain electricity directly from the Electricity Provider, Landlord may not discontinue the electric service to the Premises until Tenant is able to contract directly for, and actually receive, such electric service.

                    (h) Tenant shall apply, within ten (10) Business Days of Tenant’s receiving notice from Landlord pursuant to Section 10.1(g), to the Electricity Provider in order to obtain direct electric service, and from and after the date upon which Tenant procures direct electric service, Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Section 10.1. All costs associated with Tenant’s obtaining direct electric service to the Premises shall be borne by (i) Landlord, if Landlord voluntarily discontinues such service, or is compelled to discontinue such service by the Electricity Provider or pursuant to applicable Laws, or (ii) Tenant, if such discontinuance arises out of the negligence or willful misconduct of Tenant. Landlord will not voluntarily discontinue furnishing electricity to Tenant until Tenant receives directly from the Electricity Provider at a level of service not less than the Electrical Capacity, unless the Electricity Provider is not prepared to furnish electricity to the Premises on the date required as a result of Tenant’s delay or negligence in arranging for service, Tenant’s refusal to provide a deposit or other security requested by the Electricity Provider, or Tenant’s refusal to take any other action reasonably requested by the Electricity Provider.

                    (i) To assist Tenant in obtaining the benefits of Con Edison’s Business Incentive Rate for its electricity consumption at the Premises, Landlord, at no cost to Landlord, shall execute, if necessary, the Business Incentive Rate Application (Riders F & J to such application), or other applicable forms. To the extent that Landlord shall actually receive any reduction in the cost of electricity for the Building that are directly attributable to the Con Edison Business Incentive Rate applied for by Tenant and are identifiable as such, the Landlord’s Electricity Cost shall be adjusted so that Tenant shall receive such reduction on a dollar-for-dollar basis with the reduction actually received by Landlord. Notwithstanding the foregoing, nothing contained in this subsection (i) or elsewhere in this Lease shall be deemed to constitute a warranty or representation by Landlord that the Tenant is entitled to any such benefits, Tenant hereby acknowledging that Landlord has made no such representation or warranty.

                    Section 10.2 Heat, Ventilation and Air-Conditioning. (a) Landlord shall provide steam heat to the perimeter radiators in the Premises on Business Days from 8:00 a.m. to 6:00 p.m. on Business Days, and from 8:00 a.m. to 1:00 p.m. on Saturdays, during each period from October 15th through April 15th during the Term, through the Building standard heating system (the “Building Heating System”). Landlord shall not be responsible if the normal operation of the Building Heating System shall fail to provide heat at uniform temperatures throughout the Premises. Tenant shall cooperate fully with Landlord and shall comply with the regulations and requirements Landlord may prescribe for the proper functioning and protection of the Building Heating System.

                    (b) Landlord shall not be required to furnish heat during periods other than the hours and days set forth in this Section 10.2 (such periods being herein referred to as “Overtime Periods”), unless Landlord has received notice from Tenant requesting such service not less than twenty-four (24) hours prior to the time Tenant requires overtime heating service. Tenant shall pay Landlord, as Additional Rent within thirty (30) days after demand, for heating service during Overtime Periods at the standard rate then fixed by Landlord for the Building, which rate is presently $100.00 per hour, subject to increase during the Term to reflect increases in Landlord’s actual costs in providing overtime heating service. Failure by Landlord to provide heat or any other services during Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.

                    (c) Landlord shall have no obligation to provide air-conditioning or ventilation services to the Premises. Tenant shall be solely responsible, at Tenant’s expense, for the installation of an HVAC system serving the Premises, and of all feeders, risers, ductwork, fans, piping and other mechanical, electrical and plumbing facilities and equipment required in order to make such HVAC system functional in the Premises (collectively, “Tenant’s HVAC System”). Except for the connections to the Building’s chilled water system, all of Tenant’s HVAC System shall be within the Premises or the roof area between the wall of the lowered parapet described in Section 5.2(g), and the exterior window of the Premises, provided that none of the Tenant’s HVAC System installed on such roof area is visible from the streets. Following the installation of Tenant’s HVAC System, Tenant shall be solely responsible, at its expense, for the operation, maintenance, repair and replacement of Tenant’s HVAC System. Landlord shall grant to Tenant, for Tenant’s own use, a license of such roof area solely for the purpose of installing, operating, maintaining, repairing and replacing Tenant’s HVAC System, all at Tenant’s sole cost and expense, only to the extent permitted by applicable Law. Nothing contained in this Lease shall be deemed to constitute a warranty or representation by Landlord that any portion of such roof area may lawfully be used for the installation, operation, maintenance, repair and replacement of any of the Tenant’s HVAC System; that the certificate of occupancy for the Building will permit any portion of such roof area to be used for such installation, operation, maintenance, repair and replacement; or that any portion of such roof area is suitable for uses, Tenant hereby acknowledging that neither Landlord, nor any person acting on behalf of Landlord, has made any such representations or warranties. All of the provisions of this Lease shall apply to the installation, operation, maintenance, repair and replacement of the Tenant’s HVAC System in the Premises and on such roof area, including all provisions relating to compliance with Laws, insurance, indemnity, repairs and maintenance, and further including the provisions of Article 4, except that notwithstanding anything contained in Article 4 which may be deemed to the contrary, all aspects of the installation, repair and replacement of Tenant’s HVAC System that affect such roof area shall be deemed a structural Alteration and shall be performed by the Building’s roofing contractor (as designated by Landlord in writing), at Tenant’s sole cost and expense. The rates or fees charged by such contractor shall be competitive with those charged by unrelated or unaffiliated roofing contractors in the same area in the Borough of Manhattan as the Building, for the same services and materials. If any of the Tenant’s HVAC System generates noise likely, in Landlord’s reasonable judgment, to disturb other tenants or occupants of the Building, then Tenant shall install sound attenuated acoustic enclosures satisfactory to Landlord designed to eliminate such noise or reduce such noise to acceptable levels.

                    (d) Landlord will provide to Tenant chilled water sufficient to operate up to 250 tons of air-conditioning from the Building’s chilled water system, at no additional charge, between April 15 and October 15, on Business Days between 8:00 a.m. and 6:00 p.m., which chilled water will be at 48 degrees, plus or minus 2 degrees, and between October 16 and April 14, on Business Days between 8:00 a.m. and 6:00 p.m., which chilled water will be at 60 degrees, plus or minus 2 degrees, both as measured at the base building chillers. Tenant shall have the right to tap into the Building’s chilled water system, at Tenant’s expense. Except for such expense, there shall be no tap-in or other charge to Tenant for the initial work necessary to tap into the Building chilled water system. If Tenant requires chilled water at times other than between the hours of 8:00 a.m. and 6:00 p.m. on Business Days, then upon 24 hour notice (notice must be delivered on a business day), Landlord shall provide up to 250 tons of chilled water to Tenant at the Building’s then-applicable rate for overtime chilled water service. As of the date hereof, such rate is $.52 per ton per hour.

                    (e) In connection with the installation of Tenant’s HVAC System, Landlord will not unreasonably withhold its consent to the removal by Tenant of certain windows in the Premises and the installation by Tenant of exterior louvers in place of such windows in the exterior curtain wall of the Building on the 15th Street and/or 16th Street sides of the Building, provided that (i) Tenant will not install louvers or in any other way alter the appearance of the windows of the Premises facing Eighth Avenue or on the 15th Street or 16th Street sides of the Building within two (2) full window bays of the Eighth Avenue façade of the Building, and (ii) all elements of the design and materials of such louvers that would be visible from the exterior of the Building shall be consistent with the existing louvers installed in the Building, in Landlord’s reasonable judgment.

                    Section 10.3 Elevators. (a) Landlord shall provide passenger elevator service to the Premises on Business Days from 8:00 a.m. to 8:00 p.m. and freight elevator facilities on a non-exclusive basis, on Business Days from 8:00 a.m. to 4:45 p.m. (“Freight Business Hours”), and shall have one passenger elevator available at all other times, so that Tenant shall have access to the Premises 24 hours a day, 365 days a year. Such elevator service shall be subject to such rules and regulations as Landlord may promulgate from time to time with respect thereto. Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building, to permanently or temporarily discontinue the use of any one or more cars in any of the passenger, freight or truck elevator banks, provided that Tenant shall continue to be provided with adequate freight elevator service, taking into account Tenant’s use of the Premises for the Permitted Uses, and provided further that subject to Section 10.6, Article 24 and the other applicable provisions of this Lease, there shall be no fewer than three (3) passenger elevators serving the Premises on Business Days from 8:00 a.m. to 8:00 p.m. Tenant shall have the right to close off the elevator doors to the truck elevator located in the Premises so as to prevent access to the Premises through such doors, provided that Tenant shall not thereby interfere in any material respect with the functioning of the truck elevator itself.

                    (b) Tenant shall have the right, in common with others, to use the Building freight elevators during Freight Business Hours on a first-come, first-served basis, including use in connection with the construction of the Initial Alterations and for moving into the Premises. Landlord will make the freight elevator available to Tenant during other than Freight Business Hours, on not less than 24 hours prior request by Tenant (subject to reasonable Building requirements and any prior reservations made by other tenants and occupants of the Building), and Tenant shall pay Landlord’s then-current hourly charge therefor as Additional Rent within thirty (30) days after demand. As of the date hereof, Landlord’ s current charge for freight elevator service during other than Freight Business Hours is $170 per hour, subject to increase to reflect increases in Landlord’s costs of providing such service (including the charges for a hoisting engineer, if required). Landlord shall provide Tenant with up to twenty (20) hours of overtime freight elevator service for the Initial Alterations and Tenant’s move into the Premises, at Landlord’s expense and without charge to Tenant.

                    (c) Tenant acknowledges that (i) in addition to the Building freight elevators, there are so-called truck elevators within the Building, (ii) Landlord has no obligation to operate said truck elevators at any time, and (iii) if and when Landlord operates said truck elevators, the use of one (1) or more of same may be dedicated to the exclusive use of another tenant or occupant of the Building. Landlord agrees that during such times as Landlord is operating one (1) or more of said truck elevators, Tenant shall have the right, in common with others, to use those truck elevators that Landlord is so operating and are not dedicated to the exclusive use of another tenant or occupant of the Building, on a first-come, first-served basis, on not less than 24 hours prior request by Tenant (subject to reasonable Building requirements and any prior reservations made by other tenants and occupants of the Building), and Tenant shall pay Landlord’s then-current hourly charge therefor as Additional Rent within thirty (30) days after demand.

                    Section 10.4 Cleaning and Rubbish Removal. Tenant shall, at Tenant’s expense, provide cleaning services at the Premises pursuant to reasonable rules and regulations established by Landlord from time to time, and use a cleaning contractor approved by Landlord, which approval shall not be unreasonably withheld, subject to the provisions of Section 4.5. Tenant shall, at Tenant’s expense, provide refuse and rubbish removal service at the Premises at times, and pursuant to regulations, established by Landlord from time to time. Such services may be provided by Tenant’s own employees, subject to the provisions of Section 4.5.

                    Section 10.5 Water. Landlord shall furnish cold water in such quantities as are reasonably required for ordinary drinking, lavatory, pantry, shower and cleaning purposes to the Premises, without additional charge to Tenant except as follows. If Tenant uses materially greater quantities of water than that ordinarily required for such purposes by reason of additional Alterations, then, at Landlord’s option, Landlord may install a water meter and thereby measure Tenant’s consumption of water for all purposes, and Tenant shall thereupon (a) pay to Landlord the cost of any such meters and their installation, (b) at Tenant’s expense, keep any such meters and any such installation equipment in good working order and repair, and (c) pay to Landlord, as Additional Rent, as and when billed therefor for water consumed, together with a charge for any required pumping thereof, all sewer rents, charges or any other taxes, rents, levies or charges which now or hereafter are assessed, imposed or shall become a lien upon the Premises or the Real Property pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system, and in default in making such payment Landlord may pay such charges and collect the same from Tenant.

                    Section 10.6 No Warranty of Landlord. Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply (a) will be adequate for Tenant’s particular purposes or as to any other particular need of Tenant or (b) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or for repairs, additions, alterations, replacements, decorations or improvements which are, in the judgment of Landlord, necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall not (i) constitute an actual or constructive eviction, or disturbance of Tenant’s use and possession of the Premises, in whole or in part, (ii) entitle Tenant to any compensation or to any abatement or diminution of Fixed Rent or Additional Rent, except as expressly provided in this Lease, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any responsibility or liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Subject to the preceding sentence, Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements, decorations or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, except as provided in Section 6.3. Landlord shall not be required to furnish any services except as expressly provided in this Article 10.

                    Section 10.7 Riser Space. Landlord will make available to Tenant, without additional charge, riser and lateral space sufficient to accommodate (a) Tenant’s conduits running from the Meet-Me-Room (as defined in Section 10.8 below) to the Premises, (b) Tenant’s conduits running from the Premises to the Antenna Equipment pursuant to Section 10.10(a), and (c) Tenant’s conduits running from two (2) separate points of entry into the Building (which points of entry Landlord shall make available for Tenant’s use) to the Premises, for copper wiring only in connection with Tenant’s telecommunication needs. In addition, if, and to the extent, there is an “Occupancy Period” pursuant to the provisions of Section 10.8(d) below, and the Occupancy Period ends prior to the last day of the Term, or if the Operator ceases to operate the Meet-Me-Room and Landlord does not provide the services to be provided to Tenant in the Meet-Me-Room (as more particularly described in Subsection 10.8(d)), then on or prior to the last day of the Occupancy Period, or, if there is no Occupancy Period, on the date, subject to Unavoidable Delays, neither the Operator nor Landlord provides the services to be provided to Tenant in the Meet-Me-Room (as more particularly described in Subsection 10.8(d)), Landlord will immediately make available to Tenant, without additional charge, two (2) separate points of entry into the Building in order for Tenant to obtain its telecommunications and data services (in addition to the telecommunications services described in clause (c) above), and riser and lateral space sufficient to accommodate Tenant’s telecommunication requirements from the basement of the Building to the Premises. Landlord will cooperate with Tenant in order to make available the most practicable existing direct pathways for such conduits, taking into account the rights of other tenants and occupants of the Building in the common areas of the Building and the common shafts and risers, and the Building construction rules and regulations with respect to such installations, provided that in no event shall any core drilling be required for such pathways. If Tenant requires additional riser space, then upon request by Tenant, subject to availability of riser space in the Building, as determined by Landlord in its reasonable discretion, Landlord will make available riser space at Landlord’s then-current rate for riser space in the Building, which rate is currently an annual charge of $10.00 per lineal foot. All work in connection with the installation of such conduits, including core drilling, if required, shall be performed by Tenant at Tenant’s expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall reasonably prescribe. Landlord shall make available to Tenant reasonable access within the Building’s core for purposes of such installation work. In addition, if Tenant requests, Landlord will provide a location in the basement of the Building for Tenant to install, at its sole cost and expense, pursuant to the applicable provisions of this Lease, a ground conductor connecting to the Premises.

                    Section 10.8 Meet-Me-Room. (a) An Affiliate of Landlord (such Entity, and any successor thereto, the “Operator”) has constructed a carrier-neutral cross-connect facility (sometimes referred to as a “meet-me-room”) to be available for use by Tenant, Landlord, other tenants and occupants of the Building, and telecommunications service providers to the Building (the “Meet-Me-Room”). Tenant agrees to license from the Operator space for the installation of a single dedicated cabinet, and to make interconnections to Tenant’s telecommunications service providers in the Building through the Meet-Me-Room, at the Operator’s (or, if there is no Operator, Landlord’s) then current monthly charge for such space as Additional Rent, commencing on the date Tenant or any Tenant Party first occupies any portion of the Premises for the conduct of business, and on the first day of each calendar month during the Term thereafter. If the date on which Tenant or any Tenant Party first occupies any portion of the Premises for the conduct of business occurs on a date other than the first (1st) day of a calendar month, such monthly charge for such calendar month shall be prorated on a daily basis for the period from such date to the last day of such month, based on the number of calendar days in such calendar month. As of the date hereof, the Operator’s monthly charge for such space (i.e., the monthly charge per single dedicated cabinet; the “Cabinet Fee”) is $1,200.00 which Tenant shall continue to pay until it is notified from time to time of any increases therein. There shall be a separate charge for cross-connects installed by or on behalf of Tenant in the Meet-Me-Room, at Landlord’s or the Operator’s then-current charge therefor, as Additional Rent within thirty (30) days after demand therefor. Landlord shall provide one (1) twenty-ampere electrical circuit, at 110 or 220 volts, to Tenant for use in the Meet-Me-Room, without additional charge to Tenant. Except as set forth in this Section 10.8, Tenant shall not be required to pay any other costs or charges with respect to the Meet-Me-Room and Tenant’s use and occupancy thereof. Notwithstanding anything in this subsection (a) to the contrary, provided Tenant continuously licenses and uses at least one (1) single dedicated cabinet (as opposed to licensing a cage, suite or other area as contemplated in subsection (c) below in lieu of licensing a single dedicated cabinet either for the remainder of the Term or for less than the remainder of the Term and then re-licensing a single dedicated cabinet), the Cabinet Fee payable by Tenant during any calendar year shall not be greater than 105% of the Cabinet Fee payable by Tenant as of the last day of the immediately preceding calendar year (such maximum Cabinet Fee being herein referred to as the

“Maximum Cabinet Fee”), Landlord and Tenant agreeing that regardless of when the Term commences and Tenant actually commences paying a Cabinet Fee, the Maximum Cabinet Fee payable by Tenant for the 2004 calendar year shall be $1,260.00 per month, the Maximum Cabinet Fee payable by Tenant for the 2005 calendar year shall be $1,323.00 per month, and the Maximum Cabinet Fee payable by Tenant for the 2006 calendar year shall be $1,389.15 per month.

                    (b) Tenant acknowledges that other tenants and occupants of the Building may have similar rights to use the Meet-Me-Room. In no event shall Tenant or any Tenant Party cause any interference with or damage to the Meet-Me-Room or any property of others located therein. At Landlord’s election, Landlord may also require that (i) all installations of equipment, connections, cages, cabinets, wiring and other items to be installed on behalf of Tenant in the Meet-Me-Room shall be installed by Landlord or its designated contractors, and (ii) all users of the Meet-Me-Room shall use standard specifications for all wiring, cabling and connecting lines to be installed therein. If Landlord imposes the foregoing requirements, it shall use all commercially reasonable efforts to impose substantially the same requirements on all other users of the Meet-Me-Room (other than Landlord and its Affiliates). Tenant shall cooperate in keeping the Meet-Me-Room locked and in restricting access to the Meet-Me-Room to employees, contractors and other persons who need access in order to facilitate such interconnections. Landlord also shall have the right, in Landlord’s sole discretion, to enforce such other security measures and installation guidelines as Landlord deems appropriate. However, except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Party, Landlord shall have no liability to Tenant for any damage or interference caused by any Person to Tenant or any Tenant’s Property in the Meet-Me-Room.

                    (c) If, and for so long as, Tenant is licensing space in the Meet-Me-Room or in any other portion of the Building dedicated to cross-connect telecommunications facilities for a cage, suite or other area in connection with Tenant’s telecommunications services, and as a result of Tenant licensing such cage, suite or other area Tenant is not using any cabinets, then in lieu of being obligated to license a single dedicated cabinet and pay the then current monthly Cabinet Fee therefor, Tenant shall be obligated under this Section 10.8 to license such cage, suite or other area and pay the greater of then current monthly charge therefor and the then current monthly Cabinet Fee that would be payable by Tenant for a single dedicated cabinet (without taking into account the Maximum Cabinet Fee), and the provisions of this Section 10.8 shall be deemed revised accordingly.

                    (d) In the event that the Operator ceases to operate the Meet-Me-Room for any reason whatsoever, then, to the extent Landlord is not legally prevented from doing so, and so long as no Material Default shall then be continuing:

                    (i) For a period of not less than ninety (90) days following the date the Operator ceases to operate the Meet-Me-Room (the “Occupancy Period”), Landlord will provide the services required to be provided to Tenant in the Meet-Me-Room in accordance with industry custom and practice and the terms and conditions of Tenant’s license agreement with the Operator, provided that Landlord shall not be (A) liable for any previous default of the Operator under the applicable license agreement unless such previous default created or resulted in a condition that continues to exist following

Landlord’s coming into possession of the Meet-Me-Room, in which event Landlord shall be obligated to cure such condition to the extent it adversely affects Tenant’s use, possession, enjoyment or occupancy of the Meet-Me-Room, and (B) in all events, Landlord shall have no liability to Tenant for any offsets, credits, prepaid license fees (unless actually received by Landlord) or any other financial obligations of any kind whatsoever in connection with the Meet-Me-Room; and

                    (ii) During the Occupancy Period, Landlord will not evict Tenant or otherwise disturb Tenant’s use, possession, occupancy and enjoyment of the Meet-Me-Room in accordance with the provisions of this Agreement.

                    (e) On or before the last day of the Occupancy Period, Tenant shall vacate and surrender possession of its space in the Meet-Me-Room to Owner, and shall remove all of its interconnections and other installations from the Meet-Me-Room as provided in Section 10.(f); except that if the last day of the Occupancy Period occurs during the last year of the Term, and Tenant can operate its telecommunications in the Meet-Me-Room without the Operator, Landlord or any other person providing the services described in this Section 10.8, then Tenant, at no charge, may continue to use such equipment for the balance of the Term, in which event Tenant’s obligations under this Subsection (e) shall be suspended until the end of the Term.

                    (f) The privileges granted Tenant under this Section 10.8 merely constitute a license, shall not be deemed to grant Tenant a leasehold or other real property interest in the Meet-Me-Room or any portion thereof, shall continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease, and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. On the Expiration Date or sooner termination of the Term, Tenant shall promptly remove, at Tenant’s expense, all cable, wiring, connecting lines, and other installations, equipment and property installed or placed by or for Tenant in the Meet-Me-Room.

                    (g) During such portion of the Term that Tenant is permitted to use the Meet-Me-Room pursuant to this Article 10, Landlord shall make emergency electric power service available to the Meet-Me-Room from the Building emergency electric generator system (the “Building Generator”); provided, however, that Landlord shall not be liable in any way to Tenant for any delay, interruption, failure, variation or defect in or with regard to the Building Generator or emergency electric power, and in no event shall Landlord be liable to Tenant for special, indirect or consequential damages which may result from any such delay, interruption, failure, variation or defect. In addition, during such time that the Operator is operating the Meet-Me-Room, Landlord shall not be liable in any way to Tenant for any delay, interruption, failure, variation or defect in or with regard to the services to be provided to Tenant in or by the Meet-Me-Room, and in no event shall Landlord be liable to Tenant for any damages (e.g., special, indirect, consequential or otherwise) which may result from any such delay, interruption, failure, variation or defect.

                    Section 10.9 Building Emergency Generator

                    (a) At Tenant’s option, subject to the availability of emergency generator capacity in the Building from time to time, as determined by Landlord, Landlord shall make up to 400 amperes of 460/480-volt, 3 phase, 4 wire emergency electric power service (“EPS”) available to Tenant for use in the Premises from the Building Generator, for a minimum term (the “EPS Term”), measured from the date Tenant connects to the Transfer Switch (defined below), equal to the lesser of five (5) years or the then-remaining Term of this Lease, as provided in this Section 10.9. Landlord shall reserve not less than 400 amperes of EPS capacity for Tenant’s use for a period of sixty (60) days after the Commencement Date, but shall have no obligation to reserve EPS capacity for Tenant thereafter. If Tenant so elects, Tenant shall notify Landlord, and if (subject to the immediately preceding sentence) sufficient EPS capacity is then available, Landlord shall install, at Tenant’s expense (i) an automatic transfer switch (the “Transfer Switch”), in the Premises at a location to be designated by Landlord and reasonably satisfactory to Tenant, sufficient to supply the requested amperage of EPS at 460/480 volts, 3 phase, 4 wire, to the Premises at connection points dedicated exclusively to Tenant (such requested amperage being herein referred to as the “Requested Amperage”), and (ii) a connection from the Building Generator to the Transfer Switch. Landlord shall make the EPS capacity so provided to Tenant available for the entire EPS Term. Tenant shall have the right to terminate its obligation to receive EPS from Landlord at any time after the expiration of the EPS Term, on not less than ninety (90) days prior notice to Landlord. Subject to Tenant’s right to so terminate its obligation to receive EPS from Landlord, and subject to the other applicable provisions of this Lease, if Tenant elects to receive EPS, then during the EPS the amperage to which Tenant shall be entitled shall not be reduced below the Requested Amperage without Tenant’s prior written consent.

                    (b) Tenant shall pay Landlord for EPS as follows:

                    (i) Tenant shall pay all actual costs and expenses incurred by Landlord in making EPS available to the Premises, including the costs to furnish and install the Transfer Switch and all cabling and other devices necessary to connect the Building Generator to the Transfer Switch, within thirty (30) days after demand by Landlord; and

                    (ii) Tenant shall pay an annual fee (the “EPS Fee”) set forth in subsection (c) below during the EPS Term, irrespective of whether or not emergency power is ever required or used by Tenant. The EPS Fee shall be payable by Tenant to Landlord as Additional Rent in advance in equal monthly installments on the first day of each month during the EPS Term.

                    (c) The EPS Fee shall be $150 per year for each ampere of the Requested Amperage. At Landlord’s option, Landlord may bill Tenant for the EPS Fee other than on a monthly basis, provided that Landlord may not so bill Tenant more frequently than monthly. Tenant’s liability for the EPS Fee (including all increases therein) shall survive the expiration or sooner termination of the Term.

                    (d) Landlord shall supply EPS to Tenant only if there is an interruption or failure in the supply of electric current to the Premises, and under no other circumstances. Tenant shall be responsible for the payment of any occupancy tax, or any other tax (other than Landlord’s income tax) imposed upon the Additional Rent paid by Tenant pursuant to this Section 10.9.

                    (e) Tenant shall not transfer or assign the right to receive EPS service except in connection with an assignment of this Lease consented to by Landlord as and to the extent required under Article 14, and under no circumstances shall this right be transferred or assigned to any party who is not a tenant under this Lease. Tenant acknowledges that the Building Generator (and any replacement or substitute therefor), and all connections thereto, are and shall remain the sole property of Landlord and may not be removed by Tenant.

                    (f) Landlord shall have the right, in Landlord’s sole discretion and at Landlord’s expense, at any time and from time to time during the EPS Term, upon not less than thirty (30) days prior written notice to Tenant, to relocate any of the generators comprising the Building Generator system to other areas of the Building, or to substitute different or additional generators for those comprising the Building Generator system as of the date hereof. Tenant shall cooperate with Landlord to effectuate any such relocation or substitution affecting the Building Generator system.

                    (g) Upon and subject to the provisions of this Lease, Landlord shall maintain and repair the Building Generator in good working order throughout the EPS Term, and shall maintain such service contracts and take such other actions as may be necessary in Landlord’s sole judgment to keep the Building Generator in good working order; provided, however, that Landlord shall not be liable in any way to Tenant for any delay, interruption, failure, variation or defect in or with regard to the Building Generator or EPS, and in no event shall Landlord be liable to Tenant for special, indirect or consequential damages which may result from any such delay, interruption, failure, variation or defect. Landlord will not contract to supply EPS to any Person that would cause the total contractual commitments for EPS capacity in the Building to exceed the capacity of the Building Generator. At Tenant’s request, Landlord will conduct tests of the Building Generator, but not more frequently than quarterly.

                    Section 10.10 Antenna Equipment and Roof Space

                    (a) (i) From and after the date (the “Roof Space Commencement Date”) that Tenant notifies Landlord that Tenant desires “Roof Space for the Antenna Equipment,” through the Roof Space Expiration Date (as hereinafter defined), Landlord shall grant to Tenant, for Tenant’s own use and not for resale purposes, a license of such area or areas as are reasonably required by Tenant on the roof of the Building (the “Roof Space”), but not to exceed twenty-five (25) square feet in the aggregate, for the construction, installation, operation, maintenance, repair and use by Tenant of one or more communications whip antennae or satellite dishes, and the masts therefor, none of which shall exceed ten feet (10’) in overall height from the surface of the roof, and which satellite dishes shall not exceed one (1) meter in diameter, for use in conjunction with Tenant’s equipment and facilities in the Premises, together with related cabling, electricity, supply and return lines and the conduits therefor, mountings and supports for the foregoing (collectively, the “Antenna Equipment”), at locations designated by Landlord. (If as a result in changes in technology, Tenant wants to substitute for such whip antenna or satellite dish, other forms of communication receiving and transmitting equipment that are then being used in other buildings in the vicinity of the Building, Tenant may do so with Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed). In connection therewith, Landlord shall make available to Tenant reasonable access to the roof for such construction, installation, operation, maintenance, repair and use. If any of the Antenna Equipment generates noise likely, in Landlord’s reasonable judgment, to disturb other tenants or occupants of the Building, then Tenant shall install sound attenuated acoustic enclosures satisfactory to Landlord designed to eliminate such noise or reduce such noise to acceptable levels. If Tenant requires riser and lateral space for conduit connecting the Premises to the Antenna Equipment, Landlord shall make available to Tenant, for Tenant’s use solely in connection with the Antenna Equipment, at a location or locations determined by Landlord in its sole judgment, riser and lateral space sufficient for the installation, at Tenant’s expense, of cabling and electricity, supply and return lines reasonably required for the operation of the Antenna Equipment. References herein to the Antenna Equipment shall be deemed to include such riser and lateral and any conduit therein.

                         (ii) For the purposes of this Article, “Roof Space Expiration Date”) shall mean the earlier of (x) the last day of the Term, and (y) the later of (A) the date on which Tenant removes the Antenna Equipment (including all such cabling and electricity, supply and return lines, and the conduits and risers therefor) from the Roof Space and all other portions of the Building and repairs all damage to the Roof Space and other portions of the Building caused by such removal, and (B) the date on which Landlord receives notice of such removal and repairs (if any).

                    (b) All of the provisions of this Lease shall apply to the installation, use and maintenance of the Antenna Equipment, including all provisions relating to compliance with Laws (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance. In furtherance of the foregoing, the installation of the Antenna Equipment shall constitute an Alteration and shall be performed by Tenant at Tenant’s expense (including any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 4. The Antenna Equipment shall be treated for all purposes of this Lease as Tenant’s Property.

                    (c) Tenant shall not directly or indirectly, by operation of law, or otherwise, assign or otherwise transfer the license granted under this Section 10.10 or the right to use the Antenna Equipment, or underlet, sublet, or sublicense, such license or any of such rights, or any portion of the Roof Space. Tenant acknowledges and agrees that such license and rights, are granted exclusively for the enjoyment of the Tenant, and for no other persons or entities and only during such time as such Tenant is the tenant under this Lease and occupies the entire Premises. Under no circumstances may Tenant charge for the use of the Antenna Equipment. Notwithstanding anything contained in this to the contrary, if pursuant to, and in accordance with, Article 14 of this Lease, (i) this Lease is assigned, then such assignment shall include this Article, or (ii) if the entire Premises is sublet, then Tenant may sublet the Roof Space to, and permit the Antenna Equipment to be used by, the subtenant.

                    (d) From and after the date which is thirty (30) days after the date on which Tenant notifies Landlord that Tenant desires “Roof Space for the Antenna Equipment,” through the Roof Space Expiration Date, Tenant shall pay a license fee to Landlord for the Roof Space, as Additional Rent in advance on the first day of each month during the Term, the amount of Two Hundred Fifty and 00/100 Dollars ($250.00) per month (the “Antenna Fee”), subject to increase pursuant to Section 10.10(e).

                    (e) For purposes of this Lease, (i) the term “CPI” means the Consumer Price Index for All Urban Consumers, New York, N.Y. - Northeastern, N.J., 1982-84=100; provided, however, that if the CPI or any successor index shall cease to be published, Landlord shall substitute therefor such other comparable index as Landlord shall reasonably determine, and (ii) the term “CPI Fraction” means, as of each January 1st during the Term (an “Adjustment Date”), a fraction (A) the numerator of which is the sum of (1) the CPI in effect on the immediately previous Adjustment Date (the “Base Index”) plus (2) the amount by which the CPI in effect on the Adjustment Date exceeds the Base Index, and (B) the denominator of which is the Base Index. If, as of each Adjustment Date, the CPI then in effect is greater than the Base Index, then the Antenna Fee shall be increased as of such Adjustment Date to an amount equal to the product of (a) the Antenna Fee then in effect for the immediately previous calendar year, multiplied by (b) the CPI Fraction. In no event shall the Antenna Fee ever be reduced pursuant to this Section 10.10(e).

                    (f) Landlord retains the right to use the portions of the Building’s roofs adjacent to the Roof Space, or the area above the Roof Space, for any purpose whatsoever, provided such use shall not unreasonably interfere with the functioning of the Antenna Equipment. Tenant shall use and operate the Antenna Equipment so as not to cause any interference with Landlord’s use of the roof, or damage to or interference with the operation of the Building or the Building Systems, or interference with any equipment installed by Landlord or any other tenant in the Building. If the Antenna Equipment interferes with Landlord’s use of the roof, or any equipment installed by Landlord or any tenant in the Building, or interferes with the operation of the Building or the Building Systems, or if Landlord shall reasonably determine that the operation of the Antenna Equipment (i) may cause a health hazard or danger to property, or (ii) may not be in accordance with governmental or quasi-governmental standards for non-ionizing radiation for occupational or general public health levels, then Tenant, at its expense, shall take all steps necessary to eliminate such interference or condition, and if Tenant shall fail to eliminate such interference or condition, Tenant shall relocate the Antenna Equipment to another area on the roof of the Building designated by Landlord in writing, in which event such other designated area shall become the “Roof Space,” and within thirty (30) days after such designation, Tenant, at its sole cost and expense, shall relocate the Antenna Equipment to the new Roof Space and shall repair all damage to any portion of the Building caused by such relocation. In the event Tenant fails, within thirty (30) days after such designation, to relocate or remove the Antenna Equipment, Landlord may do so, and Tenant shall promptly reimburse Landlord for all costs and expenses reasonably incurred by Landlord in connection therewith.

                    (g) In addition to Landlord’s rights under subsection (f) above, Landlord may at its option, at any time during the Term upon not less than thirty (30) days prior notice to Tenant (except in the event of an emergency) relocate the Antenna Equipment to another area on the roof designated by Landlord (in which event such other designated area shall become the “Roof Space”), provided that such relocation of the Antenna Equipment does not cause the operation thereof to be interrupted or impaired, other than temporarily, and except as set forth in Section 10.10(f), such relocation shall be performed at Landlord’s expense. Landlord shall use reasonable efforts to minimize the duration of such interruption, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant shall first pay Landlord’s reasonable estimate of all incremental cost increases to do so. In such event Tenant shall pay, as Additional Rent upon presentation of appropriate invoices, all additional costs incurred by Landlord in connection therewith.

                    (h) Landlord shall not have any obligations with respect to the Antenna Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto, nor shall Landlord be responsible for any damage that may be caused to Tenant or the Antenna Equipment. Landlord makes no representation that the Antenna Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

                    (i) Tenant shall (i) be solely responsible for any damage caused as a result of the use of the Antenna Equipment by Tenant or any Tenant Party, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws relating to the installation, maintenance or use of the Antenna Equipment, and (iii) promptly and diligently perform all necessary repairs or replacements to, or maintenance of, the Antenna Equipment, provided, however, that if Tenant’s failure after thirty (30) days’ notice from Landlord to so repair, replace or maintain the Antenna Equipment jeopardizes in any way Landlord’s or any other tenant’s property located on the roof or within the Building, Landlord may, at Landlord’s option, elect to perform such repairs, replacements or maintenance at Tenant’s expense. Landlord shall give Tenant thirty (30) days’ prior notice of its election to perform such repairs, except in an emergency.

                    (j) The privileges granted Tenant under this Section 10.10 merely constitute a license and shall not, now or at any time after the installation of the Antenna Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roofs. The license granted to Tenant in this Section 10.10 shall continue until and automatically terminate and expire upon the Roof Space Expiration Date and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. Upon request by Landlord following the Roof Space Expiration Date and the expiration of the license granted to Tenant in this Section 10.10, Tenant, at Tenant’s expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s right to use the roof of the Building.

     ARTICLE 11. Insurance

                    Section 11.1 Tenant, at its expense, shall obtain and keep in full force and effect a policy of commercial general liability insurance, including premises operations and contractual liability under which the insurer agrees to insure Tenant’s obligations under Article 28, under which Tenant is named as the insured and Landlord, Landlord’s asset manager, Landlord’s managing agent for the Building, and any Superior Lessors and any Mortgagees (whose names shall have been furnished to Tenant) are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any Superior Lessors or Mortgagees named as additional insureds. Tenant’s primary commercial general liability policy shall contain a provision that the policy shall be noncancellable unless ten (10) days’ written notice shall have been given to Landlord and Landlord shall similarly receive ten (10) days’ notice of any material change in coverage. The minimum limits of liability (which may include umbrella coverage) shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000 general aggregate limit; provided, however, that Landlord shall retain the right to require Tenant to increase said coverage to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by prudent landlords of comparable buildings in the City of New York, and provided further that Landlord shall require similar increases of other tenants of space in the Building comparable to the Premises, to the extent Landlord shall then have the right to do so under applicable leases. Tenant shall also obtain and keep in full force and effect during the Term (a) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” insurance policies with extended coverage (including theft, sprinkler leakage and boiler and machinery, if applicable) at full replacement value, to Tenant’s Property and Alterations for the full insurable value thereof or on a replacement cost basis; (b) Workers’ Compensation Insurance, as required by law; (c) New York Disability Benefits Law Policy; (d) liquor liability coverage, if alcohol is served or permitted on the Premises, and (e) such other insurance in such amounts as Landlord, any Mortgagee or Superior Lessor may reasonably require from time to time, based upon insurance standards then customarily imposed upon other commercial office tenants in Manhattan. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating” of “A-” and a “Financial Size Category” of at least “IX” or if such ratings are not then in effect, the equivalent thereof. Tenant shall have the right to insure and maintain the insurance coverages set forth in this Section 11.1 under blanket insurance policies covering other premises occupied or owned by Tenant and Tenant’s Affiliates, so long as such blanket policies comply as to terms and amounts with the insurance provisions set forth in this Lease without co-insurance, and provided that upon request, Tenant shall deliver to Landlord a certificate of Tenant’s insurer evidencing such coverage, and provided further that such blanket policies contain an endorsement (i) naming Landlord (and the above-mentioned other Persons) as additional insureds, (ii) specifically referencing the Premises, and (iii) guaranteeing a minimum limit available for the Premises equal to the limits of liability required under this Lease.

                    Section 11.2 (a) Landlord and Tenant hereby waive any and all rights of recovery against the other, and against any Landlord Party or Tenant Party, as the case may be, for loss of or damage to the property of the waiving party to the extent such loss or damage would be covered under a comprehensive “all risk” insurance policy with extended coverage at full replacement value insuring Tenant’s Property and Alterations or Landlord’s interest in the Building, as the case may be. In addition, the parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to Alterations or Tenant’s Property, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

                    (b) Landlord and Tenant each hereby releases the other (and the respective Landlord Parties and Tenant Parties, as the case may be) with respect to any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damages or destruction of the type that would be covered under a comprehensive “all risk” insurance policy with extended coverage; i.e., in the case of Landlord, as to the Building, and, in the case of Tenant, as to Tenant’s Property and Alterations (including rental value or business interruption, as the case may be) occurring during the Term.

                    (c) For so long as 111 Chelsea Commerce LP (“Current Landlord”) shall remain the owner of the Building, Current Landlord agrees to maintain (i) insurance against loss or damage to the Building by fire and such other risks and hazards as are insurable and available at commercially reasonable rates under then available forms of “all risk” insurance policies with extended coverage, and (ii) a policy of commercial general liability insurance with minimum limits of liability in amounts comparable to insurance maintained by other prudent landlords of comparable buildings in the City of New York.

                    Section 11.3 On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Article 11, including evidence of waivers of subrogation required pursuant to Section 11.2. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least twenty (20) days prior to the expiration of such policy.

     ARTICLE 12. Destruction of the Premises; Property Loss or Damage

                    Section 12.1 (a) If the Premises are damaged by fire or other casualty, or if the Building is so damaged that Tenant shall be deprived of reasonable access to the Premises or use of the Premises, Tenant shall give prompt notice thereof to Landlord, and the damage (i) to the Building shall be repaired by and at the expense of Landlord so that access to the Premises shall be substantially the same as prior to the damage, and (ii) to the Premises shall be repaired (A) by Landlord as to the core, shell, floor slab, roof, windows, curtain wall and other structural elements of the Building located in the Premises, and the Building Systems to the point of delivery to the Premises (the “Base Building Restoration”), and (B) by Tenant as to all other elements of the Premises, including Alterations and Tenant’s Property. Commencing on the date of such fire or other casualty, Fixed Rent and Additional Rent shall be reduced in the proportion that the area of the part of the Premises that is neither usable nor used by Tenant bears to the total Premises Area (provided, however, that in the event that the Premises shall be so damaged so as not to be usable or accessible and Tenant is unable to conduct its business in the remaining portion of the Premises, then Fixed Rent and Additional Rent shall be entirely abated), until the earlier to occur of (1) one hundred fifty (150) days after the date the Base Building Restoration shall be Substantially Completed, or (2) the date Tenant or any Tenant Party shall resume occupancy of the Premises for the conduct of its business. Landlord shall have no obligation to repair any damage to, or to replace, any Alterations or Tenant’s Property.

                    Section 12.2 Notwithstanding anything to the contrary set forth in Section 12.1, if (a) the Premises are totally damaged or are rendered wholly untenantable, or (b) the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) such that (i) the cost of restoration would require the expenditure of more than thirty-five (35%) percent of the full insurable value of the Building immediately prior to the casualty, and (ii) as a result thereof, Landlord shall have terminated the leases of tenants occupying not less than thirty-five percent (35%) of the floor area of the portion of the Building extending twelve (12) full column bays west from Eighth Avenue, and from the ground floor to the roof, then in such event, Landlord may, not later than sixty (60) days following the date of the damage, give Tenant a notice in writing terminating this Lease. If this Lease is so terminated, the Term shall expire upon the tenth (10th) day after such notice is given, and Tenant shall vacate and surrender the Premises to Landlord as soon as reasonably practicable thereafter. Upon the termination of this Lease under the conditions provided for in this Section 12.2, Tenant’s liability for Fixed Rent and Additional Rent shall cease as of the date of such fire or other casualty, and Landlord shall refund to Tenant the Security Deposit and any prepaid portion of Fixed Rent or Additional Rent for any period after such date.

                    Section 12.3 (a) If the Premises are damaged by fire or other casualty and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if Landlord shall not have terminated this Lease pursuant to Section 12.2, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect believes the restoration of the Premises shall be Substantially Completed. If the Restoration Notice shall indicate that the restoration shall not be substantially completed within twelve (12) months following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than forty-five (45) days following receipt of the Restoration Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Fixed Rent and Additional Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding anything set forth to the contrary in this Article 12, in the event that a fire or other casualty rendering the Premises wholly untenantable, or that causes substantial damage to the Premises or prevents access thereto, shall occur during the final eighteen (18) months of the Term, either Landlord or Tenant may terminate this Lease by giving the other party a Termination Notice as set forth herein.

                    (b) If Tenant shall either have had the right to give a Termination Notice pursuant to Section 12.3(a), but shall not have done so, or shall not have had the right to give a Termination Notice pursuant to Section 12.3(a), and in either case Landlord shall fail to Substantially Complete the Base Building Restoration within twelve (12) months following the date of such damage or destruction, then Tenant shall again have the right to terminate this Lease by giving a Termination Notice, and unless Landlord Substantially Completes the Base Building Restoration within thirty (30) days following the giving of such Termination Notice, this Lease shall be deemed canceled and terminated as set forth in this Section 12.3.

                    Section 12.4 This Article 12 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case. The provisions of this Article 12 shall survive the Expiration Date or sooner termination of the Term.

     ARTICLE 13. Eminent Domain

                    Section 13.1 (a) If (i) all of the floor area of the Premises, or so much thereof as shall render the Premises wholly untenantable, shall be acquired or condemned for any public or quasi-public use or purpose, or (ii) a portion of the Real Property, not including the Premises, shall be so acquired or condemned, but by reason of such acquisition or condemnation, Tenant no longer has means of access to the Premises, then this Lease and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In the event of any termination of this Lease and the Term pursuant to the provisions of this Article 13, Fixed Rent and Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

                    (b) If the part of the Real Property so acquired or condemned contains more than ten percent (10%) of the total Premises Area immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within forty-five (45) days following the date Tenant receives notice of such acquisition or condemnation. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon the thirtieth (30th) day following the giving of such notice.

                    Section 13.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or any Alterations, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking and for any moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord.

                    Section 13.3 If only a part of the Real Property shall be so acquired or condemned then, subject to Section 13.1, this Lease and the Term shall continue in force and effect. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned so as to constitute tenantable Premises. From and after the date of the vesting of title, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.

     ARTICLE 14. Assignment and Subletting

          Section 14.1 Except as expressly provided in this Article 14, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor sublet (nor underlet), nor suffer, nor permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole and absolute discretion. If this Lease is assigned, or if the Premises or any part thereof are sublet or occupied by anybody other than Tenant, or if this Lease or the Premises are encumbered (whether by operation of law or otherwise) without Landlord’s consent, then Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Fixed Rent and Additional Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions hereof, the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant its obligations under this Lease, and Tenant shall remain fully liable therefor. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord, to the extent required hereunder, to any further assignment or subletting. Except as otherwise expressly provided herein, in no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance, which consent, will not be unreasonably withheld, subject to the provisions of Section 14.6. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 14 shall be void.

          Section 14.2 If Tenant intends to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a “Tenant’s Notice”) thereof to Landlord, setting forth: (a) as to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive for such assignment, (b) as to a sublease of all or a part of the Premises (i) the proposed commencement date (which shall be not less than thirty (30) nor more than one hundred and eighty (180) days after the giving of Tenant’s Notice) and expiration date of the sublease, (ii) the rental rate and other material business terms on which Tenant would sublease such premises, and (iii) a description of the Premises showing the portion to be sublet, (c) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (d) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, and (e) a true and complete copy of a term sheet or summary of terms (which need not be legally binding) agreed to by Tenant and the proposed assignee or subtenant with respect to the proposed assignment or sublease, and any other agreements relating thereto. Tenant’s Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (A) sublease such space (the “Leaseback Space”) from Tenant as provided in Section 14.4, or (B) if the proposed transaction is (1) an assignment of this Lease, or (2) a subletting of eighty percent (80%) or more of the Premises Area for all or substantially all of the remaining Term, terminate this Lease. The foregoing options may be exercised by Landlord by notice given to Tenant within thirty (30) days after delivery of

Tenant’s Notice to Landlord, and during such thirty-day period, Tenant shall not assign this Lease nor sublet such space to any Person other than Landlord.

          Section 14.3 If Landlord exercises its option to terminate this Lease pursuant to Section 14.2, then this Lease shall terminate and expire on the date that such assignment or sublease was to be effective or commence, as the case may be, and Fixed Rent and Additional Rent due hereunder shall be paid and apportioned to such date. In such event, Landlord and Tenant, on request of either party, shall enter into an amendment of this Lease ratifying and confirming such termination. Following such termination, Landlord shall be free to and shall have no liability to Tenant if Landlord should lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

          Section 14.4 If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at a rental rate equal to the product of (i) the rental rate per Rentable Square Foot of rent and additional rent set forth in Tenant’s Notice, multiplied by (ii) the Rentable Square Foot area of the Leaseback Space, shall be for the same term as that of the proposed subletting, and such sublease shall:

          (a) be upon such other terms and conditions as are contained in Tenant’s Notice, and be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease, except such as are irrelevant or inapplicable, and except as expressly set forth in this Article 14 to the contrary;

          (b) give the subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations and improvements in the space covered by such sublease, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the Term less one day;

          (c) provide that any assignee or further subtenant of Landlord or its designee, may, at Landlord’s option, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease; provided, however, that such assignee or subtenant shall, at its expense, repair any damage and injury caused by such removal; and

          (d) provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or sublease by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant shall, at Tenant’s expense, at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord may, at Tenant’s expense, make such alterations as may be required or deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any Laws or insurance requirements relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the subtenant to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition, and provided that Tenant shall have no obligation under this Lease to restore any Alterations made by or on behalf of such subtenant. Notwithstanding the foregoing, if such sublease is for a term expiring not less three (3) years prior to the Expiration Date, Landlord shall restore, or cause to be restored, any Alterations made in the Leaseback Space by Landlord or the subtenant that were made without the prior approval of Tenant, which approval shall not be unreasonably withheld as to Alterations that are not Non-Standard Alterations.

          Section 14.5 (a) If Landlord exercises its option to sublet the Leaseback Space, Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Space during the period of time it is so sublet to Landlord, except as to any obligation which arises out of or results from the negligence or willful misconduct of Tenant or any Tenant Party.

          (b) Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

          (c) Tenant shall have no obligation, at the Expiration Date or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or Landlord’s designee).

          (d) Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Fixed Rent and Additional Rent to Tenant, shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non-compliance.

          Section 14.6 In the event Landlord does not exercise either option provided to it pursuant to Section 14.2, and provided that no monetary or other material Event of Default (a “Material Default”) shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant, Landlord’s consent (which must be in writing and in form and substance reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld or delayed for more than ten (10) days; provided, however, that:

          (a) Tenant shall have complied with the provisions of Section 14.2 and Landlord shall not have exercised any of its options thereunder within the time permitted therefor;

          (b) In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) does not violate the restrictions set forth in Article 3;

          (c) The proposed assignee or subtenant is a reputable Person with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with evidence thereof;

          (d) In the event Landlord has comparable space in the Building available for lease for a comparable term (“Comparable Space”), then (i) neither the proposed assignee or subtenant, nor any Affiliate thereof, is then an occupant of any part of the Building, and (ii) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord’s agents are then, or have been within the previous six (6) month period, negotiating in connection with the rental of space in the Building (for purposes hereof “negotiating” means that a Person has submitted or received a written proposal or term sheet, attended meetings to negotiate business terms, or has received proposed lease documents);

          (e) The form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant shall deliver a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly upon the execution and delivery thereof;

          (f) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, setting forth the terms and conditions upon which Landlord shall have granted its consent to such assignment or subletting, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;

          (g) There shall not be more than three (3) occupants of the Premises (including Tenant and any other permitted occupants and subtenants);

          (h) The net effective rental provided for in the sublease shall be not less than ninety (90%) of the net effective rental set forth or described in Tenant’s Notice, and the other material terms and conditions of the sublease shall be substantially the same as those contained in Tenant’s Notice;

          (i) Tenant shall reimburse Landlord, as Additional Rent upon demand, for (A) the out-of-pocket costs and expenses incurred by Landlord in connection with the assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (B) Landlord’s reasonable legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord’s written consent to the sublease or assignment;

          (j) Tenant shall not have (i) advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld or delayed for more than ten (10) days, or (ii) listed the Premises for sublease or assignment with a broker, agent or otherwise at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease Comparable Space in the Building;

          (k) The proposed occupancy shall not impose an extra burden on services to be supplied by Landlord to Tenant, unless Tenant and such proposed subtenant or assignee shall agree with Landlord in writing to pay the costs of such additional services; and

          (l) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of New York State.

Except for any sublease by Tenant to Landlord or its designee pursuant to this Article 14, each sublease pursuant to this Section 14.6 shall be subject to all of the provisions of this Lease. Notwithstanding any such sublease to Landlord (but subject to the other provisions of this Article 14) or any such sublease to any other subtenant, or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.

          Section 14.7 In the event that (a) Landlord fails to exercise either of its options under Section 14.2 and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred eighty (180) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Section 14.2 before assigning this Lease or subletting all or part of the Premises.

          Section 14.8 No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease. No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and (except for subleases entered into pursuant to Section 14.11) consented to in writing by Landlord, subject to the provisions of Section 14.6 and the other applicable provisions of this Article. Each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease (unless consented to by Landlord) by any previous prepayment of more than one month’s Fixed Rent or of any Additional Rent (unless such prepaid Rent is actually received by Landlord), or (iv) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.

          Section 14.9 If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder (other than those permitted under Section 14.10 or 14.11), Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent:

                  (a) In the case of an assignment, on the effective date of the assignment, an amount equal to fifty percent (50%) of (i) all sums and other consideration paid to Tenant for such assignment, including amounts attributed or attributable to the sale of Tenant’s Property (less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns), minus (ii) the reasonable out-of-pocket costs and expenses of Tenant in entering into such assignment, such as brokerage fees, legal fees, architectural fees and advertising fees paid to unrelated third parties, and the cost of any improvements or Alterations made by Tenant solely for the purpose of preparing the Premises or portion thereof for such assignment.

                  (b) In the case of a sublease, an amount equal to fifty percent (50%) of (i) all rents, additional charges or other consideration payable to Tenant under the sublease in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns) minus (ii) the reasonable out-of-pocket costs and expenses of Tenant in entering into such sublease, such as brokerage fees, legal fees, architectural fees and advertising fees paid to unrelated third parties, and the cost of any improvements or Alterations made by Tenant solely for the purpose of preparing the Premises or portion thereof for such sublease, and work allowances actually paid to the subtenant. The sums payable under this Section 14.9(b) shall be paid by Tenant to Landlord as Additional Rent as and when paid by the subtenant to Tenant.

          Section 14.10 (a) If Tenant is an Entity, and a majority of the Ownership Interests in Tenant are not publicly traded on a recognized stock exchange or over-the-counter market, then any transfer (by one or more transfers), of a majority of the Ownership Interests of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 14. The term “transfer” shall be deemed to include the issuance of new Ownership Interests resulting in a majority of the Ownership Interests of Tenant being held by Persons which do not hold a majority of the Ownership Interests of Tenant on the date hereof, except for (i) transfers by owners of Ownership Interests to members of their immediate families or to trusts for the benefit of such family members, (ii) public offerings of Ownership Interests on a recognized stock exchange or over-the-counter market, and (iii) transactions permitted pursuant to Section 14.10(b). The transfer of a majority of the Ownership Interests of Tenant through one or more transfers on a recognized stock exchange or over-the-counter market shall not be deemed an assignment of this Lease for purposes of this Article 14.

          (b) If Tenant is an Entity, and Tenant is merged or consolidated with another Entity, or if substantially all of Tenant’s assets are transferred to another Entity, or if a majority of the Ownership Interests of Tenant are acquired by another Entity by one or more transfers, then such merger, consolidation, transfer of assets or acquisition shall be deemed an assignment of this Lease for all purposes of this Article 14. Notwithstanding the foregoing, Landlord’s consent shall not be required for such assignment, and the provisions of Sections 14.2, 14.6, 14.9 and 14.10 shall not be applicable thereto, so long as each of the following conditions have been satisfied: (i) such merger, consolidation, transfer of assets or acquisition shall have been made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (ii) the successor to Tenant (in the case of a merger or consolidation) or the transferee of substantially all of Tenant’s assets or Tenant itself (in the case of an acquisition of a majority of the Ownership Interests in Tenant) shall have a tangible net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the lesser of (A) the tangible net worth of Tenant immediately prior to such merger, consolidation, transfer or acquisition, or (B) the tangible net worth of Tenant herein named on the date of this Lease, and (iii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

          (c) The limitations set forth in this Section 14.10 shall be deemed to apply to subtenants of all or portions of the Premises, assignees of Tenant’s interest in this Lease, Guarantor and any other guarantors of all or portions of Tenant’s obligations under this Lease, and any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any such Entity in violation of this Section 14.10 shall be deemed to be an assignment of this Lease in violation of Section 14.1.

          (d) A material modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 14.1, and a lease takeover agreement shall be deemed an assignment of this Lease for the purposes of Section 14.1. Notwithstanding anything to the contrary set forth in this Article 14, if a subtenant of any portion of the Premises violates the provisions of this Article 14, then so long as Tenant promptly commences and diligently prosecutes to completion (or settlement) appropriate legal proceedings against such subtenant, the fifteen Business Day period set forth in Section 16.1(b) shall be deemed extended, and no Event of Default shall be deemed to have occurred under this Lease on account of such violation by such subtenant.

          Section 14.11 Provided that no Material Default shall then have occurred and be continuing, Tenant may, without Landlord’s consent, but upon not less than ten (10) days’ prior notice to Landlord, (i) permit any Affiliate of Tenant to sublet all or part of the Premises for any Permitted Use, or (ii) assign this Lease to any Affiliate of Tenant, and in either such case, the provisions of Sections 14.2, 14.6, 14.9 and 14.10 shall not be applicable thereto. In no event shall any sublease to an Affiliate be deemed to vest in any such Affiliate any right or interest in this Lease or the Premises. In no event shall any assignment or sublease to an Affiliate relieve, release, impair or discharge any of Tenant’s obligations under this Lease.

          Section 14.12 (a) Any assignment or transfer which is deemed an assignment of this Lease, whether made with Landlord’s consent pursuant to Section 14.1 or without Landlord’s consent to the extent permitted under Sections 14.10 and 14.11, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 14.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.

          (b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

          (c) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant, provided that Landlord shall not unreasonably revoke such privilege as to any Affiliate of Tenant, or any subtenant of Tenant or assignee of this Lease approved by Landlord pursuant to this Article 14.

          (d) Tenant shall indemnify Landlord and the Landlord Parties, in accordance with the provisions of Article 28, from any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) resulting from any claims against Landlord by any Person in connection with any proposed or actual assignment of this Lease or subletting of all or any portion of the Premises except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party.

          Section 14.13 (a) For purposes of this Section 14.13, the following terms have the following meanings:

                  (i) “Eligible Sublease” means a direct sublease between Tenant and an Eligible Subtenant demising the entire Premises Area for an initial sublease term (i.e., not including any renewals) ending the date next preceding the Expiration Date.

                  (ii) “Eligible Subtenant” means a Person who or which is not an Affiliate of Tenant, and has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question. The financial condition of a subtenant shall be deemed satisfactory if such subtenant has, on the proposed commencement date of the Eligible Sublease, a net worth, computed in accordance with generally accepted accounting principles consistently applied, equal to or greater than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00).

                   (iii) “Landlord Non-Disturbance Agreement” means a non-disturbance agreement in customary form, reasonably satisfactory to Landlord, providing in substance that (A) Landlord will not name or join the Eligible Subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease, and (B) if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder (any such termination, an “Attornment Event”), then Landlord will recognize the Eligible Subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease as amended upon an Attornment Event as provided in Section 14.13(c).

                   (iv) “Subtenant LC” means a letter of credit in the amount of the Security Deposit, to be deposited by the Eligible Subtenant with Landlord in accordance with all of the requirements set forth in Sections 32.1, 32.2 and 32.3 of this Lease.

          (b) Landlord shall, within thirty (30) days after Tenant’s request, accompanied by an executed counterpart of the Eligible Sublease and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 14.13 have been satisfied, and so long as no Event of Default shall then have occurred and be continuing under this Lease, deliver to Tenant and the Eligible Subtenant a Landlord Non-Disturbance Agreement. Following the Eligible Subtenant’s execution and delivery of the Landlord Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart thereof to the Eligible Subtenant.

          (c) The Landlord Non-Disturbance Agreement shall provide that, upon an Attornment Event, and notwithstanding anything to the contrary set forth therein, the Eligible Sublease shall be deemed amended as follows:

                  (i) If applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal to the Fixed Rent and Additional Rent that would have been payable under this Lease had this Lease not been terminated.

                  (ii) The terms and provisions thereof shall be restated to be substantially the same as the terms and provisions of this Lease, except that (A) the length of the term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the Eligible Sublease shall not include any rights that are limited to or dependent upon occupancy by WebMD, Inc. (WebMD, Inc., together with any assignee of WebMD, Inc. described in Sections 14.10 and 14.11, being herein referred to as the “Original Tenant”), or any rights of Tenant under this Lease which the Eligible Subtenant is not entitled to under the terms of the Eligible Sublease, and (C) if the Eligible Sublease contains one or more provisions that are more restrictive of the Eligible Subtenant thereunder than the corresponding provisions of this Lease are with respect to Tenant hereunder, then the more restrictive Eligible Sublease provisions shall continue in effect under the Eligible Sublease.

                  (iii) The Eligible Subtenant shall deposit the Subtenant LC with Landlord, to be held by Landlord pursuant to Sections 32.1, 32.2 and 32.3 of this Lease, Landlord and Tenant hereby agreeing that the balance of Article 32 of this Lease shall not apply to an Eligible Subtenant or an Eligible Sublease.

                  (iv) The Eligible Subtenant shall attorn to Landlord in accordance with the provisions of this Lease, as modified hereby.

          (d) Notwithstanding anything to the contrary set forth in this Section 14.13, any Landlord Non-Disturbance Agreement shall (i) be personal to the Eligible Subtenant, and (ii) provide that in the event of a termination of this Lease other than by reason of Tenant’s default or Tenant’s voluntary surrender (for example, following damage or destruction pursuant to Article 12), then the Landlord Non-Disturbance Agreement shall automatically terminate and be of no further force and effect as of the termination date of this Lease.

          Section 14.14 (a) For the purposes of this Section, an “Affiliated Person” means an individual that is an employee of an Affiliate of the Original Tenant whose then business is substantially related, similar or complementary to the business being conducted by the Original Tenant in the Premises. An Affiliate of the Original Tenant whose then business is substantially related, similar or complementary to the business being conducted by the Original Tenant in the Premises is herein referred to as an “Acceptable Affiliate.” Tenant represents and warrants to Landlord that as of the date of this Lease, WebMD Corporation, Medscape Portals, Inc., WebMD Practice Services, Inc., Envoy Corporation and National Physicians DataSource, LLC are Affiliates of the Tenant named herein. Based on such representation, Landlord agrees that such Affiliates (herein referred to as the “Approved Affiliates”), as the Approved Affiliates are conducting their respective businesses as of the date of this Lease, would constitute Acceptable Affiliates. Also for the purposes of this Section, a “Related Person” means either an individual that is an employee of an Affiliate of the Original Tenant, including an Acceptable Affiliate, or an individual that is an employee of a company (a “Related Company”) that has a business relationship with the Original Tenant or with an Acceptable Affiliate (one (1) or more of whose employees are occupying portions of the Premises pursuant to this Article) that supports the business being conducted by the Original Tenant or the Acceptable Affiliate in the Premises, such as the accountants and auditors of the Original Tenant or of such Acceptable Affiliates.

          (b) Notwithstanding anything contained in Section 14.1 above to the contrary, but provided this Lease is in full force and effect, the Original Tenant is the then Tenant under this Lease, Landlord hereby consents (x) to the use by Affiliated Persons of portions of the Premises, in common with Tenant, for any of the Permitted Uses (such use being herein referred to as “Sharing”), and (y) to the use by up to forty (40) Related Persons of up to forty (40) of the Original Tenant’s individual desks, in the aggregate, in common with Tenant (such use being herein referred to as “Desk Use”), in both cases in accordance with, and subject to, the applicable provisions of this Lease, and for no other purpose, provided, and upon the condition that:

                  (i) Except with respect to the Approved Affiliates and any Related Person with respect to Desk Use, at least ten (10) Business Days prior to the date any Affiliated Person first so uses any portion of the Premises, Tenant shall give Landlord notice of such intended use, together with the name, address and telephone number of the Affiliate or Related Company, as the case may be, by which the Affiliated Person and/or the Related Person, as the case may be, is employed;

                  (ii) The Sharing and Desk Use shall be subject to all the terms, covenants and conditions to this Lease on Tenant’s part to observe and perform, except that no Affiliated Person or Related Person, or the Affiliate(s) or Related Company(ies) by which they are employed, shall have the right to make any Alterations or to permit any other person to use any portion of the Premises, and such use shall end on the earliest to occur of the last day of the term of this Lease, the date that the leasehold estate ends with respect to the portion(s) of the Premises that the Affiliated Person(s) and/or the Related Person(s), as the case may be, is/are using, and (in the case of Sharing) the date on which the Entity(ies) in question are no longer Acceptable Affiliates and/or (in the case of Desk Use) the date on which the Entity(ies) in question are no longer Affiliates or Related Companies, as the case may be;

                  (iii) Neither the Sharing nor Desk Use shall in any way whatsoever increase, amend, modify or extend Landlord’s obligations or liabilities under this Lease, or diminish, restrict, limit, forfeit or waive any of Landlord’s rights or remedies under this Lease in any way whatsoever;

                  (iv) Neither the Sharing nor Desk Use shall in any way give to any Affiliated Person, any Acceptable Affiliate, any other Affiliate, any Related Person or any Related Company any rights, title or interest in, to or under the Premises or any other portion of the Real Property, or any rights or remedies against Landlord, and Tenant shall indemnify and hold Landlord harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including, without limitation, court costs and reasonable legal fees and disbursements for which Landlord is liable) arising under or out of or in connection with or resulting from such use and occupancy;

                  (v) Intentionally omitted;

                  (vi) Tenant shall remain fully liable for the payment of Fixed Rent and Additional Rent due and to become due under this Lease and for the observance, performance and compliance with all of the terms, covenants and conditions contained in this Lease on Tenant’s part to observe, perform or comply with, and all acts or omissions by the Affiliated Persons or Related Person or anyone claiming by, through or under Tenant or any of the Affiliated Persons, Related Persons or the Affiliates or Related Companies by which they are employed, which shall be a default under this Lease, shall be deemed to be a default by Tenant;

                  (vii) Neither the Sharing nor Desk Use shall be deemed a waiver of Landlord’s rights under this Lease to consent to the use or occupancy of the Premises (or any portion thereof) by any other person or to the assignment of this Lease or the subletting of the Premises (or any portion thereof);

                  (viii) Intentionally omitted;

                  (ix) The space or area of the Premises used by the Affiliated Persons and the Related Persons shall not be separately demised from the balance of the Premises, nor shall there be any separate access to or from the Premises for any of the Affiliated Persons or Related Persons;

                  (x) In the case of Sharing, no later than ten (10) days after any person which is an Affiliated Person ceases being an Affiliated Person or otherwise employed by an Acceptable Affiliate, and, in the case of Desk Use, no later than ten (10) days after any person which is a Related Person ceases being a Related Person or otherwise employed by an Affiliate or Related Company, as the case may be, the person(s) in question shall cease using and occupying all portions of the Premises and shall vacate the Premises; and

                  (xi) There shall be no separate identification of any Affiliated Person, Acceptable Affiliate, Related Person, other Affiliate or Related Company in the lobby of the Building (other than, in the case of Acceptable Affiliates and other Affiliates only, and not Related Companies) the permitted listings allocated to Tenant in the Building directory) or elevator landing.

          (c) Landlord shall have the right, at any reasonable time, and from time to time, to examine such books and records of the then Tenant as may be necessary to establish that any individual or company occupying portions of the Premises pursuant to this Section is then an Affiliated Person or Related Person, as the case may be, or is employed, respectively, by an Acceptable Affiliate, or other Affiliate or Related Company, as the case may be.

          (d) Provided that no Material Default exists, Landlord’s consent to increasing the number of individual desks that can be used by Related Persons in accordance with, and subject to, the provisions of this Section, with a corresponding increase in the number of Related Persons that can use such desks, shall not be unreasonably withheld or delayed.

     ARTICLE 15. Access to Premises

          Section 15.1 Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain ducts, pipes and conduits in and through the Premises, provided that such installations (i) are concealed within existing walls, columns and ceilings, to the extent feasible, and where not feasible, are appropriately furred and finished, (ii) do not cause the usable area of the Premises to be reduced except to a de minimis extent, and (iii) do not interfere, except to a de minimis extent, with Tenant’s use and occupancy of the Premises. Landlord shall promptly repair any damage to the Premises, Alterations or Tenant’s Property caused by any work performed pursuant to this Article 15. Landlord shall undertake any such work in such a manner so as to minimize any interference that might be occasioned to Tenant’s business operations and to minimize any damage that might result to the appearance or function of the affected areas of the Premises; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, except as provided in Section 6.3. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except no such prior notice shall be required in case of emergency), which notice may be oral, to examine the same, to show them to prospective purchasers, Mortgagees, Superior Lessors or ground lessees of the Building and their respective agents and representatives, or (during the final 12 months of the Term) to prospective tenants of the Premises, and to make such repairs, alterations, improvements or additions (i) as Landlord may deem necessary or desirable to the Premises, to the extent expressly set forth herein, or to any other portion of the Building, or (ii) which Landlord may elect to perform following Tenant’s failure, after notice and an opportunity to cure, except in an emergency, to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with applicable Laws, and Landlord shall be allowed to take all material into and upon the Premises to the extent required without constituting an eviction or constructive eviction of Tenant in whole or in part, and Fixed Rent and Additional Rent will not be abated (except as expressly provided in this Lease) while such repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.

          Section 15.2 (a) If Tenant shall not be present when for any reason entry into the Premises shall be necessary by reason of emergency, Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

          (b) For the purposes of this Subsection (b), “Secured Area” shall mean the Permitted Data Center and those portions of the Premises which are from time to time, in writing from Tenant to Landlord, reasonably designated as “Secured Areas.” The designation by Tenant of a portion of the Premises as a “Secured Area” (including the Permitted Data Center) shall set forth in reasonable detail the exact location of such portion and, except for the Permitted Data Center, the reason for such designation, which reason shall be for legitimate security reasons consistent with the operation of Tenant’s business and not primarily for the purpose of excluding Landlord therefrom. Landlord agrees that except in an emergency, neither Landlord nor any Landlord Party shall enter a Secured Area without a representative of Tenant present during such entry. Tenant agrees to make a representative available to Landlord for any such entry upon at least one (1) day’s prior notice, which notice may be oral or electronic.

          Section 15.3 Landlord shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided that (i) Tenant shall not be thereby deprived of access to the Premises, (ii) no such changes by Landlord shall interfere, in any material respect, with Tenant’s use and occupancy of the Premises, and (iii) if Landlord moves or alters any Common Area Bathrooms previously renovated by Tenant pursuant to Section 5.3(b), Landlord shall restore or refurbish such affected Common Area Bathrooms substantially in the same manner and quality as Tenant’s prior renovations thereof. All parts (except surfaces facing the interior of the Premises)

of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling (other than Tenant’s HVAC System and the conduits provided to Tenant pursuant to Section 10.7), plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

     ARTICLE 16. Default

          Section 16.1 Each of the following events shall be an “Event of Default” hereunder:

                  (a) if Tenant defaults in the payment when due of any installment of Fixed Rent, and such default shall continue for a period of five (5) Business Days after notice thereof from Landlord, or in the payment when due of any Additional Rent, and such default continues for a period of ten (10) days after notice thereof from Landlord; or

                  (b) if Tenant’s interest in this Lease is transferred in violation of Article 14 and such event is not cured within fifteen (15) Business Days after notice from Landlord; or

                  (c) if the Premises or a substantial portion thereof is abandoned; or

                  (d) (i) if Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease admits in writing its inability to pay its debts as they become due; or

                  (ii) if Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

                  (iii) if Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease makes a general assignment for the benefit of creditors; or

                  (iv) if any case, proceeding or other action is commenced or instituted against Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (2) remains undismissed for a period of ninety (90) days; or

                  (v) if any case, proceeding or other action is commenced or instituted against Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days after the entry thereof; or

                  (vi) if Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Subsections 16.1(d)(ii), (iii), (iv) or (v); or

                  (vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant, Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease, which appointment is not vacated or effectively stayed within thirty (30) days, or if any such vacating or stay does not thereafter remain in effect; or

                  (e) if Tenant defaults in the observance or performance of any of the terms, covenants or conditions of Section 4.4 or Article 9 of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within ten (10) days after notice by Landlord to Tenant of such default; or

                  (f) if Tenant defaults in the observance or performance of any of the terms, covenants or conditions of Article 15 of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within two (2) Business Days after notice by Landlord to Tenant of such default; or

                  (g) if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within such period of thirty (30) days, if Tenant fails to commence to remedy such default within such thirty-day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default; or

                  (h) if Guarantor or any other guarantor of any or all of Tenant’s obligations under this Lease defaults beyond applicable grace and notice periods in the payment or performance of any of its obligations under the Guaranty or any other guaranty of any or all of Tenant’s obligations under this Lease.

                  (i) any other event or occurrence identified in this Lease as an “Event of Default.”

          Section 16.2 If an Event of Default occurs, Landlord may at any time thereafter give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than seven (7) days after the giving of such notice. If Landlord gives such notice, this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date set forth in such notice were the Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(d), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on seven (7) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

          Section 16.3 If, at any time, (a) Tenant shall comprise two (2) or more Persons, (b) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Section 16.1(d), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.1(d) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Fixed Rent and/or Additional Rent or a waiver on the part of Landlord of any rights under this Lease.

     ARTICLE 17. Remedies and Damages

          Section 17.1 (a) If an Event of Default shall occur, and this Lease and the Term shall expire and come to an end as provided in Article 16:

                  (i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice to the maximum extent permitted by Law, either by summary proceedings, or by any other applicable action or proceeding (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

                  (ii) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

          (b) To the maximum extent permitted by Law, Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

          Section 17.2 (a) If this Lease and the Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

                  (i) Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

                  (ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between (A) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Subsection 17.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

                  (iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as and for liquidated and agreed final damages, a sum equal (A) to the amount by which the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (without taking into account any termination thereof and/or re-entry pursuant to this Lease, and conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at a rate of interest per annum equal to the rate then applicable to United States Treasury Bills having a term equal to the then unexpired Term of the Lease, less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of Subsection 17.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

          (b) If Landlord shall relet the Premises, or any part thereof, together with other space in the Building, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to receive any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease.

     ARTICLE 18. Fees and Expenses

          Section 18.1 If an Event of Default shall occur under this Lease or if Tenant shall do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, or if Tenant shall fail to comply with its obligations under this Lease and the preservation of property or the safety of any tenant, occupant or other person is threatened thereby, Landlord may, after reasonable prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement (with reasonable backup) to Tenant therefor.

          Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent within five (5) days of the date due, or Additional Rent within five (5) days after notice from Landlord that same was due and not paid, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

     ARTICLE 19. No Representations by Landlord

          Except as and to the extent expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises or the Building, (b) the amount of any current or future Taxes, (c) the compliance with applicable Laws of the Premises or the Building, or (d) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein. This Lease (including any Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

     ARTICLE 20. End of Term

          Section 20.1 On the Expiration Date or sooner termination of this Lease, Tenant shall quit and surrender the Premises to Landlord, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property (including, on the Expiration Date or earlier Roof Space Expiration Date, the Antenna Equipment, which shall include all of the cabling and electricity, supply and return lines, and the conduits and risers therefor referred to in Section 10.10) and the Non-Standard Alterations from the Premises, and this obligation shall survive the Expiration Date or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.

          Section 20.2 Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the Expiration Date or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant. Tenant therefore covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the Expiration Date or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or under applicable Laws, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to: (i) one hundred fifty percent (150%) of the total monthly amount of Fixed Rent and Additional Rent payable hereunder immediately prior to the Expiration Date or earlier termination (the “Existing Rent”) for the first thirty (30) days during which Tenant remains in possession of all or any portion of the Premises, and (ii) two hundred percent (200%) of the Existing Rent thereafter. The provisions of this Section 20.2 shall not in any way be deemed to (A) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (B) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. Tenant’s obligations under this Article 20 shall survive the Expiration Date or earlier termination of this Lease.

     ARTICLE 21. Quiet Enjoyment

          Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

     ARTICLE 22. No Waiver; Non-Liability

          Section 22.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise.

          Section 22.2 The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord or the payment by Tenant of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner. No provision of this Lease shall be deemed to have been waived by either Landlord or Tenant, unless such waiver be in writing signed by the party against whom such waiver is claimed. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

          Section 22.3 (a) Except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Party, neither Landlord nor any Landlord Party shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, provided, however, that Tenant, in accordance with Section 11.2, shall first look for recovery to any insurance required to be carried by Tenant pursuant to the terms of this Lease); nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building (except that Landlord shall be required to repair such defects to the extent provided in Article 6). Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 28.

          (b) If, at any time or from time to time, any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever, or any of such windows are permanently closed, darkened or bricked-up if required by any Law or related to any construction upon property adjacent to the Real Property by parties other than Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Fixed Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.

     ARTICLE 23. Waiver of Trial By Jury

          The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

     ARTICLE 24. Inability To Perform

          This Lease and the obligation of Tenant to pay Fixed Rent and Additional Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed will not be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including laws, governmental preemption in connection with a national emergency or by reason of any Laws or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (“Unavoidable Delays”).

     ARTICLE 25. Bills and Notices

          Section 25.1 Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed given if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) and addressed:

                  (a) if to Tenant, (i) at 669 River Drive, Center Two, Elmwood Park, New Jersey 07407, Attention: General Counsel, or (ii) at any place where Tenant or any agent or employee or Tenant may be found if mailed subsequent to Tenant’s abandoning or surrendering the location set forth in clause (i) above (as such location may be changed pursuant to Section 25.3 below), in either case with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attention: Scott I. Schneider, Esq., and with a courtesy copy of all notices to be sent to Tenant’s address at the Premises, Tenant hereby agreeing that under any and all circumstances under this Lease, at law or otherwise where a bill, statement, consent, notice, demand, request or other communication is required to be given, sent or delivered, or may be given sent or delivered, to Tenant, the giving or failure to give such courtesy copy shall have no bearing whatsoever on whether or not the bill, statement, consent, notice, demand, request or other communication was given, sent or delivered to Tenant; or

                  (b) if to Landlord, as follows: 111 Chelsea Commerce LP, c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, Attention: Paul E. Pariser, Principal, with a copy to: Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, Attention: Robert J. Ivanhoe, Esq.

          Section 25.2 Any such bill, statement, consent, notice, demand, request or other communication given as provided in this Article 25 shall be deemed given (i) on the date hand delivered, (ii) three (3) Business Days after the date mailed, or (iii) one (1) Business Day after the date sent by overnight courier service.

          Section 25.3 Either party may designate by notice in writing given in the manner herein specified a new address to which such bills, statements, consents, notices, demands, requests or other communications shall thereafter be given or made.

     ARTICLE 26. Rules and Regulations

          Landlord reserves the right, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect. Tenant and all Tenant Parties shall comply with the Rules and Regulations, as so supplemented or amended. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees; provided, however, that Landlord shall not enforce such Rules and Regulations against Tenant in a discriminatory manner. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail. Landlord agrees that any modifications to the Rules and Regulations as annexed hereto (as compared to the standard Building Rules and Regulations as of the date hereof) shall be deemed incorporated into this Lease, so that such modified provisions may not be negated by subsequent changes to the Rules and Regulations.

     ARTICLE 27. Broker

          Section 27.1 Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Taconic

Management Company, CB Richard Ellis Real Estate Services, Inc. and Williams Real Estate Co., Inc. (collectively, “Broker”) and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.

          Section 27.2 Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. The provisions of this Article 27 shall survive the Expiration Date or earlier termination of the Term.

          Section 27.3 Based on the representations, warranties and obligations of Tenant set forth in Sections 27.1 and 27.2, Landlord agrees to pay to Broker pursuant to separate agreements any commission payable to Broker in connection with this Lease.

     ARTICLE 28. Indemnity

          Section 28.1 Subject to the provisions of Section 11.2, Tenant shall indemnify, defend and hold harmless Landlord and all Landlord Parties from and against any and all claims against any of such parties arising from or in connection with (i) any negligence or tortious conduct of Tenant or any Tenant Party, and (ii) any accident, injury or damage whatsoever caused to any person or the property of any person occurring in, at or upon the Premises, except, in each case, to the extent that any such claim results from the negligence or tortious conduct of Landlord or any other Landlord Party; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses.

          Section 28.2 Subject to the provisions of Section 11.2, Landlord shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against all claims against any of such parties arising from or in connection with (i) any negligence or tortious conduct of Landlord or any Landlord Party, and (ii) any accident, injury or damage whatsoever caused to any person or the property of any person occurring in, at or upon the common or public areas of the Building (specifically excluding the Premises), except, in each case, to the extent that any such claim results from the negligence or tortious conduct of Tenant or any Tenant Party; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses.

          Section 28.3 (a) If any claim that is within the scope of any indemnity set forth in this Lease is asserted against any indemnified party, then the indemnified party shall give prompt notice (each, an “Indemnity Notice”) thereof to the indemnifying party, within a time period so as not to prejudice the indemnifying party’s or its insurer’s ability to defend effectively any action or proceeding brought on such claim, and the indemnifying party shall have the right and obligation to defend and control the defense of any action or proceeding brought on such claim with counsel chosen by the indemnifying party, subject to the approval of the indemnified party (such approval not to be unreasonably withheld) or by the indemnifying party’s insurance company. If the indemnified party fails promptly to give an Indemnity Notice or if the indemnified party shall not afford the indemnifying party the right to defend and control the defense of any such action or proceeding then, in either of such events, the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts. If the indemnifying party shall defend any such action or proceeding, then:

          (i) the indemnified party shall cooperate with the indemnifying party (or its insurer) in the defense of any such action or proceeding in such manner as the indemnifying party (or its insurer) may from time to time reasonably request and the indemnifying party shall not be liable for the costs of any separate counsel employed by the indemnified party;

          (ii) the indemnifying party shall not be liable for any settlement made without the indemnifying party’s consent;

          (iii) if such action or proceeding can be settled by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall have the right to settle such action or proceeding without the indemnified party’s consent and the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts if the indemnified party refuses to agree to such a settlement; and

          (iv) if such action or proceeding cannot be settled merely by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall not settle such action or proceeding without the indemnified party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) and if the indemnified party unreasonably withholds, conditions or delays its consent to any such settlement, then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.

          (b) If an indemnifying party shall, in good faith, believe that a claim set forth in an Indemnity Notice is not within the scope of the indemnifying party’s indemnity set forth in this Lease then, pending determination of that question, the indemnifying party shall not be deemed to be in default under this Lease by reason of its failure or refusal to indemnify and hold harmless any indemnified party therefrom or to pay such costs, expenses and liabilities, but if it shall be finally determined by a court of competent jurisdiction or that such claim was within the scope of such indemnifying party’s indemnity set forth in this Lease then such indemnifying party shall be liable for any judgment or reasonable settlement or any reasonable legal fees incurred by the party entitled to indemnity hereunder. The provisions of this Article 28 shall survive the Expiration Date or earlier termination of this Lease.

     ARTICLE 29. Storage Space

          Section 29.1 For the purpose of this Lease, “Storage Space” shall mean that portion of the basement portion of the Building shown in hatching in the floor plan annexed to this Lease as Exhibit G, which shall be separated from the other portions of the basement by Building standard walls or partitions, and shall have a Building standard door for access to and from the Storage Space. During the Term, Tenant may use the Storage Space solely for the storage of office equipment, furniture, documents and other papers, and other office supplies, provided and to the extent that (a) none of the foregoing items are food, beverage or other perishable items, and (b) all of the foregoing items are used in connection with Tenant’s use of the Premises. Under no circumstances shall the Storage Space be occupied by individuals for office, clerical or any other use, except to the extent reasonably necessary to transport the stored items to and from the Storage Space. Tenant shall use the Storage Space in compliance with, and subject to, all applicable Laws. Tenant hereby acknowledges that Tenant has not relied upon any representation or warranty, express or implied, in connection with the Storage Space and that Landlord has made no such representations or warranties, including, without limitation, any representation or warranty as to whether the Storage Space is suitable for Tenant’s use.

          Section 29.2 Tenant’s use of the Storage Space shall be upon, and subject to, all of the terms, covenants and conditions contained in this Lease and references to the Premises in this Lease shall, where the context indicates, either be deemed to refer to the Storage Space or shall be deemed to include the Storage Space in the definition of Premises, except that, notwithstanding anything contained in this Lease to the contrary with respect to the Premises:

          (a) Tenant shall accept the Storage Space in its then as-is condition, Tenant hereby agreeing and acknowledging that Tenant has fully inspected the Storage Space and is fully familiar with the condition thereof. Landlord shall not be obligated to perform any alterations, repairs, improvements, remediation, compliance with Laws or other work whatsoever in connection with Tenant’s use of the Storage Space;

          (b) Landlord shall not be required to provide any services, or furnish any utilities to, or in respect of, the Storage Space, except that Landlord, subject to the provisions of Section 10.6 and Article 24, shall furnish sufficient electric service to the Storage Space for the lighting of same, and shall provide freight or passenger elevator service to access the Storage Space (Landlord agreeing that to the extent that only passenger elevator service is provided, Tenant may use such passenger elevator to transport what otherwise would be transportable by a Building freight elevator);

          (c) Tenant shall not be permitted to make any alterations or improvements, or perform any other work whatsoever, in or to the Storage Space, without Landlord’s prior written consent in each instance, except that in accordance with, and subject to, the provisions of Article 4, Tenant may install lighting and shelving in the Storage Space;

          (d) Neither Landlord, nor any of its agents or employees, shall be liable for any damage to, or theft of, any materials, supplies or other property stored in the Storage Space, nor for any injury or damage to persons, in connection with, resulting from, or relating to, its use. In addition, Tenant shall indemnify and hold Landlord, its agents and employees, harmless, from and against any and all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including, without limitation reasonable legal fees and disbursements) in connection with resulting from, or relating to, the use of the Storage Space; and

          (e) Tenant shall not directly or indirectly, or by operation of law, or otherwise, assign or otherwise transfer its rights to use the Storage Space, except that Tenant’s right to use the Storage Space in accordance with and subject to the applicable provisions of this Lease shall be assigned to the Person to whom Tenant has assigned its entire interest in this Lease (in accordance with, and subject to, the applicable provisions of this Lease), and Tenant may sublet all or a portion of the Storage Space as part of a sublease of at least ten (10%) of the rentable area of the office portion of the Premises (in accordance with, and subject to, the applicable provisions of this Lease).

          Section 29.3 Other than by reason of fire or other casualty, Tenant, at Tenant’s sole cost and expense, shall promptly repair all damage to the Storage Space and other portions of the Building caused by Tenant’s use of the Storage Space, including, without limitation, moving and removing materials, supplies and other property to and from the Storage Space.

          Section 29.4 If for any reason Landlord is prohibited or prevented from permitting Tenant to use any storage space in the Building (including the Storage Space), including, without limitation, by reason of a fire or other casualty to any portion of the Building, or on account of any Law, Tenant’s right to use the Storage Space shall be terminated and revoked for so long as Landlord is so prohibited or prevented, such termination and revocation being effective five (5) Business Days after Landlord so notifies Tenant, and Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of the Fixed Rent or Additional Rent under this Lease, nor shall such revocation or termination be deemed a constructive or actual eviction from any portion of the Premises, except that Tenant shall not be obligated to pay the Additional Rent payable under Section 29.6 below for period of such termination and revocation. If for any reason Landlord is prohibited or prevented from permitting Tenant to use the specific Storage Space that Tenant would otherwise be permitted to use pursuant to this Article (as opposed to any storage space in the Building), including, without limitation, by reason of a fire or other casualty to any portion of the Building, or on account of any Law, Tenant’s right to use the Storage Space shall be terminated and revoked, all of the provisions of the preceding sentence shall apply, except that if Landlord is permanently prohibited or prevented from permitting Tenant to use the Storage Space and other comparable storage space is then available for Tenant’s use, then Landlord shall relocate the Storage Space to such other comparable storage space pursuant to the provisions of Section 29.7 below.

          Section 29.5 On or before the earlier of (a) the effective date of the termination or revocation of Tenant’s right to use the Storage Space, and (b) the last day of the Term, Tenant shall remove from the Storage Space all of the contents thereof (other than any of Landlord’s property therein) and repair any and all damage to the Storage Space occurring during, or by reason of, the use thereof by Tenant or by any other person or entity claiming by, through or under Tenant, and to all other portions of the Building caused by its use of the Storage Space or such removal.

          Section 29.6 (a) With respect to the Storage Space, Tenant covenants and agrees to pay to Landlord, as Additional Rent, commencing on the Rent Commencement Date, $56,190.00 per year ($4,682.50 per month) (herein referred to as the “Storage Fee”), in equal monthly installments in advance of the first day of each and every calendar month during the term of this Lease.

          (b) Tenant shall pay the Storage Fee to Landlord at its office, or such other place, or to such agent and at such place, as Landlord may designate by notice to Tenant, in lawful money of the United States of America. Tenant shall pay the Storage Fee promptly as and when the same shall become due and payable, without demand therefor and without any abatement, deduction or set-off whatsoever except as expressly provided in this Lease. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, the Storage Fee for such calendar month shall be prorated.

          Section 29.7 In the event that from time to time during the Term, Landlord shall, in its sole discretion, desire to relocate the Storage Space, Landlord shall send written notice thereof (hereinafter referred to as the “Relocation Notice”) to Tenant, which Relocation Notice shall be sent to Tenant together with a floor plan of the space in the Building to which the Storage Space is to be relocated (hereinafter referred to as the “New Storage Space”) and which New Storage Space shall have a rentable area that is approximately the same as the rentable area of Storage Space being relocated. Effective on the date specified in the Relocation Notice (which effective date shall not be less than ten (10) Business Days after the Relocation Notice is given to Tenant) the New Storage Space shall become the Storage Space under this Article, and on or prior to such effective date, Tenant, at Landlord’s expense (which expense shall not be more than Tenant’s actual out-of-pocket cost) shall remove from the Storage Space all of the contents thereof (other than any of Landlord’s property therein) and move such contents to the New Storage Space, and Tenant, at Tenant’s expense, subject to the provisions of Section 11.2 and Article 12, shall repair any and all damage to the prior Storage Space occurring during, or by reason of, the use thereof by Tenant or by any other person or entity claiming by, through or under Tenant, and to all other portions of the Building caused by its use of the Storage Space or such removal or move. Notwithstanding the foregoing, until Tenant has completely vacated the prior Storage Space and made all of such repairs thereto, Tenant’s obligations with respect thereto (including its obligation to include same in its insurance coverage) shall remain in full force and effect.

          Section 29.8 In furtherance of the provisions of Section 29.2 above, pursuant to which, as more particularly provided therein, references to the Premises in this Lease shall, where the context indicates, either be deemed to refer to the Storage Space or shall be deemed to include the Storage Space in the definition of Premises, Tenant acknowledges that within the boundaries of the Storage Space there is a Building closet that is not part of the Storage Space, to which Landlord may from time to time require access and that such access shall be granted through the Storage Space pursuant to the applicable provisions of Sections 15.1 and 15.2 above and any other applicable provision of this Lease. Tenant agrees that nothing in the Storage Space shall materially interfere with Landlord’s ability to access the door to such Building closet.

     ARTICLE 30. Landlord’s Contribution

          Section 30.1 (a) Landlord shall contribute Four Million Seven Hundred Sixteen Thousand and 00/100 Dollars ($4,716,000.00) (“Landlord’s Contribution”) toward the actual cost of the Initial Alterations (including carpeting, wall covering, fixtures, telephone and computer installations, and “soft costs” incurred in connection with such alterations, including architectural and engineering fees, provided that such “soft costs” shall not exceed ten percent (10%) of Landlord’s Contribution); provided, however, that this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing hereunder; provided, further, that if Tenant duly cures such Event of Default prior to the termination of this Lease, Tenant’s entitlement to Landlord’s Contribution shall be reinstated. Tenant acknowledges and agrees that $923,000.00 of the Landlord’s Contribution is allocated to the purchase and installation of Tenant’s HVAC System, and $250,000.00 of the Landlord’s Contribution is allocated to the CO Lavatory Work. Tenant may spend more than $923,000.00 of the Landlord’s Contribution for the purchase and installation of Tenant’s HVAC System, and more than $250,000.00 of the Landlord’s Contribution for the CO Lavatory Work, but if Tenant spends less than $923,000.00 of the Landlord’s Contribution for the purchase and installation of Tenant’s HVAC System, and Tenant does not install a complete and functional HVAC system servicing all portions of the Premises, then the balance of said $923,000.00 may not be used for any other portion of the Initial Alterations, and the Landlord’s Contribution shall be reduced by such balance, and if Tenant spends less than $250,000.00 of the Landlord’s Contribution for the CO Lavatory Work, and Tenant does not Substantially Complete the CO Lavatory Work, then the balance of said $250,000.00 may not be used for any other portion of the Initial Alterations, and the Landlord’s Contribution shall be reduced by such balance. Accordingly, if Tenant spends less than $923,000.00 of the Landlord’s Contribution for the purchase and installation of Tenant’s HVAC System, but Tenant installs a complete and functional HVAC system servicing all portions of the Premises, then the balance of said $923,000.00 may be used for any other portion of the Initial Alterations, and if Tenant spends less than $250,000.00 of the Landlord’s Contribution for the CO Lavatory Work, but Tenant Substantially Completes the CO Lavatory Work, then the balance of said $250,000.00 may be used for any other portion of the Initial Alterations.

          (b) Any cost of the Initial Alterations in excess of Landlord’s Contribution shall be paid by Tenant. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of the Initial Alterations, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant hereunder. No part of Landlord’s Contribution may be assigned by Tenant prior to actual payment thereof by Landlord to Tenant.

          Section 30.2 Landlord shall make progress payments to Tenant on a monthly basis, for the work performed during the previous month, less a retainage of 10% of each progress payment (the “Retainage”). Each of Landlord’s progress payments will be limited to an amount equal to (a) the aggregate amounts (reduced by the Retainage) previously paid or then payable by Tenant (as certified by an authorized officer of Tenant and by Tenant’s independent, licensed architect) to Tenant’s contractors, subcontractors and material suppliers for the Initial Alterations (excluding any payments for which Tenant has previously been reimbursed out of previous disbursements from Landlord’s Contribution), multiplied by (b) a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Alterations, then Landlord’s reasonable estimate thereof) for the performance of all of the Initial Alterations shown on all plans and specifications approved by Landlord. Such progress payments shall be made within thirty (30) days after the delivery to Landlord of requisitions, signed by a financial officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) copies of paid receipted invoices from the contractors and subcontractors who performed the portions of Initial Alterations referred to in such requisition, and from the materialmen and suppliers who supplied the materials and supplies referred to in such requisition, (ii) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, and (iii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iv) such other documents and information as Landlord may reasonably request. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of a requisition therefor, accompanied by all documentation required under this Section 30.2, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Alterations by all Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Initial Alterations as required pursuant to Section 4.2(f), and (C) the issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Initial Alterations.

          Section 30.3 Notwithstanding anything contained in this Lease which may be deemed to the contrary, the Landlord’s Contribution shall be requested by Tenant, and the Landlord’s Contribution shall be paid by Landlord, only on account of Initial Alterations that are to be performed in or to those portions of the Premises that are to be actually occupied by Tenant for the conduct of its business therein, and no portion of the Landlord’s Contribution shall be requested by Tenant, and no portion of the Landlord’s Contribution shall be contributed or paid by Landlord, on account of any Alterations (Initial Alterations or otherwise) that are to be performed in or to any portion of the Premises that is covered by a sublease or proposed sublease or is otherwise to be occupied by any Person other than Tenant. The occupancy of any portion of the Premises by Tenant for the conduct of its business therein primarily for the purpose of circumventing the provisions of the preceding sentence shall be, for the purposes of the preceding sentence, deemed not to be the occupancy of the Premises or any portion thereof by Tenant for the conduct of its business therein.

          Section 30.4 If Landlord does not pay any installment of the Landlord’s Contribution when properly due Tenant in accordance with, and subject to, the terms and conditions of this Article and such failure continues for more than seven (7) days after Landlord receives notice from Tenant that same is overdue, then provided Landlord did not or does not notify Tenant prior to the expiration of such seven (7) day period that it disputes that such payment is due Tenant in accordance with, and subject to, the provisions of this Article, the amount of the Landlord’s Contribution that is so properly due but not paid, plus interest on the balance of such amount from time to time outstanding, from the date such amount was due through the date next preceding the date of which such amount is fully deducted (as hereinafter provided), at an annual interest rate equal to the Base Rate shall be deducted from the next installment(s) of Fixed Rent and Additional Rent payable hereunder. If Landlord sends such dispute notice in such time period, then Tenant shall not be permitted to make such deductions unless and until Tenant obtains a non-appealable judgment against Landlord indicating how much of Landlord’s Contribution remains payable to Tenant.

     ARTICLE 31. Right of First Offer — Fifth Floor

          Section 31.1 For purposes of this Lease, the following terms shall have the following meanings:

          (a) “Available for Leasing” means that at the time in question (i) no party leases or occupies the Expansion Space (or if leased or occupied, such party’s rights are scheduled to expire, and Landlord is prepared to market such space, within twelve (12) months of the time in question), whether pursuant to a written lease or other written agreement, and (ii) no party holds any written option or right to lease or occupy the Expansion Space that is superior to Tenant’s rights hereunder, or to renew its lease or rights of occupancy therefor.

          (b) “Expansion Space” means each of the three (3) rentable portions of the fifth (5th) floor of the Building indicated on Exhibit H as “A,” “B,” and “C”; except that if, together with the Expansion Space that Landlord is prepared to market, Landlord intends to market a portion of the Building that is not part of the Expansion Space, then at Landlord’s option (to be exercised in Landlord’s sole and absolute discretion), such portion of the Building that is not otherwise part of the Expansion Space shall be deemed part of the Expansion Space in question, shall be covered by the Expansion Notice and the provisions of this Article shall apply thereto.

          (c) “Substantially Changed Terms” means terms and conditions of any proposed lease of any of the Expansion Spaces to a third party, pursuant to which the overall economic benefits (taking into account all elements of transaction, including length of term) to Landlord are reduced by ten percent (10%) or more, as compared to the terms and conditions previously offered to Tenant in an Expansion Notice.

          Section 31.2 (a) If any portion of any of the Expansion Spaces becomes Available for Leasing during the Term, Landlord shall deliver notice thereof to Tenant (an “Expansion Notice”), describing the Expansion Space in question and setting forth Landlord’s determination of the then fair market Fixed Rent for the Expansion Space (the “FMV”). Provided that all of the conditions precedent set forth in this Article 31 are fully satisfied by Tenant, Tenant shall have the option (the “Expansion Option”), exercisable by Tenant delivering written notice to Landlord (an “Exercise Notice”) within fifteen (15) Business Days of the giving by Landlord of the Expansion Notice, to lease the Expansion Space in question on the terms and conditions set forth in this Article 31, and this Lease shall thereupon be modified as provided in Section 31.4. The Expansion Option may be exercised only with respect to all of the Expansion Space that is the subject of an Expansion Notice. Time shall be of the essence with respect to all periods of time expressly set forth in this Article 31. Following the timely giving of the Expansion Notice, the parties shall, if necessary negotiate in good faith for a period of fifteen (15) days to reach a mutually satisfactory Fixed Rent for the Expansion Space, and if the parties are unable to agree upon Fixed Rent at the end of such fifteen (15) day period, them Tenant shall have the right, by notice to Landlord given within ten (10) days after the end of such fifteen (15) day period, to either (i) rescind its giving of the Expansion Notice, or (ii) refer the dispute to arbitration as provided in Section 31.5.

          (b) If Tenant fails to timely give an Exercise Notice with respect to any of the Expansion Spaces, Landlord shall be free to lease such Expansion Space to any other Person, provided that Landlord shall not thereafter enter into a lease of such Expansion Space on terms and conditions that constitute Substantially Changed Terms unless Landlord shall first deliver to Tenant a revised Expansion Notice describing such Substantially Changed Terms. In such event, Tenant shall have the right, exercisable within seven (7) Business Days following Tenant’s receipt of such revised Expansion Notice from Landlord, to deliver to Landlord an Exercise Notice agreeing to enter into a lease of the applicable Expansion Space on such Substantially Changed Terms. Further, if Tenant fails to timely give an Exercise Notice with respect to any Expansion Space, or expressly declines to lease such Expansion Space, and Landlord enters into a lease of such Expansion Space with a third party, then if such Expansion Space shall thereafter become Available for Leasing during the Term of this Lease, then Landlord shall again give Tenant an Expansion Notice as and when such Expansion Space becomes Available for Leasing, on and subject to all of the terms and conditions of this Article 31.

          (c) Notwithstanding anything contained in this Article 31 to the contrary, Tenant shall have no Expansion Option for any Expansion Space that becomes Available for Leasing during the last three (3) years of the Term (inclusive of the Extension Term (as such term is defined in Section 33.1) if Tenant has theretofore exercised the Extension Option (as such term is defined in Section 33.1) in accordance with, and subject to, the provisions of Section 33.1), unless in the case of the last three (3) years of the initial Term where Tenant has not theretofore exercised the Extension Option in accordance with, and subject to, the provisions of Section 33.1, Tenant exercises the Extension Option in accordance with, and subject to, the provisions of Section 33.1 on or before the date on which Tenant delivers the Exercise Notice.

          Section 31.3 Tenant shall have no right to exercise the Expansion Option unless all of the following conditions have been satisfied or waived by Landlord on the date of the Exercise Notice and on the date (the “Expansion Space Commencement Date”) on which Landlord delivers to Tenant vacant possession of the Expansion Space, and free of occupancy rights (other than occupancy rights, if any, that become effective after Tenant’s leasehold interest in the Expansion Space ends), and an ACP-5 in respect of the Expansion Space:

               (i) No Material Default shall have occurred and be continuing under this Lease; and

               (ii) Original Tenant (or a permitted subtenant of the Original Tenant pursuant to Section 14.11, but not any other assignee, subtenant or successor tenant), and its Affiliates shall occupy all of the then-existing Premises Area.

          Section 31.4 Provided that Tenant timely delivers an Exercise Notice, then, subject to Tenant’s right to rescind its giving of the Expansion Notice pursuant to Section 31.2, effective on the Expansion Space Commencement Date, the Expansion Space shall be added to and be deemed to be a part of the Premises for all purposes of this Lease, on the following terms and conditions:

               (a) Tenant shall lease the Expansion Space upon all of the terms and conditions of this Lease except for Fixed Rent, which shall be equal to the FMV, as initially determined by Landlord, subject to Tenant’s right to arbitrate such determination of FMV as provided in Section 31.5;

               (b) Tenant shall pay Tenant’s Tax Payment with respect to the Expansion Space as provided in Article 7, and the Base Taxes applicable to the Expansion Space shall be the Base Taxes set forth in Section 7.1(c), and the Tenant’s Share shall be 0.59% for Expansion Space “A,” 0.49% for Expansion Space “B” and 0.17% for Expansion Space “C”;

               (c) Landlord will deliver the Expansion Space to Tenant in its then “as is” condition, and Landlord shall not be obligated to perform any work or make any payments to Tenant (in the nature of Landlord’s Contribution or otherwise) with respect thereto, and Sections 5.2 and 5.5, and Article 30 shall not apply to the Expansion Space;

               (d) The “Electrical Capacity” that Landlord shall make available to Tenant in respect of the Expansion Space shall be the same as the Electrical Capacity set forth in Subsection 10.1(a), adjusted on the basis of the Rentable Square Feet of the Expansion Space, as compared to the Rentable Square Feet of the Premises;

               (e) Landlord shall not be subject to any liability for failure to give possession of the Expansion Space to Tenant on any specific date and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed to extend the Term, except that fixed rent and additional rent with respect to the Expansion Space in question shall not be payable until possession of the Expansion Space shall be delivered to Tenant in the manner required hereunder. The provisions of this subsection (e) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Law, which shall be inapplicable hereto, and Tenant hereby waives any right to rescind the this Lease or any part hereof or the Exercise Notice which Tenant might otherwise have.

               (f) Unless Landlord and Tenant otherwise expressly agree in writing, Landlord shall have no obligation to amend the certificate of occupancy for the Building with respect to the Expansion Space.

          Section 31.5 If Tenant disputes Landlord’s calculation of the FMV as set forth in the Expansion Space Notice, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the New York metropolitan area in a calling related to the leasing of commercial and retail space in buildings comparable to the Building, and the fees of such arbitrator shall be shared equally by Landlord and Tenant.

          (b) Within fifteen (15) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the FMV, together with such information on comparable rentals, or such other evidence, as such party shall deem relevant. The arbitrator shall, within fifteen (15) days following such hearing and submission of evidence, render his or her decision by selecting the determination of the FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the FMV. The decision of such arbitrator shall be final and binding upon the parties.

          (c) For purposes of the determination of the FMV, whether by estimate of Landlord or by arbitration, Landlord or such arbitrator shall take into account the then current rentals or occupancy fees for the renting of or granting of use or occupancy rights for comparable space in the Building and in comparable buildings in Manhattan for the Permitted Use. The determination of the FMV shall be based on all relevant factors, including the assumptions and criteria stated in this Article 31, specifically including the factors set forth in Section 31.4, and the arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the FMV, the parties shall execute and deliver to each other an agreement setting forth the Fixed Rent for the Expansion Space as so determined.

          (d) If the final determination of Fixed Rent for the Expansion Space is not made on or before the Expansion Space Commencement Date, then pending such final determination, Tenant shall pay as Fixed Rent for the Expansion Space the amount of Fixed Rent as set forth by Landlord in the Expansion Notice. If, based on the final determination of such Fixed Rent, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand, or (ii) greater than Fixed Rent as finally determined, Landlord shall refund the amount of such excess to Tenant within thirty (30) days after demand.

          Section 31.6 If Landlord shall be prevented from delivering possession of any portion of the Expansion Space to Tenant as provided in this Article 31 for any reason, including the holding over or retention of possession of any tenant or any other occupant, the validity of this Lease shall not be impaired thereby, and Tenant shall take possession of the Expansion Space when, as and if vacant possession of the Expansion Space (free of occupancy rights (other than occupancy rights, if any, that become effective after Tenant’s leasehold interest in the Expansion Space ends)), and an ACP-5 in respect of the Expansion Space, are delivered to Tenant. In the event of any holding over by any tenant, subtenant or occupant of the Expansion Space beyond the scheduled expiration date of such Person’s lease, sublease or other occupancy agreement, regardless of the reason for such holding over, Landlord will promptly take all commercially reasonable actions to obtain possession of the Expansion Space, including commencing and prosecuting appropriate legal proceedings against any such holdover tenant, subtenant or occupant. The provisions of this Section 31.4 are intended to constitute “an express provision to the contrary” within the meaning of Section 223 a of the New York Real Property Law or any successor law or ordinance, and Tenant hereby waives any right to rescind this Lease with respect to the Expansion Space, except as set forth in the preceding sentence, and further waives the right to recover any damages from Landlord on account of Landlord’s failure to deliver possession of the Expansion Space to Tenant.

     ARTICLE 32. Security Deposit; Guaranty

          Section 32.1 Tenant has deposited with Landlord the sum of One Million Three Hundred Thirty-Eight Thousand Three Hundred Fifty and 00/100 Dollars ($1,338,350.00) as security for the full and faithful performance of all of the obligations of Tenant under this Lease (all or any part of such amount, the “Security Deposit”), in the form of the Letter of Credit as set forth in Section 31.2. If there occurs a default under any of the terms, covenants or conditions in this Lease on Tenant’s part to observe, perform or comply with (including, without limitation, the payment of any installment of Fixed Rent or any amount of Additional Rent), and, except in the case where the Term has ended or in the case of any of the events described in Section 16.1(d) of this Lease, Tenant fails to cure such default after the giving of any required notice under this Lease of such default and the expiration of any applicable cure period or if an Event of Default otherwise occurs, Landlord may draw on the Letter of Credit, and may use, apply or retain all or any part of the cash proceeds of the Letter of Credit for the payment of any Fixed or Additional Rent or any other sum in default or for the payment of any other amount that Landlord may spend or become obligated to spend by reason of such Event of Default, or to compensate Landlord for any other loss, cost or damage Landlord may suffer by reason of such Event of Default, to the extent permitted under applicable Laws. Tenant shall, within ten (10) days after notice from Landlord, deposit with Landlord a letter of credit, or an amendment to the original Letter of Credit, in an amount sufficient to restore the Security Deposit to the amount then required pursuant to the terms of this Article 32. Tenant’s obligation to make such payment shall be deemed a requirement that Tenant pay an item of Additional Rent, and Tenant’s failure to do so shall be a breach of this Lease. Landlord shall deposit any cash proceeds of the Letter of Credit in a standard interest-bearing security deposit account in a bank located in New York State. To the extent not prohibited by Law, Landlord shall be entitled to receive and retain as an administrative expense in an amount equal to interest on such proceeds at the rate of one percent (1%) per annum, which fee Landlord shall have the right to withdraw, at any time and from time to time, as Landlord may determine. So long as no Event of Default shall then be continuing, the balance of the interest, if any, shall be paid to Tenant annually, or, at Landlord’s option, credited against the next ensuing installments of Fixed Rent due hereunder, within a reasonable time following the date upon which the depository bank customarily makes interest payments. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on such funds. Tenant shall not assign or encumber any part of the Security Deposit, and no assignment or encumbrance by Tenant of all of any part of the Security Deposit shall be binding upon Landlord, whether made prior to, during, or after the Term. Landlord shall not be required to exhaust its remedies against Tenant or against the Security Deposit before having recourse to any other form of security held by Landlord, and recourse by Landlord to any Security Deposit shall not affect any remedies of Landlord provided in this Lease or available to Landlord under applicable Laws. So long as no Event of Default shall then have occurred and be continuing, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days after the expiration or sooner termination (other than a termination pursuant to Article 16) of the Term and Tenant’s surrender to Landlord of the Premises in accordance with the applicable provisi ons of this Lease.

          Section 32.2 Tenant shall deliver the Security Deposit to Landlord in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon any commercial bank, trust company, national banking association or savings and loan association having offices for banking and drawing purposes in the City of New York and which is a member of the New York Clearinghouse Association (the “Issuing Bank”) and which (or the parent company of which) shall have outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Corporation, and has combined capital, surplus and undivided profits of not less than $500,000,000.00. The Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Landlord (and substantially as shown on Exhibit C to this Lease), be for the account of Landlord, be in the amount of the Security Deposit then required to be deposited hereunder, and be fully transferable by Landlord one or more times to successor owners of the Building without the payment of any fees or charges by any party other than Tenant, provided that if the Letter of Credit is transferred at the request of Landlord more than once in any seven (7) year period, the transfer fees for each additional transfer shall be paid by Landlord. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term, unless the Issuing Bank sends notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than sixty (60) days prior to the then expiration date of the Letter of Credit that the Issuing Bank elects not to have such Letter of Credit renewed. Additionally, the Letter of Credit shall provide that Landlord shall have the right, exercisable at any time after Landlord’s receipt of the Non-Renewal Notice, by sight draft on the Issuing Bank, to receive the monies represented by the existing Letter of Credit and to hold such proceeds pursuant to the terms of this Article 32 as a cash security deposit pending the replacement Letter of Credit. If there occurs a default under any of the terms, covenants or conditions in this Lease on Tenant’s part to observe, perform or comply with (including, without limitation, the payment of any installment of Fixed Rent or any amount of Additional Rent), and, except in the case where the Term has ended or in the case of any of the events described in Section 16.1(d) of this Lease, Tenant fails to cure such default after the giving of any required notice under this Lease of such default and the expiration of any applicable cure period or if an Event of Default otherwise occurs, then Landlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuing Bank and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds as provided in this Section 32.2. Any portion of the cash proceeds of the Letter of Credit not so used or applied by Landlord in satisfaction of the obligations of Tenant as to which such Event of Default shall have occurred shall be deposited by Landlord and retained as a cash security deposit as provided in Section 32.1. If Landlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Tenant shall, within ten (10) days after written demand, deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit required pursuant to Section 32.1 on hand at all times during the Term. So l ong as no Event of Default shall then have occurred and be continuing, the Letter of Credit shall be returned to Tenant within sixty (60) days after the Expiration Date and after delivery of possession of the Premises to Landlord in accordance with the applicable provisions of this Lease. In the event of a sale or lease of Landlord’s interest in the Premises, within thirty (30) days of notice of such sale or leasing, Tenant, at Tenant’s expense, shall arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord, or have the Letter of Credit reissued in the name of the new landlord, and Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit; provided, however, that if the Letter of Credit is reissued, Landlord shall return the original Letter of Credit issued in Landlord’s name to Tenant.

          Section 32.3 Notwithstanding anything set forth in this Article 32 to the contrary, but subject to the provisions of Section 32.6 below, and provided that no Material Default shall have occurred during the immediately preceding twenty-four (24) month period, then after notice from Tenant to Landlord (the “Reduction Notice”) given not less than thirty (30) days prior to the date (the “Reduction Date”) which is the sixth (6th) anniversary of the Rent Commencement Date, the Security Deposit shall be reduced, on the Reduction Date, to $669,175.00.

          Section 32.4 Intentionally omitted

          Section 32.5 As of the date of this Lease, WebMD Corporation (“Guarantor”) Controls the Tenant named herein. Together with the Tenant named herein execution and delivery of this Lease to Landlord, Parent is executing and delivering to Landlord a guaranty (the “Guaranty”) of all of Tenant’s obligations under this Lease, as more particularly provided in the Guaranty. It shall be an Event of Default, and Landlord may exercise any or all of Landlord’s rights and remedies under this Lease, at law and in equity, if, any of the warranties or representations of Guarantor in the Guaranty are false, incorrect or misleading in any material respect.

          Section 32.6 If at any time during the Term when the Tenant under this Lease is the Tenant named herein, Guarantor sells, assigns or otherwise transfers its Ownership Interest in the Tenant named herein to another Person whereby such other Person Controls the Tenant named herein (such other Person being herein referred to as the “New Parent,” and the effective date that such Ownership Interest is so sold, assigned or transferred being herein referred to as the “Transfer Effective Date”), and provided further that (x) either (i) the New Parent is incorporated, organized or formed under the laws of any of the states of the United States, or (ii) if the New Parent is not incorporated, organized or formed under the laws of any of the states of the United States, the New Parent is then rated, “A” or better by Moody’s Investors Service and “A” or better by Standard & Poor’s Corporation, (y) is authorized to do business in the State of New York in accordance with the applicable laws of the State of New York, and (z) is subject to the jurisdiction of all of the courts of the State of New York and of the United States of America for the Southern District of New York:

          (a) If as of the Transfer Effective Date the tangible net worth of the New Parent, determined in accordance with generally accepted accounting principles, and certified to Landlord by an independent certified public accountant, is more than $1,100,000,000.00, then Guarantor may request Landlord to substitute the New Parent as the “Guarantor” under the Guaranty, in which event, provided that (i) at the time of such request this Lease is in full force and effect and no Event of Default has occurred and is continuing, and (ii) if such request is not made within thirty (30) days after the Transfer Effective Date, on the date Guarantor makes such request the tangible net worth of the New Parent, determined in accordance with generally accepted accounting principles, and certified to Landlord by an independent certified public accountant, is more than $1,100,000,000.00, Landlord shall promptly prepare and deliver to the New Parent a new Guaranty that is retroactively effective to the date of the original Guaranty and is materially identical in form and content to the original new Guaranty, except for defining the New Parent as the “Guarantor” thereunder and defining the “Lease” to mean this Lease and all amendments and modifications hereof. Thereafter, if the New Parent and Tenant duly, unconditionally and irrevocably execute, acknowledge and deliver to Landlord such new Guaranty within thirty (30) days after counterparts thereof are delivered to New Parent, (x) Guarantor shall be released and relieved of all its obligations under the original Guaranty, and (y) Landlord, promptly after Guarantor’s request therefor and receipt by Landlord of an agreement reasonably satisfactory to Landlord confirming such release, shall execute and deliver such agreement to Guarantor, but Guarantor’s failure to request such confirmation or Landlord’s failure to execute or deliver such agreement shall not affect the validity of such release provided that such conditions for such release set forth in this Lease have been satisfied; or

          (b) If as of the Transfer Effective Date the tangible net worth of the New Parent, determined in accordance with generally accepted accounting principles, and certified to Landlord by an independent certified public accountant, is between $1,100,000,000.00 and $600,000,000.00, then Guarantor may request Landlord to release Guarantor from its obligations under the Guaranty, in which event, provided that (i) at the time of such request this Lease is in full force and effect and no Event of Default has occurred and is continuing, and (ii) if such request is not made within thirty (30) days after the Transfer Effective Date, on the date Guarantor makes such request, the tangible net worth of the New Parent, determined in accordance with generally accepted accounting principles, and certified to Landlord by an independent certified public accountant, is between $1,100,000,000.00 and $600,000,000.00, and provided further that together with such request Tenant delivers to Landlord an amendment to the Letter of Credit (or a replacement of the Letter of Credit which, other than the amount thereof, is identical to the Letter of Credit being replaced) which increases the amount thereof to $5,353,400.00 (if the Transfer Effective Date is prior to the sixth (6th) anniversary of the Rent Commencement Date) or to $4,568,850.00 (if the Transfer Effective Date is on or after the sixth (6th) anniversary of the Rent Commencement Date), but which does not otherwise amend or modify same, whereupon (x) Guarantor shall be released and relieved of all its obligations under the original Guaranty, and (y) Landlord, promptly after Guarantor’s request therefor and receipt by Landlord of an agreement reasonably satisfactory to Landlord confirming such release, shall execute and deliver such agreement to Guarantor, but Guarantor’s failure to request such confirmation or Landlord’s failure to execute or deliver such agreement shall not affect the validity of such release provided that such conditions for such release set forth in this Lease have been satisfied. If the amount of the Security Deposit is so increased to $5,353,400.00 and provided that no Material Default shall have occurred during the immediately preceding twenty-four (24) month period, then after notice from Tenant to Landlord (the “Alternative Reduction Notice”) given not less than thirty (30) days prior to the Reduction Date, the Security Deposit shall be reduced, on the Reduction Date, to $4,568,850.00.

          Section 32.7 No failure by Tenant to give Landlord the Reduction Notice or the Alternative Reduction Notice, as the case may be, prior to the Reduction Date shall operate to waive or discharge Landlord’s obligation to so reduce the Security Deposit pursuant to Section 32.3 or Subsection 32.6(b), as the case may be, but the Reduction Date shall be deemed delayed until fifteen (15) days after Tenant shall give the Reduction Notice or the Alternative Reduction

Notice, as the case may be, with respect to the Reduction Date. Further, if a Material Default shall have occurred within the twenty-four (24) month period immediately preceding the Reduction Date, the Reduction Date, and Tenant’s rights to the applicable reduction in the Security Deposit, shall be deferred until such time as there shall have been no Material Default for a continuous period of twenty-four (24) months, at which time (if ever), Tenant shall then be entitled to give the Reduction Notice or the Alternative Reduction Notice, as the case may be. If for any reason Landlord is holding the Security Deposit in cash on the Reduction Date, and not in the form of a Letter of Credit pursuant to Section 32.2, Landlord shall refund to Tenant the amount by which the Security Deposit is reduced pursuant hereto within fifteen (15) days after the later to occur of the Reduction Date or the giving of the Reduction Notice or the Alternative Reduction Notice, as the case may be. If Landlord is holding the Security Deposit in the form of the Letter of Credit, then, provided that Tenant tenders to Landlord a replacement Letter of Credit on or about the Reduction Date in the appropriately reduced amount of the Security Deposit, Landlord shall exchange the Letter of Credit then held by Landlord for the Letter of Credit tendered by Tenant, Landlord hereby agreeing, at no cost to Landlord and without Landlord having less than the full amount of the Security Deposit in its possession at any time, to cooperate with Tenant and the issuers of the Letter of Credit then held by Landlord and of the Letter of Credit being tendered by Tenant to avoid (or to minimize the time period that) both Letters of Credit being (or are) outstanding at the same time.

     ARTICLE 33. Extension Option

          Section 33.1 Tenant shall have the option (the “Extension Option”) to extend the term of this Lease for a term (the “Extension Term”) of five (5) years to commence on the day (the “Extension Term Commencement Date”) next succeeding the Expiration Date and to expire on the day (the “Extension Term Expiration Date”) which is the fifth (5th) anniversary of the Expiration Date, which Extension Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Extension Exercise Notice”) on or before the date (the “Extension Exercise Notice Date”) which is twelve (12) months prior to the Expiration Date, TIME BEING OF THE ESSENCE, accompanied by an unconditional amendment to the Letter of Credit extending the outside expiration date thereof (if any) to a date that is no earlier than sixty (60) days after the Extension Term Expiration Date.

          Section 33.2 Notwithstanding anything contained in this Lease to the contrary, Tenant shall not have the Extension Option if on the date Tenant gives to Landlord the Extension Exercise Notice, (i) this Lease is not in full force and effect, or (ii) an Event of Default exists.

          Section 33.3 In addition to the provisions of Section 33.2 above, and notwithstanding anything contained in this Lease to the contrary, the Extension Option shall be deemed revoked, null and void, and of no further force or effect, and the Extension Exercise Notice (or purported Extension Exercise Notice) given in connection with Tenant’s attempt to exercise the Extension Option shall be ineffective and void ab initio as a Extension Exercise Notice, (i) if Tenant fails to give the Extension Exercise Notice to Landlord on or before the Extension Exercise Notice Date (TIME BEING OF THE ESSENCE) in the manner hereinbefore provided, accompanied by an unconditional amendment to the Letter of Credit extending the outside expiration date thereof (if any) to a date that is no earlier than sixty (60) days after the Extension Term Expiration Date, or (ii) if at the time of the giving of the Extension

Exercise Notice, this Lease is not in full force and effect, or there exists an Event of Default, or (iii) at the election of Landlord, by notice to Tenant, if the guarantors under any guaranty in respect of this Lease or the Premises fail to duly execute, acknowledge and deliver to Landlord within thirty (30) days after Landlord’s request therefor, an amendment to, and/or ratification of, such guaranty, prepared by Landlord, which confirms that such guaranty includes and covers the Extension Term and is otherwise in full force and effect, or (iv) if prior to the Extension Term Commencement Date, this Lease or the Term has ended, expired or is not otherwise in full force and effect, or there exists any Event of Default. Notwithstanding anything contained in this Lease which may be deemed to the contrary, if Tenant exercises the Extension Option, but prior to the Extension Term Commencement Date, this Lease or the term hereof has ended, expired or is not otherwise in full force and effect as a result of any Event of Default, then, solely for the purposes of calculating the damages to which Landlord is entitled under Article 17 of this Lease, the Term shall be deemed to have been extended by the Extension Term, and the annual Fixed Rent and the annual Storage Fee for each year of the Extension Term shall be deemed to be 102% of the annual Fixed Rent and 102% the annual Storage Fee, respectively, for the immediately preceding year of the Term, without taking into account any abatements thereof under Article 12 hereof or otherwise.

          Section 33.4 The Extension Term, if any, shall be upon, and subject to, all of the terms, covenants and conditions provided in this Lease for the initial term hereof (including, without limitation, subsection 7.1(c), except that:

          (a) any terms, covenants, or conditions hereof that are expressly or by their nature inapplicable to the Extension Term (including, without limitation, this Article 33 hereof) shall not apply during the Extension Term; and

          (b) the annual Fixed Rent and the annual Storage Fee payable by Tenant during the first (1st) year of the Extension Term shall, subject to adjustment as otherwise in this Lease provided, be an amount equal to 100% of the fair market rental value of the Premises and of the Storage Space, to be determined as provided in Sections 33.5 and 33.6 hereof and to be calculated as of the Extension Term Commencement Date on the basis of a new letting of the Premises and of the Storage Space for the Extension Term for a term of five (5) years, taking into account no change in the Base Taxes and taking into account that the annual Fixed Rent and the annual Storage Fee payable by Tenant during each year of the Extension Term after the first (1st) year of the Extension Term shall be increased by 2% (as hereinafter more particularly provided); and the annual Fixed Rent and the annual Storage Fee payable by Tenant during each year of the Extension Term after the first (1st) year of the Extension Term shall be 102% of the annual Fixed Rent and the annual Storage Fee, respectively, payable for the immediately preceding year of the term of this Lease, without taking into account any abatements thereof under Article 12 hereof or otherwise. The amount which equals the fair market rental value of the Premises and of the Storage Space for the Extension Term is herein referred to as the “FMV Amount.” The determination of the fair market rental value of the Premises and of the Storage Space pursuant to this Lease shall be based on all relevant factors presented by Landlord or Tenant.

          Section 33.5 The initial determination of the FMV Amount shall be made by Landlord. Landlord shall give notice (a “Rent Notice”) to Tenant of the proposed FMV Amount on or before the date which is six (6) months prior to the Extension Term Commencement Date. The FMV Amount so determined by Landlord shall be deemed conclusive and binding upon Tenant unless on or before the date (the “Determination Date”) which is ninety (90) days after Landlord gives to Tenant the Rent Notice (a) Tenant gives to Landlord notice (the “Dispute Notice”) that Tenant disputes the FMV Amount so determined by Landlord, or (b) Landlord and Tenant agree in writing (which agreement (an “FMV Agreement”) shall be duly executed and delivered by Landlord and Tenant) upon the Fixed Rent and the Storage Fee for the Extension Term. If Landlord and Tenant fail to so agree upon the Fixed Rent and the Storage Fee for the Extension Term, the FMV Amount for the Extension Term shall be determined by arbitration pursuant to Section 33.6 below.

          Section 33.6 If Tenant gives to Landlord a Dispute Notice in respect of the FMV Amount so determined by Landlord as provided in Section 33.5 above, and Landlord and Tenant fail to execute and deliver an FMV Agreement on or before the Determination Date, then the FMV Amount for the Extension Term shall be determined by arbitration as follows:

          (a) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than thirty (30) days after the Determination Date. If either Landlord or Tenant fail to appoint an arbitrator within such period of time and thereafter fail to do so by written notice given within a period of five (5) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the City and State of New York), upon request of either Landlord or Tenant, as the case may be;

          (b) The two (2) arbitrators appointed as above provided appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within sixty (60) days after their appointment, such third (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

          (c) All of such arbitrators shall be New York State licensed real estate brokers having not less than ten (10) years experience in representing owners or tenants in commercial leasing transactions in respect of first-class office buildings in downtown Manhattan; and

          (d) The three (3) arbitrators, selected as aforesaid, forthwith shall convene and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successor, which decision shall be strictly limited to a determination of the FMV Amount (as defined in Section 33.4 above), within thirty (30) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing. The first two (2) arbitrators appointed as above provided shall each determine the FMV Amount, and if such determinations are not identical, the third (3rd) arbitrator shall select the determination of one of the two (2) other arbitrators that such third (3rd) arbitrator determines is closest to its valuation. Insofar as the same is in compliance with the provisions and conditions of this Article, the decision of the first two (2) arbitrators appointed (if their determinations are identical), or of the third (3rd) arbitrator (if the determination of the first two (2) arbitrators are not identical) shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data which the arbitrators may discover by investigation and inquiry outside such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within thirty (30) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to the Supreme Court of the State of New York, New York County, or to any other court having jurisdiction and exercising the functions similar to those now exercised by such court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper, to determine the question in dispute consistently with the provisions of this Lease. The cost and expense of such arbitration, action, proceeding, or otherwise shall be borne equally by Landlord and Tenant, but Landlord and Tenant shall each pay their own attorneys’ fees and disbursements and witnesses fees.

          Section 33.7 If Tenant gives to Landlord a Dispute Notice in respect of the FMV Amount so determined by Landlord as provided in Section 33.5, and the Fixed Rent and the Storage Fee for the Extension Term shall not be finally determined pursuant to the terms of Section 33.5 or 33.6 hereof on or before the Extension Term Commencement Date, then:

          (a) The annual Fixed Rent and the Storage Fee payable by Tenant during the Extension Term until the Fixed Rent and the Storage Fee for the Extension Term shall be so finally determined shall, subject to adjustment as herein provided, be equal to 102% of the annual Fixed Rent and of the Storage Fee, respectively, in effect on the last day of the initial term of this Lease, without taking into effect any abatement, offset or reduction (the “Extension Minimum Rent”); and

          (b) If the Fixed Rent or the Storage Fee for the Extension Term, as finally determined pursuant to the terms of Section 33.6 hereof, shall be greater or less than the Fixed Fee component of the Extension Minimum Rent or the Storage Fee component of the Extension Minimum Rent, as the case may be, then (i) the annual Fixed Rent and/or the Storage Fee payable by Tenant for the balance of the Extension Term shall be and become the Fixed Rent and/or the Storage Fee, as the case may be, as so finally determined, and (ii) if the Fixed Rent or the Storage Fee for the Extension Term, as finally determined, shall be greater than the Fixed Fee component of the Extension Minimum Rent or the Storage Fee component of the Extension Minimum Rent, as the case may be, Tenant shall, within thirty (30) days after Landlord’s demand therefor, pay to Landlord an amount equal to the difference between (x) the actual Fixed Rent or the actual Storage Fee, as the case may be, paid to Landlord during the Extension Term before such final determination, and (y) the Fixed Rent or the Storage Fee, as the case may be, that would have been payable by Tenant if the Fixed Rent or the Storage Fee, as the case may be, for the Extension Term had been finally determined prior to Extension Term Commencement Date; or if the Fixed Rent or the Storage Fee for the Extension Term, as finally determined, shall be less than the Fixed Fee component of the Extension Minimum Rent or the Storage Fee component of the Extension Minimum Rent, as the case may be, Landlord shall, within twenty (20) days after Tenant’s demand therefor pay to Tenant an amount equal to the difference between the sum of the amount described in clause (x) above and the sum of the amount described in clause (y) above, as applicable to the Fixed Rent and/or the Storage Fee.

          Section 33.8 If, in accordance with and subject to, all of the terms, covenants and conditions contained in this Article, the term of this Lease is extended for the Extension Term, then “Expiration Date,” as such term is used in this Lease, shall mean the “Extension Term Expiration Date,” and “Term,” “term of this Lease” (and comparable words), shall mean the initial term of this Lease, as extended by the Extension Term. Notwithstanding anything which may be contained in this Lease to the contrary, Landlord shall have no obligation or duty, nor shall Landlord be required, to make any repairs, installations, alterations or improvements to the Premises or any portion thereof (including, without limitation, painting, finishing, plastering or decorating), with respect to the Extension Term, provided, however, that nothing contained in this sentence shall affect Landlord’s obligations to perform the repairs that Landlord is expressly required to make under this Lease. Except as expressly set forth in this Article, Tenant shall not have any option or right to extend or renew the term of this Lease.

     ARTICLE 34. Miscellaneous

          Section 34.1 (a) The obligations of Landlord under this Lease accruing after a sale, conveyance or transfer of the Real Property shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and the transferee of Landlord’s interest in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease. Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property (including rents, insurance, sale and condemnation proceeds prior to their distribution or application by Landlord) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

          (b) Notwithstanding anything set forth in this Lease to the contrary, Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and no partner, member, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Landlord (collectively, the “Landlord Exculpated Parties”) shall be personally liable for the performance of Landlord’s obligations under this Lease. Tenant shall not seek any damages against any of the Landlord Exculpated Parties. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

          (c) Notwithstanding anything set forth in this Lease to the contrary, Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder and no partner, member, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Tenant (collectively, the “Tenant Exculpated Parties”) shall be personally liable for the performance of Tenant’s obligations under this Lease. Landlord shall not seek any damages against any of the Tenant Exculpated Parties. In no event shall Tenant be liable for, and Landlord, on behalf of itself and all Landlord Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

          Section 34.2 Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment; provided, however, if Landlord is determined to have acted unreasonably, Landlord shall reimburse Tenant for all of its costs and expenses and legal fees with respect to any action commenced against Landlord.

          Section 34.3 (a) Landlord will, at the request of Tenant, maintain listings on the directory in the Building lobby of the names of Tenant and any officers or employees of Tenant, for so long as Landlord maintains a Building lobby directory, provided that the number of listings shall be in the same proportion to the capacity of the Building directory as the Premises Area bears to the Rentable Square Foot area of the Building. Tenant shall deliver to Landlord, on or prior to the Commencement Date, a list of all names to be included in the directory. Tenant may deliver revised listings to Landlord, but in no event shall Landlord be obligated to revise the Building directory more often than once a month. There shall be no charge to Tenant for its initial listings on the Building directory, but Tenant shall pay Landlord’s then charge for revising any listing on the Building directory, the current charge for which is $35.00 for each revised listing requested by Tenant.

          (b) Tenant shall have the right to install identifying signage in the seventh (7th) floor passenger elevator lobby on the Eighth Avenue side of the Building, of dimensions, materials, design and appearance subject to Landlord’s written approval, which shall not be unreasonably withheld.

          Section 34.4 (a) This Lease may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

          (b) This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements executed in and to be performed wholly within the State.

          (c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

          (d) If at the commencement of, or at any time or times during the Term, the Fixed Rent and Additional Rent reserved in this Lease shall not be fully collectible by reason of any

Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) Fixed Rent and Additional Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to (A) the items of Fixed Rent and Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (B) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

          (e) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

          Section 34.5 Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of New York or the Federal courts sitting in New York City; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant hereby irrevocably appoints the Secretary of the State of New York as its authorized agent upon which process may be served in any such action or proceeding.

          Section 34.6 Tenant hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Tenant may be entitled, and agrees not to assert any claims of any such immunities in any action brought by Landlord under or in connection with this Lease. Tenant acknowledges that the making of such waivers, and Landlord’s reliance on the enforceability thereof, is a material inducement to Landlord to enter into this Lease.

     ARTICLE 35. Right of First Offer — Seventh Floor

          Section 35.1 For the purposes of this Lease, the rentable portions of the seventh (7th) floor of the Building that are not leased by Tenant from time to time and which are not vacant as of the date of this Lease (those portions of the seventh (7th) floor of the Building that are vacant as of the date of this Lease being identified as “Vacant” on Exhibit I) are herein referred to as the “Subject Space.” If at any time during the Term, Landlord intends to lease to a “bona fide third party tenant” (as hereinafter defined) all or any portion of the Subject Space (the portion of the Subject Space that Landlord so intends to lease at the time in question being hereinafter referred to as the “Offer Space”), then, provided that at such time this Lease is in full force and effect and no Event of Default exists, Landlord shall give to Tenant notice of Landlord’s intention to so lease the Offer Space (the “Offer Space Notice”) setting forth the material terms and conditions (collectively, the “Offer Terms”) upon which Landlord is willing, in good faith, to lease the Offer Space including: (a) the commencement date of the proposed letting (the “Offer Space Lease Commencement Date”) and the expiration date of the proposed letting (the “Offer Space Lease Expiration Date”), (b) the annual rental payable during the Offer Space Term (as hereinafter defined), (c) any material additional rent payable with respect to the Offer Space, including, without limitation, any additional rent related to increases in real estate taxes or operating expenses for the Building, increases in any price index or wage or labor rate, and any sprinkler or water charges, (d) the dollar amount of any work which Landlord is willing to perform or pay for in the Offer Space (including performing in the Offer Space any Landlord’s Work, to the extent not previously performed in the Offer Space), (e) any concession or free rent period applicable to the proposed letting, (f) any other terms and conditions which Landlord deems material, (g) the rentable area of the Offer Space, and (h) a floor plan of the Offer Space. During the ten (10) business day period commencing on the date that Landlord gives the Offer Space Notice to Tenant, Tenant shall have the option (the “Offer Space Option”) to lease the Offer Space from Landlord for the period (the “Offer Space Term”) commencing on the Offer Space Lease Commencement Date and expiring on the Offer Space Lease Expiration Date. Tenant shall exercise the Offer Space Option by giving Landlord notice thereof (the “Exercise Notice”) on or before the last day of such ten (10) business day period (which last day is hereinafter referred to as the “Exercise Notice Date”), TIME BEING OF THE ESSENCE.

          Section 35.2 Tenant shall have no right to exercise the Offer Space Option unless all of the following conditions have been satisfied or waived by Landlord on the date of the Exercise Notice and on the Offer Space Lease Commencement Date:

               (i) No Material Default shall have occurred and be continuing under this Lease; and

               (ii) Original Tenant (or a permitted subtenant of the Original Tenant pursuant to Section 14.11, but not any other assignee, subtenant or successor tenant), and its Affiliates shall occupy all of the then-existing Premises Area.

          Section 35.3 Notwithstanding anything contained in this Article to the contrary, the Offer Space Option shall be deemed revoked, null and void, and of no further force or effect, and the Exercise Notice (or purported Exercise Notice) given in connection with Tenant’s attempt to exercise the Offer Space Option shall be ineffective and void ab initio as an Exercise Notice, (a) if Tenant fails to give the Exercise Notice to Landlord on or before the Exercise Notice Date, TIME BEING OF THE ESSENCE, in the manner hereinbefore provided (except as otherwise expressly provided in Section 35.6 below), or (b) if the notice given to Landlord amends, modifies or supplements (or attempts or purports to amend, modify or supplement) any of the Offer Terms set forth in the Offer Space Notice, or (c) if Tenant fails to duly execute, acknowledge and deliver to Landlord a lease agreement or amendment of this Lease (in either case an “Offer Space Lease”) with respect to the Offer Space, prepared by Landlord and substantially in the form and content set forth in Section 35.4 below, within ten (10) business days after Landlord delivers counterparts of the Offer Space Lease to Tenant, or (d) if the guarantors under any then guaranty in respect of this Lease or the Premises fail to duly execute, acknowledge and deliver to Landlord, together with the Offer Space Lease, an amendment to such guaranty, prepared by Landlord, which covers the Offer Space Lease and the Offer Space, or (e) if on the Offer Space Lease Commencement Date, this Lease is not in full force and effect or a Material Default shall have occurred and be continuing under this Lease; Tenant hereby agreeing that Landlord, in its sole and absolute discretion, may waive any one (1) or more or the conditions set forth in this Section, provided such waiver is expressly set forth in a written notice to Tenant from Landlord.

          Section 35.4 If Tenant shall give the Exercise Notice to Landlord on or before the Exercise Notice Date, TIME BEING OF THE ESSENCE, and in the manner set forth in Section 35.1 above, the parties hereto shall enter into the Offer Space Lease with respect to the Offer Space, which Offer Space Lease shall contain all of the same terms, covenants and conditions contained in this Lease, except that:

          (a) Those terms and conditions set forth in the Offer Space Notice that are expressly different than the corresponding provisions in this Lease, shall supersede and replace such corresponding provisions, or shall modify such corresponding provisions accordingly;

          (b) Those terms and conditions set forth in the Offer Space Notice that are in addition to the terms and conditions of this Lease, shall be added to the Offer Space Lease;

          (c) No portion of the Offer Space may be used as Permitted Data Center, Calling Center or Production Studio, unless Tenant agrees in writing, in form and substance reasonably acceptable to Landlord, to relocate the Permitted Data Center, Calling Center and/or Production Studio from the Premises to the Offer Space, in which event this Lease and the Offer Space Lease shall be amended accordingly, by, among other things, deleting from this Lease the provisions permitting portions of the Premises to be used for the Permitted Data Center, Calling Center and/or Production Studio from the Premises to the Offer Space, as the case may be, and adding such provisions to the Offer Space Lease;

          (d) Sections 5.2, 5.5, 10.9, 10.10 and Articles 29, 30, 31, 33 and this 35 of this Lease shall be omitted, except to the extent the Offer Space Notice provides otherwise (in which case such provisions shall be amended accordingly) and the Offer Space Lease shall provide that Tenant has inspected the Offer Space, is fully familiar with the condition thereof, shall accept possession of the Offer Space on the Offer Space Lease Commencement Date in its then “as-is” condition and acknowledges that neither Landlord, nor any of Landlord’s representatives agents or employees, has made any representations or warranties with respect to the Offer Space, except, in each of the foregoing cases, to the extent the Offer Space Notice provides otherwise, in which case such provisions shall be amended accordingly;

          (e) The Offer Space Lease Commencement Date shall not occur until Landlord delivers to Tenant vacant possession of the Offer Space in question, and free of occupancy rights (other than occupancy rights, if any, that become effective after Tenant’s leasehold interest in the Offer Space ends) and an ACP-5 in respect of the Offer Space in question. Landlord shall not be subject to any liability for failure to give possession of the Offer Space to Tenant or the failure to deliver such ACP-5 on any specific date and the validity of the Offer Space Lease shall not be impaired under such circumstances, nor shall the same be construed to extend the Offer Space Term, except that fixed rent and additional rent under the Offer Space Lease only shall be abated until possession of the Offer Space and the ACP-5 shall be delivered to Tenant in the manner required hereunder. The provisions of this subsection (e) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property

Law or any successor Law, which shall be inapplicable hereto, and Tenant hereby waives any right to rescind the Offer Space Lease which Tenant might otherwise have thereunder.

          (f) Landlord shall have no obligation to amend the certificate of occupancy for the Building with respect to the Offer Space, except to the extent the Offer Space Notice provides otherwise;

          (g) The Offer Space Lease shall contain a provision, and this Lease shall be amended to contain a provision, that a default of any of the terms, covenants or conditions of the Offer Space Lease or this Lease, as the case may be, on Tenant’s part to observe, perform or comply with (after any required notice and the expiration of any applicable cure period), shall be an “Event of Default” under both this Lease and the Offer Space Lease; and

          (h) The Offer Space Lease shall provide that the Offer Space may be serviced by the Antenna Equipment (as defined in Section 10.10), but the Offer Space Lease shall not contain a separate provision similar to said Section 10.10.

          Section 35.5 For the purposes of this Article, a “bona fide third party tenant” shall mean any Person (it being understood and agreed that a “bona fide third party tenant” does not have to be a specific Person but can or may be a hypothetical Person) with whom Landlord has (or would have) no direct or indirect relationship (other than as a prospective tenant of the Building) that would be leasing the Offer Space for its own use. For the purposes of this Article, “bona fide third party tenant” shall exclude the then tenants and occupants of the Offer Space, all Persons who, on the date of this lease, have the right or option to lease or otherwise use or occupy the Offer Space or any portion thereof, and each and every assignee, subtenant, affiliate, subsidiary or parent of such tenants, occupants and Persons. Therefore, Tenant shall have no Offer Space Option if Landlord desires or intends to lease, and does lease, the Offer Space to a Person that is not a bona fide third-party tenant. Landlord makes no representation or warranty as to the present or future availability of the Subject Space.

          Section 35.6 If Landlord gives to Tenant the Offer Space Notice and if Tenant fails to give the Exercise Notice to Landlord on or before the Exercise Notice Date and in the manner hereinbefore provided, and thereafter Landlord intends to lease the Offer Space to a bona fide third party tenant upon Substantially Changed Terms (as defined in Section 31.1), then, subject to and in accordance with the provisions of this Article, Landlord shall give to Tenant a new Offer Space Notice, and Tenant shall have the Offer Space Option with respect to such new Offer Space Notice, as set forth above, except that the new Offer Space Notice shall set forth such new terms and conditions.

          Section 35.7 If for any reason, an Offer Space Option is not exercised in accordance with, and subject to, the applicable provisions of this Article, or is waived, rejected or revoked or deemed waived, rejected or revoked, Landlord may, but shall not be obligated, at any time or from time to time, lease, license or otherwise permit the use of, all or any portions of the Offer Space in question to any third-party upon any terms and conditions that are acceptable to Landlord, subject to the provisions of Section 35.6; provided, however, that if after leasing, licensing or otherwise permitting the use of all or any portions of the Offer Space in question to a third-party, but during the Term, Landlord again intends to lease the Offer Space in question to a

“bona fide third party tenant,” then, provided that at such time this Lease is in full force and effect and no Event of Default exists, Landlord shall give to an Offer Space Notice with respect thereto, and Tenant shall have the Offer Space Option in respect thereof, in accordance with, and subject to, the provisions of this Article.

          Section 35.8 Except as expressly set forth in this Lease, Tenant shall not have any option to lease the Subject Space or any portions thereof or any other portion of the Building.

          In Witness Whereof, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

Landlord:	111 CHELSEA COMMERCE LP,

By: Taconic GP Chelsea Holdings LLC, general partner

By: Taconic Chelsea Holdings LLC, managing member

By: Taconic SL Principals LLC, managing member

	By:	/s/ Paul Pariser

Tenant:	WEBMD, INC.

	By:	/s/ Douglas W. Wamsley

Name: Douglas W. Wamsley
Title: Senior Vice President — Legal

Tenant’s Federal Tax Identification Number: 20-2783228

ACKNOWLEDGMENT BY TENANT
(TAKEN WITHIN NEW YORK STATE)

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

          On the ___day of July, 2004, before me, the undersigned, personally appeared _____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

(Affix Notarial Stamp)

ACKNOWLEDGMENT BY TENANT
(TAKEN OUTSIDE OF NEW YORK STATE)

STATE OF	)
:ss.:
COUNTY OF	)

          On the ___day of July, 2004, before me, the undersigned, personally appeared _____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of _____________________, State of _____________________.

Notary Public

Print Name:

Qualified in State of

County of

My Commission expires:

(Affix Notarial Stamp/Seal)